UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Corporate Headquarters

April 8, 2016

Dear Stockholder:
You are cordially invited to attend our Annual Meeting of Stockholders on May 23, 2016, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida, at 4:00 p.m. local time. In the following Notice of 2016 Annual Meeting and Proxy Statement, we describe the matters you will be asked to vote on at the meeting.
The Securities and Exchange Commission rules allow us to furnish our proxy materials to you over the Internet. This allows us to provide important information to you in a more timely, efficient and cost-effective manner.
Your vote is very important. I urge you to vote on the Internet, by telephone or by mail in order to be certain that your stock is represented at the meeting, even if you plan to attend.

By:	/s/Paul G. Boynton
Paul G. Boynton Chairman, President and Chief Executive Officer

Rayonier Advanced Materials Inc. 1301 Riverplace Boulevard, Suite 2300 Jacksonville, FL 32207
Telephone (904) 357-4600 Fax (904) 357-9101

Corporate Headquarters

April 8, 2016

NOTICE OF 2016 ANNUAL MEETING
Notice is hereby given that the 2016 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc., a Delaware corporation, will be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Monday, May 23, 2016 at 4:00 p.m. local time, for purposes of:

1)	reelecting the three Class II directors to terms expiring in 2019;

2)	approving, in a non-binding vote, the compensation of our named executive officers as disclosed in the attached Proxy Statement;

3)	approving, for purposes of IRC Section 162(m), the Amended Rayonier Advanced Materials Non-Equity Incentive Plan;

4)	approving, for purposes of IRC Section 162(m), the Amended Rayonier Advanced Materials Incentive Stock Plan;

5)	approving an amendment to the Rayonier Advanced Materials Incentive Stock Plan to impose certain limits on equity compensation paid to directors;

6)	ratifying the appointment of Grant Thornton as our independent registered public accounting firm for 2016; and

7)	acting upon such other matters as may properly come before the meeting.
All Rayonier Advanced Materials stockholders of record at the close of business on March 28, 2016 are entitled to vote at the meeting.
We urge you to vote your stock over the Internet, by telephone or through the mail at your earliest convenience.

By:	/s/Michael R. Herman
Michael R. Herman Corporate Secretary

Rayonier Advanced Materials Inc. 1301 Riverplace Boulevard, Suite 2300 Jacksonville, FL 32207
Telephone (904) 357-4600 Fax (904) 357-9101

PROXY STATEMENT
2016 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc.
Monday, May 23, 2016

The 2016 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc. (the “Annual Meeting”) will be held on May 23, 2016, for the purposes set forth in the accompanying Notice of 2016 Annual Meeting. This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We may refer to Rayonier Advanced Materials Inc. in this Proxy Statement as “we”, “us”, “our”, the “Company” or “Rayonier Advanced Materials”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
We are utilizing Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Internet Notice tells you how to access and review the Proxy Statement and our 2016 Annual Report to Stockholders (the “Annual Report”), which includes our 2015 Annual Report on Form 10-K, as well as instructions how to submit your proxy over the Internet. If you received the Internet Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting printed materials included in the Internet Notice.
The Internet Notice, these proxy solicitation materials and our Annual Report were first made available on the Internet and mailed to certain stockholders on or about April 8, 2016.
The Notice of 2016 Annual Meeting, this Proxy Statement and our Annual Report are available at www.ProxyVote.com.

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:
You are being asked by the Company to vote on six matters: (1) the reelection of three Class II directors: C. David Brown, II, Thomas I. Morgan and Lisa M. Palumbo (information about each nominee is included in the “Information as to Nominees for Election to the Board of Directors” section); (2) the approval, in a non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement (referred to herein as “Say on Pay”, information can be found in the “Advisory Vote on Say on Pay” section); (3) approval for purposes of IRC Section 162(m) the Amended Rayonier Advanced Materials Non-Equity Incentive Plan (more information can be found in “Item 3”); (4) approval for purposes of IRC Section 162(m) the Amended Rayonier Advanced Materials Incentive Stock Plan (more information can be found in “Item 4”); (5) approval of an amendment to the Rayonier Advanced Materials Incentive Stock Plan to impose certain limits on equity compensation paid to directors (more information can be found in “Item 5”); and (6) ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2016 (more information can be found in the “Ratification of Independent Registered Public Accounting Firm” section). The Board of Directors recommends that you vote “FOR” each of the director nominees listed above and “FOR” each of the other proposals.

Q:	WHO IS ENTITLED TO VOTE?

A:
The record holder of each of the 43,367,863 shares of Rayonier Advanced Materials common stock (“Common Stock”) outstanding at the close of business on March 28, 2016 is entitled to one vote for each share of stock owned.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your Internet Notice or proxy card.

•
You can vote by telephone by following the “Vote by Phone” instructions on the www.ProxyVote.com website referred to in the Internet Notice, or, if you receive hard copies of the proxy solicitation materials, by following the “Vote by Phone” instructions referred to in your proxy card.

•
If you receive hard copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your stock will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your stock will be voted in accordance with the recommendations of the Board of Directors.

•
You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your stock in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE STOCK THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:	If you hold Common Stock of the Company through any of the following employee benefit plans, you vote them by following the instructions above:
Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees
Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees
Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees
Note that if you do not vote your stock held in any of these Company employee benefit plans or do not specify your voting instructions on your proxy card, the trustee of the employee benefit plans will vote your plan stock in the same proportion as the stock for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for stock held in the above employee benefit plans must be received by May 18, 2016.

Q:	WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

A:
To attend the Annual Meeting, you will need to bring (1) proof of ownership of Common Stock as of the record date, which is the close of business on March 28, 2016 and (2) a valid government-issued photo identification. If you are a stockholder of record, proof of ownership can include your proxy card or the Internet Notice. If your stock is held in the name of a broker, bank or other holder of record, you must present proof of your beneficial ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your stock at the Annual Meeting) or a bank or brokerage account statement (in which case you will not be able to vote your stock at the Annual Meeting), reflecting your ownership of Common Stock as of the record date. If you do not have proof of ownership together with a valid picture identification, you will not be admitted to the meeting.

Admission to the Annual Meeting is limited to stockholders as of the record date and one immediate family member; one individual properly designated as a stockholder’s authorized proxy holder; or one qualified representative authorized to present a stockholder proposal properly before the meeting.

No cameras, recording equipment, large bags, briefcases, or packages will be permitted in the Annual Meeting. The Company may implement additional security procedures to ensure the safety of the meeting attendees.

Q:	IS MY VOTE CONFIDENTIAL?

A:
Proxy cards, ballots and reports of Internet and telephone voting results that identify individual stockholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit Broadridge and our inspector of elections to tabulate and certify the vote;

•	as required by law;

•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT STOCK IS COVERED BY MY INTERNET NOTICE OR PROXY CARD?

A:	You should have been provided an Internet Notice or proxy card for each account in which you own Common Stock either:

•	directly in your name as the stockholder of record, which includes stock purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR PROXY CARD?

A:
It means that you have multiple accounts in which you own Common Stock. Please vote all stock in each account for which you receive an Internet Notice or proxy card to ensure that all your stock is voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare. All communications concerning stock you hold in your name, including address changes, name changes, requests to transfer stock and similar issues, can be handled by making a toll-free call to Computershare at 1-866-246-0322. From outside the U.S. you may call Computershare at 201-680-6578.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:

•
voting on the Internet or by telephone before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting or, for employee benefit plan stock, the cut off date noted above (only your most recent Internet or telephone proxy is counted);

•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting;

•	giving timely written notice of revocation of your proxy to our Corporate Secretary at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, Florida 32207; or

•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:
In order to conduct the Annual Meeting, a majority of the Common Stock outstanding as of the close of business on March 28, 2016 must be present, either in person or represented by proxy. All stock voted pursuant to properly submitted proxies and ballots, as well as abstentions and stock voted on a discretionary basis by banks or brokers in the absence of voting instructions from their customers, will be counted as present and entitled to vote for purposes of satisfying this requirement.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:
The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect that nominee as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections.

Please note that under New York Stock Exchange (“NYSE”) rules, banks and brokers are not permitted to vote the uninstructed stock of their customers on a discretionary basis (referred to as “broker non-votes”) in the election of directors. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock in the election of directors, no votes will be cast on your behalf in the election of directors. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY ON PAY” PROPOSAL?

A:
The affirmative vote of a majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval, on an advisory basis, of the Say on Pay proposal. Abstentions will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will not affect the outcome of the proposal.

Banks and brokers are not permitted to vote uninstructed stock for any Company proposals relating to executive compensation. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSAL TO APPROVE, FOR PURPOSES OF IRC SECTION 162(m), THE AMENDED RAYONIER ADVANCED MATERIALS NON-EQUITY INCENTIVE PLAN?

A:
The affirmative vote of a majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposal to approve, for purposes of IRC Section 162(m), the Amended Rayonier Advanced Materials Non-Equity Incentive Plan. Abstentions will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will not affect the outcome of the proposal.

Banks and brokers are not permitted to vote uninstructed stock for any Company proposals relating to executive compensation. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSAL TO APPROVE, FOR PURPOSES OF IRC SECTION 162(m), THE AMENDED RAYONIER ADVANCED MATERIALS INCENTIVE STOCK PLAN?

A:
The affirmative vote of a majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposal to approve, for purposes of IRC Section 162(m), the Amended Rayonier Advanced Materials Incentive Stock Plan. Abstentions will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will not affect the outcome of the proposal.

Banks and brokers are not permitted to vote uninstructed stock for any Company proposals relating to executive compensation. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSAL TO AMEND THE RAYONIER ADVANCED MATERIALS INCENTIVE STOCK PLAN TO IMPOSE CERTAIN LIMITS ON EQUITY COMPENSATION PAID TO DIRECTORS?

A:
The affirmative vote of a majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to amend the Rayonier Advanced Materials Incentive Stock Plan to impose certain limits on equity compensation paid to directors. Abstentions will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will not affect the outcome of the proposal.

Banks and brokers are not permitted to vote uninstructed stock for any Company proposals relating to executive compensation. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:
The affirmative vote of a majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the Company's independent registered public accounting firm. Abstentions will have the same effect as a vote "AGAINST" this proposal. We do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:
We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Internet Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what they believe to be in the best interest of our stockholders. Under the Company’s bylaws, all stockholder proposals must have been received by November 24, 2015 to be considered for inclusion in this Proxy Statement, and all other stockholder proposals and director nominations must have been received between January 15, 2016 and February 14, 2016 to be otherwise properly brought before the Annual Meeting. We have not received any other stockholder proposals or director nominations from stockholders to be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce the voting results of the proposals at the Annual Meeting and in a Form 8-K to be filed with the SEC no later than four business days following the Annual Meeting.

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:
The Company pays the costs of soliciting proxies and has retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support. For these services, the Company will pay The Proxy Advisory Group, LLC a services fee and reimbursement of customary expenses, which are not expected to exceed $30,000 in the aggregate. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Stock. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS DUE?

A:
For a stockholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on December 9, 2016. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. The submission of a proposal in accordance with these requirements does not guarantee we will include the proposal in our proxy statement or on our proxy card. Proposals should be addressed to:

Corporate Secretary
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard, Suite 2300
Jacksonville, Florida 32207
For a stockholder proposal (including a director nomination) to be properly brought before the stockholders at the 2017 Annual Meeting outside of the Company’s proxy statement, the stockholder must comply with the requirements of the Company’s bylaws and give timely notice in accordance with such bylaws, which, in general, require the notice be received by the Corporate Secretary: (i) no earlier than the close of business on January 23, 2017; and (ii) no later than the close of business on February 22, 2017.
If the date of the 2017 Annual Meeting is moved more than 30 days before or more than 60 days after May 23, 2017, then notice of a stockholder proposal that is not intended to be included in the Company’s proxy statement must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of: (a) 90 days prior to the meeting; or (b) if the first public announcement of the date of the 2017 Annual Meeting is less than 100 days prior to the date of such meeting, 10 days after public announcement of the meeting date.
We strongly encourage any stockholder interested in submitting a proposal for the 2017 Annual Meeting to contact our Corporate Secretary at (904) 357-4600 prior to submission in order to discuss the proposal.

NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, including statements in the Compensation Discussion and Analysis, regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements regarding the Company, and the assumptions on which those statements are based, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Item 1A - Risk Factors in our Annual Report on Form 10-K and Form 8-K. Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law.

SEPARATION OF THE COMPANY FROM RAYONIER INC.
On June 27, 2014, the Company became an independent, publicly-traded company as a result of the distribution by Rayonier Inc. (“Rayonier”) of 100% of the outstanding Common Stock of the Company to Rayonier’s shareholders, which we refer to as the “Separation”. The Company was incorporated in Delaware as a wholly owned subsidiary of Rayonier on January 16, 2014 and is comprised of Rayonier’s former performance fibers business. The Company’s Registration Statement on Form 10 was declared effective by the SEC on June 13, 2014. For additional information, please see our Information Statement, which is attached as Exhibit 99.1 to the Company’s Report on Form 8-K filed with the SEC on June 18, 2014.

ITEM 1 - ELECTION OF DIRECTORS
The Board of Directors is responsible for establishing overall corporate policy and for overseeing management and the ultimate performance of the Company. The Board reviews strategy and significant developments affecting the Company and acts on matters requiring Board approval. The Board held 16 meetings during fiscal year 2015. During fiscal year 2015, all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member during his or her tenure as a Board member, except Mr. Adair, who was appointed to the Board in October 2015 and missed one meeting due to a pre-existing conflict.
The Board consists of three classes, each comprised of three directors. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. The terms of the Class II directors expire at the 2016 Annual Meeting and such directors are presented for reelection. The terms of the Class III directors will expire at the 2017 Annual Meeting with the terms of the Class I directors set to expire at the 2018 Annual Meeting of Stockholders.
Accordingly, stockholders are being asked to vote on the reelection of the three Class II directors, each to serve until the 2019 Annual Meeting of Stockholders and their successors are duly elected and qualified. The Board has no reason to believe any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Stock properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may either allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.
If any incumbent nominee for director should fail to receive the required affirmative vote of a majority of the votes cast with regard to his election, under Delaware law (the Company’s state of incorporation) the director would remain in office as a “holdover” director until his successor is elected and qualified or he resigns, retires or is otherwise removed. In such a situation, our Corporate Governance Principles require the director to tender his resignation to the Board. The Nominating and Corporate Governance Committee (the “Nominating Committee”) would then consider such resignation and make a recommendation to the Board as to whether to accept or decline the resignation. The Board would then make a determination and publicly disclose its decision and rationale within 90 days after receipt of the tendered resignation.
Director Qualifications

We believe the members of our Board of Directors have the proper mix of relevant experience, knowledge and expertise given the Company’s business, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy. There are no specific minimum qualifications for director nominees other than, as required by our Corporate Governance Principles, no director nominee may stand for election after he or she has reached the age of 74. However, in identifying or evaluating potential nominees, it is the policy of our Nominating Committee to seek individuals who have the knowledge, experience, diversity and personal and professional integrity to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our stockholders. These criteria for Board membership are periodically evaluated by the Nominating Committee taking into account the Company’s strategy, geographic markets, regulatory environment and other relevant factors, as well as changes, if any, in applicable laws and NYSE listing standards.
A biography of each member of the Company’s Board of Directors, including the three nominees for election, is set forth below. Also included is a statement regarding each director’s or nominee’s individual qualifications for Board service.
THE BOARD OF DIRECTORS RECOMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS.

Information as to Nominees for Election to the Board of Directors

Class II, Terms Expire in 2016
C. DAVID BROWN, II, Age 64    Director Since 2014
Mr. Brown is Chairman of Broad and Cassel (a law firm based in Orlando, Florida), a position he has held since 2000. Previously, he served as Managing Partner of the firm’s Orlando office from 1990. He joined the firm in 1980. Mr. Brown serves on the Board of Directors of CVS Health Corporation, ITT Educational Services and Orlando Health, a not-for-profit healthcare network. Mr. Brown formerly served as a director of Rayonier from November 2006 to June 2014, as a director of Old Florida National Bank, N.A. (January 2005 through February 2015), and as Chairman of the Board of Trustees for the University of Florida through January 2015. He holds bachelor’s and juris doctorate degrees from the University of Florida.
Over a 36-year legal career, Mr. Brown has developed and demonstrated extensive expertise in public company corporate governance, strategy and finance, as well as extensive experience in structuring corporate transactions, both domestically and internationally. We believe his experience and expertise facilitate our Board’s oversight of our corporate strategy, capital structure and commercial transactions.
THOMAS I. MORGAN, Age 62    Director Since 2014
Mr. Morgan is a Partner and Lead Director of the Advisory Board of BPV Capital Management LLC (an investment manager of mutual funds firm). He formerly served as the Chairman of Baker & Taylor, Inc. (a leading distributor of books, videos and music products to libraries, institutions and retailers) from July 2008 to January 2014, and served as the Chief Executive Officer from 2008 to 2012. Mr. Morgan also served as the Chief Executive Officer of Hughes Supply Inc. (a diversified wholesale distributor of construction, repair and maintenance-related products) from 2003 to 2006, as President from 2001 to 2006, and as Chief Operating Officer from 2001 to 2003. Previously, he served as Chief Executive Officer of EnfoTrust Network, Value America and US Office Products. He also served for 22 years at Genuine Parts Company in positions of increasing responsibility from 1975 to 1997. Mr. Morgan is a director of Tech Data Corporation and ITT Educational Services, Inc. He formerly served as a director of Rayonier from January 2012 to June 2014 and as a director of Baker & Taylor, Inc. and Waste Management, Inc. Mr. Morgan holds a bachelor’s degree in Business Administration from the University of Tennessee.
Mr. Morgan brings both public and private company leadership and CEO experience and a deep understanding of distribution and global supply chain management. As a result, we believe he is particularly well suited to contribute to Board oversight of overall management and governance issues and our global performance fibers business.
LISA M. PALUMBO, Age 57    Director Since 2014
Ms. Palumbo served as the Senior Vice President, General Counsel and Secretary of Parsons Brinckerhoff Group Inc. (a global consulting firm providing planning, design, construction and program management services for critical infrastructure projects) from 2008 until her retirement in January 2015. Prior to that, Ms. Palumbo served as Senior Vice President, General Counsel and Secretary of EDO Corporation (a defense technology company) from 2002 to 2008. In 2001, Ms. Palumbo served as Senior Vice President, General Counsel and Secretary of Moore Corporation; from 1997 to 2001 she served as Vice President, General Counsel and Secretary of Rayonier, and from 1987 to 1997 she served in positions of increasing responsibility, including Assistant General Counsel and Assistant Secretary for Avnet, Inc. Ms. Palumbo holds bachelor’s and juris doctorate degrees from Rutgers University.
With over 27 years of legal experience with international, public and private companies, Ms. Palumbo brings substantial expertise in the areas of law, corporate governance, enterprise risk management, health and safety and compliance. We believe this experience and expertise, together with her prior experience as the General Counsel of Rayonier, uniquely qualify her to contribute to the Board regarding the Company’s business and to assist with the Board’s oversight of the Company’s risk management, legal and compliance responsibilities.
Information as to Other Directors

Class III, Terms to Expire in 2017
PAUL G. BOYNTON, Age 51    Director Since 2014
Mr. Boynton is Chairman, President and Chief Executive Officer of the Company, a position he has held since June 2014. Previously he held a number of positions of increasing responsibility with Rayonier, including Senior Vice President, Performance Fibers from 2002 to 2008, Senior Vice President, Performance Fibers and Wood Products from 2008 to 2009, Executive Vice President, Forest Resources and Real Estate from 2009 to 2010, President and Chief Operating Officer from 2010 to 2011, President and Chief Executive Officer from January 2012 to May 2012 and Chairman, President and Chief Executive Officer from May 2012 to June 2014. Mr. Boynton joined Rayonier as Director, Specialty Pulp Marketing and Sales in 1999. Prior to joining Rayonier, he held positions with 3M Corporation from 1990 to 1999, including as Global Brand Manager, 3M Home Care Division. Mr. Boynton serves on the Board of Directors of The Brink’s Company, is a member of the Board of Directors of the National Association of Manufacturers and sits on the Board of Governors and Executive Committee of the National Council for Air & Stream Improvement. He holds a bachelor’s degree in Mechanical Engineering from Iowa State University, an MBA from the University of Iowa and graduated from the Harvard University Graduate School of Business Advanced Management Program.
As a result of Mr. Boynton’s previous service as Rayonier’s President and Chief Executive Officer from January 2012 to June 2014 and as Rayonier’s Chairman from May 2012 to June 2014, and his previous service as Senior Vice President, Performance Fibers and Senior Vice President, Performance Fibers and Wood Products, Mr. Boynton has developed valuable business, management and leadership experience, as well as extensive knowledge of the Company and long-standing relationships with its major customers. We believe this experience at Rayonier, together with his marketing and engineering background, make Mr. Boynton uniquely well suited to contribute to the Board’s considerations of operational and strategic decisions and to manage the Company’s business.
MARK E. GAUMOND, Age 65    Director Since 2014
Mr. Gaumond is the former Americas Senior Vice Chair - Markets of Ernst & Young (a global leader in assurance, tax, transaction and advisory services), a position he held from 2006 to 2010. Previously he served as Ernst & Young’s Managing Partner, San Francisco from 2003 to 2006 and as an audit partner on several major clients. Prior to joining Ernst & Young, Mr. Gaumond was a Managing Partner with Arthur Andersen from 1994 to 2002 and a partner in the firm’s audit practice from 1986 to 1994. Mr. Gaumond serves on the Boards of Directors of Booz Allen Hamilton Holding Corporation, First American Funds, the Fishers Island Development Corporation and the Walsh Park Benevolent Corporation. He formerly served as a director of Cliffs Natural Resources, Inc. from July 2013 to September 2014, Rayonier from November 2010 to June 2014, and is a former trustee of the California Academy of Sciences. Mr. Gaumond holds a bachelor’s degree from Georgetown University, College of Arts and Sciences and an MBA from the Leonard N. Stern School of Business, New York University. In addition, Mr. Gaumond is a member of The American Institute of Certified Public Accountants.
Mr. Gaumond has 35 years of managerial, financial and accounting experience working extensively with senior management, audit committees and boards of directors of public companies. We believe Mr. Gaumond’s experience and financial expertise allow him to significantly contribute to our Board’s oversight of the Company’s overall financial performance, auditing and its external auditors, and controls over financial reporting.

DE LYLE W. BLOOMQUIST, Age 56    Director Since 2014
Mr. Bloomquist retired in March 2015 as the President, Global Chemical Business of Tata Chemicals Limited (an inorganic chemical and fertilizer manufacturing company), a position he held since 2009. Previously, he served as President and Chief Executive Officer of General Chemical Industrial Products (which was acquired by Tata Chemicals in 2008) from 2004 to 2009. Prior to that, Mr. Bloomquist served at General Chemical Group Inc. in positions of increasing responsibility from 1991 to 2004, including Division Vice President and General Manager, Industrial Chemicals and Vice President and Chief Operating Officer. Mr. Bloomquist serves on the Board of Directors of EPM Mining Ventures Inc., Huber Engineered Materials and PDS Biotechnology Corporation. He is a graduate of Brigham Young University and holds an MBA from Carnegie Mellon University.
Mr. Bloomquist has over 25 years of domestic and international experience in the chemicals industry, including in the areas of finance, sales, logistics, operations, IT, strategy and business development, as well as CEO and other senior leadership experience. We believe Mr. Bloomquist’s depth and breadth of experience and expertise in the chemicals industry makes him particularly well suited to assist the Board with operational and strategic decisions about the Company’s business.
Class I, Terms to Expire in 2018
CHARLES E. ADAIR, Age 68    Director Since 2015
Mr. Adair has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds. Mr. Adair was associated with Durr-Fillauer Medical, Inc. where he served in various capacities including President and Chief Operating Officer from 1981 to 1992. Mr. Adair serves on the Board of Directors of Tech Data Corporation and Torchmark Corporation. Mr. Adair also served on the Board of Directors of PSS World Medical, Inc. (“PSS”), from 2002 through February 2013, when PSS was acquired by McKesson Corp. Mr. Adair is a Certified Public Accountant (inactive) and holds a B.S. degree in Accounting from the University of Alabama.
Mr. Adair brings significant experience in public company governance as a director, financial management and accounting, as well as extensive distribution and global supply chain expertise. As a result, we believe he is particularly well suited to contribute to Board oversight of the Company’s governance and overall financial performance, auditing and its external auditors, and controls over financial reporting.
JAMES F. KIRSCH, Age 58    Director Since 2014
Mr. Kirsch served as the Chairman, President and Chief Executive Officer of Ferro Corporation (a leading producer of specialty materials and chemicals) from 2006 to 2012. He joined Ferro in October 2004 as its President and Chief Operating Officer, was appointed Chief Executive Officer and Director in November 2005 and was elected Chairman in December 2006. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. (a manufacturer of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries). From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals. He formerly served as a director of Cliffs Natural Resources, Inc. from March 2010 to August 2014 and as the Executive Chairman from January 2014 to August 2014. He is a graduate of The Ohio State University.
Mr. Kirsch brings a wealth of senior management experience with major organizations with international operations, and has substantial experience in the areas of specialty materials and chemicals. As a former chairman, president and CEO of a NYSE-listed company, he brings considerable senior leadership experience to the Board and the committees thereof on which he serves.

RONALD TOWNSEND, Age 74    Director Since 2014
Mr. Townsend is an independent communications consultant, based in Jacksonville, Florida since 1997. He retired from Gannett Company (a diversified news and information company) in 1996 after serving 22 years in positions of increasing responsibility, including as President of Gannett Television Group. Mr. Townsend is a trustee of the University of North Florida. He formerly served as a director of Rayonier from February 2001 to June 2014. Mr. Townsend attended The City University of New York, Bernard Baruch.
Mr. Townsend brings significant experience and expertise in media and public relations to the Board and is experienced in public company governance. We believe his background and expertise, including his political and civic activities in the Jacksonville, Florida area, provide the Board with a unique perspective on high-profile issues facing our business.

CORPORATE GOVERNANCE
Corporate Governance Principles
Our Board of Directors operates under a set of Corporate Governance Principles, which includes guidelines for determining director independence and consideration of potential director nominees. The Corporate Governance Principles can be found on the Company’s website at www.rayonieram.com. The Board, through its Nominating Committee, regularly reviews developments in corporate governance and best practices and, as warranted, modifies the Corporate Governance Principles, committee charters and key practices.
Director Independence
The Company’s Common Stock is listed on the NYSE. In accordance with NYSE listing standards, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonieram.com. In applying our Director Independence Standards, the Board considers all relevant facts and circumstances.
Based on our Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of our Company at any time since January 1, 2015, other than Mr. Boynton, are independent.
The Audit Committee, on behalf of the Board of Directors, annually reviews any transactions undertaken or relationship existing between the Company and other companies with which any of our directors or other “related persons” are affiliated, as required by SEC regulations, as well as communicating with our independent registered public accounting firm concerning its application of the new PCAOB Auditing Standard No. 18 as it relates to related party transactions. The Audit Committee determined that none of the 2015 transactions or relationships identified were material to the Company, the other companies or the subject directors.
Committees of the Board of Directors
As indicated below, our Board of Directors has three standing committees, each of which operates under a written charter available on the Investor Relations section of the Company’s website at www.rayonieram.com.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2015
AUDIT:
This committee is responsible for advising the Board concerning the financial structure of the Company and oversight of our accounting and financial reporting policies, processes and systems of internal control, including:
•
oversight of financial reporting, controls and audit performance;
•
monitoring and oversight of the independence and performance of our independent registered public accounting firm, with responsibility for such firm’s selection, evaluation, compensation and, if applicable, discharge;
•
approving, in advance, all of the audit and non-audit services provided to the Company by the independent registered public accounting firm;
•
facilitating open communication among the Board, senior management, internal audit and the independent registered public accounting firm;
•
overseeing our enterprise risk management and legal compliance and ethics programs, including our Standard of Ethics and Code of Corporate Conduct;
•
financings and hedging activity;
•
risk management program and processes;
•
investment policies; and
•
financial performance of the assets invested in our pension and savings plans.
		10
Mark E. Gaumond, Chair
Charles E. Adair
De Lyle W. Bloomquist
James F. Kirsch
Lisa M. Palumbo
Ronald Townsend

COMPENSATION AND MANAGEMENT DEVELOPMENT:	This committee is responsible for overseeing the compensation and benefits of senior-level employees, including: • evaluating management performance, succession and development matters; • establishing executive compensation; • reviewing and approving the Compensation Discussion and Analysis included in the annual proxy statement; • approving individual compensation actions for all senior executives other than our Chief Executive Officer, which is approved by the Board; and • recommending compensation actions regarding our Chief Executive Officer for approval by our non-management directors.	6

Thomas I. Morgan, Chair
De Lyle W. Bloomquist
C. David Brown, II
James F. Kirsch
Ronald Townsend

NOMINATING AND CORPORATE GOVERNANCE:
This committee is responsible for advising the Board with regard to Board structure, composition and governance, including:
•
establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including engaging advisors to assist in the search process where appropriate, and considering potential nominees recommended by stockholders;
•
recommending the structure and composition of Board committees;
•
overseeing processes to evaluate Board and committee effectiveness;
•
recommending director compensation and benefits programs to the Board;
•
overseeing our corporate governance structure and practices, including our Corporate Governance Principles; and
•
reviewing and approving changes to the charters of the other Board committees.

		5

C. David Brown, II, Chair
Charles E. Adair
Mark E. Gaumond
Thomas I. Morgan
Lisa M. Palumbo

Non-Management Director Meetings and Lead Director
Our non-management directors met separately in 2015 during six regularly scheduled meetings, chaired by our independent Lead Director, C. David Brown, II. Mr. Brown was elected to a two-year term as Lead Director in 2014, which term will expire as of the Annual Meeting date. The duties and responsibilities of the Lead Director are described below.
Board Leadership Structure and Oversight of Risk

Paul Boynton has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since June 2014. We believe that given the Board and committee structure and governance processes discussed above, the appropriate leadership structure for our Company is to have a combined Chairman and Chief Executive Officer as well as an independent Lead Director, who is nominated and elected by the other independent Board members, with comprehensive, clearly delineated duties including:

•	presiding at all meetings of the Board at which the Chairman/CEO is not present, including executive sessions and separate meetings of the independent directors;

•	serving as liaison between the Chairman/CEO and the independent directors;

•	approving meeting agendas for the Board;

•	approving information sent to the Board;

•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensuring he or she is available for consultation and direct communication.

The combined Chairman and Chief Executive Officer role provides unambiguous reporting lines for management and allows the Company to communicate to customers, suppliers, stockholders, employees and other stakeholders with a single, consistent voice.

The Board oversees risk management at the Company through a management-led risk assessment process that involves direct Board and Board committee oversight. Most importantly, the Board annually appoints the members of the Enterprise Risk Management (“ERM”) Committee, which consist of senior executives chaired by the Chief Executive Officer, who also serves as the Company’s Chief Risk Officer. The ERM Committee in turn appoints the members of business unit and staff function-level Risk Assessment and Mitigation teams, which continually identify and assess the material risks facing their respective business or function and submit semi-annual reports to the ERM Committee. These reports form the basis for the ERM Committee’s annual risk assessment whereby risks are evaluated and categorized based on probability, potential impact and the Company’s tolerance for the risk type, and are used to develop a list of enterprise-level material risks which are reported to the Audit Committee for review and evaluation of mitigation strategies. The Audit Committee then assigns ongoing Board level oversight responsibility for each material risk to either the full Board or the appropriate Board committee. The ERM Committee’s annual risk assessment with regard to the Company’s overall compensation policies and practices is presented to the Compensation and Management Development Committee. We believe that these governance practices, including the interaction of the various committees with our Chief Executive Officer, facilitate effective Board oversight of our significant risks, but have not affected our Board’s leadership structure.

Director Attendance at Annual Meeting of Stockholders
Directors are encouraged, but not required, to attend each Annual Meeting of Stockholders. At the 2015 Annual Meeting, all directors were in attendance.
Communications with the Board
Stockholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the Lead Director or the independent non-management directors as a group may do so by writing to any such party at Rayonier Advanced Materials Inc., c/o Corporate Secretary, 1301 Riverplace Boulevard, Suite 2300, Jacksonville, Florida 32207. All communications received will be appropriately forwarded.
Director Nomination Process
Potential director candidates may come to the attention of the Nominating Committee through current directors, management, stockholders and others. It is the policy of our Nominating Committee to consider director nominees submitted by stockholders based on the same criteria used in evaluating candidates for Board membership identified from any other source. The directions for stockholders to submit director nominations for the 2017 Annual Meeting are set forth in the “Questions and Answers” section under “When Are Stockholder Proposals for the 2017 Annual Meeting of Stockholders Due?” The Nominating Committee has from time to time utilized independent third-party search firms to identify potential director candidates. In 2015, Mr. Adair was identified as a director candidate by Mr. Morgan.
Diversity

Our Nominating Committee has not adopted a formal diversity policy or litmus test in connection with the consideration of director candidates or the selection of nominees. However, the Nominating Committee utilizes a matrix to evaluate the specific personal and professional attributes of each director candidate versus those of the existing Board members to ensure diversity of experience, personal history and background, thought and expertise among our directors. The Nominating Committee assesses such diversity through its annual assessment of Board structure and composition and review of the annual Board and committee performance evaluations.

Related Person Transactions
Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Our policy defines a “Related Person” to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest.
To implement the policy, each year a Related Person list is compiled based on information obtained from our annual Director and Officer Questionnaires and, after review and consolidation by our Corporate Secretary, is provided to business unit, accounts payable, accounts receivable, financial, legal and communications managers and other persons responsible for purchasing or selling goods or services for the Company. Prior to entering into any transaction with a Related Person, the manager responsible for the potential transaction, or the Related Person, must provide notice to the Corporate Secretary setting out the facts and circumstances of the proposed transaction. If the Corporate Secretary determines the transaction would constitute a Related Person Transaction, it is then submitted for consideration by the Audit Committee, which will approve only those transactions determined to be in, or not inconsistent with, the best interests of the Company and its stockholders. In reviewing Related Person Transactions, the Audit Committee considers:

•	the Related Person’s relationship to the Company and interest in any transaction with the Company;

•	the material terms of a transaction with the Company, including the type and amount;

•	the benefits to the Company of any proposed or actual transaction;

•	the availability of other sources of comparable products and services that are part of a transaction with the Company; and

•	if applicable, the impact on a director’s independence.
In the event we become aware of a completed or ongoing Related Person Transaction that has not been previously approved, it is promptly submitted to the Audit Committee for evaluation and, if deemed appropriate, ratification.

In addition, each year the persons and entities identified as Related Persons are matched against the Company’s accounts payable and accounts receivable records to determine whether any Related Person participated in a transaction with the Company, regardless of the amount involved. A report of all such transactions is prepared by the Corporate Secretary and reviewed with the Audit Committee to determine if any would constitute a Related Person Transaction under our policy or would require proxy statement disclosure under applicable SEC rules and regulations.
Standard of Ethics and Code of Corporate Conduct
The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonieram.com.
Compensation Committee Interlocks and Insider Participation; Processes and Procedures
Each of Messrs. Bloomquist, Brown, Kirsch, Morgan, and Townsend served as a member of our Compensation and Management Development Committee (the “Compensation Committee”) during the fiscal year ended December 31, 2015. No member of the Compensation Committee served as one of our officers or employees at any time during 2015 or had any related person transaction or relationship required to be disclosed in this Proxy Statement. None of our executive officers serve, or served during 2015, as a member of the board of directors or compensation committee of a public company with at least one of its executive officers serving on our Board or Compensation Committee.

Executive Compensation

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) contains a description of our executive compensation philosophy and programs, the compensation decisions made under those programs, and the considerations in making those decisions for our named executive officers (“NEOs”) listed below. The CD&A also describes the process of the Compensation Committee in determining our compensation programs. Our fiscal 2015 NEOs and their designated titles are as follows:

Name	Title
Paul G. Boynton	Chairman, President and Chief Executive Officer
Frank A. Ruperto	Chief Financial Officer and Senior Vice President, Finance and Strategy
Thomas H. Benner[1]	Senior Vice President, Commercial
Michael R. Herman	Senior Vice President, General Counsel and Corporate Secretary
James L. Posze, Jr.	Senior Vice President, Human Resources

The Company completed its first full fiscal year of business as a stand-alone entity in 2015, following its Separation from Rayonier.

As addressed in further detail throughout the CD&A, our initial compensation programs have been governed largely by the terms of an Employee Matters Agreement entered into between us and Rayonier in connection with the Separation which, in part, limited the discretion of our Compensation Committee. The Employee Matters Agreement, and other related documents, provided for the treatment of outstanding equity and incentive awards granted by Rayonier and, in certain cases, conversion to Rayonier Advanced Materials awards, and also required us to establish and maintain, through at least December 31, 2015, retirement benefit and executive severance arrangements with terms substantially the same as those provided by Rayonier prior to the Separation. While the Employee Matters Agreement placed limitations on the discretion of our Compensation Committee with respect to certain components of our compensation program, some changes to our compensation program were adopted by our Compensation Committee in March 2015 effective for 2016 as described below.
1As reported in the Form 8-K filed on March 28, 2016, Mr. Benner notified the Company of his intention to resign from the Company on March 21, 2016 and resigned effective March 31, 2016.

Executive Summary

2015 Highlights

In 2015 we planned and executed upon our three key strategic objectives. First, we focused our team on reducing costs and improving cash flow. Second, we optimized our assets to more effectively match market demand as well as to capture greater value from our existing infrastructure. Finally, we drove a greater focus on innovation through research and development.
We continued to encounter significant challenges facing our business due to both weakness in our end-markets and over-supply. In addition, macroeconomic issues such as the strengthening of the U.S. dollar contributed to continued pressure on the pricing of our products. With a $62 million negative pricing impact on EBITDA coming into 2015, we challenged our organization to reduce costs by $40 million. Our employees stepped up to the challenge as we delivered on this significant initiative. In 2015, we realized $35 million of cost reductions and ended the year at our targeted run rate of approximately $40 million in cost improvements. As a result, we mitigated more than half of the cellulose specialties pricing impact and delivered $238 million of pro forma EBITDA, well above beginning year guidance of $200 to $220 million. In addition, with our focus on improving cash flow in 2015, we exceeded our working capital improvement goal and generated $124 million of adjusted free cash flow; an $11 million improvement from 2014.

To better optimize our assets, we announced a significant plan to reposition our facility in Jesup, Georgia, to improve costs, better balance our cellulose specialties capacity to market conditions, and provide for additional commodity volumes. Additionally, in June we announced a potential lignin chemicals joint venture with Borregaard at our Fernandina plant and, by December, we entered into definitive agreements with our new partner, subject to final approval in mid-year 2016. The venture, assuming it is approved, would allow us to diversify our earnings into lignin-based products and improve our overall cost position. In addition, consistent with our objective for innovation, we made great strides in aligning our efforts to accelerate the identification and production of new products for existing and new markets.
With respect to our cellulose specialties business, we also announced new long-term contracts extending through 2019 with our two largest customers, Eastman Chemical and Nantong Cellulose Fibers. These agreements underscore the unique value our products bring to customers, even in this very challenging environment, and reinforce our position as the leading supplier of highly purified cellulose fibers.
Finally, as we highlight the achievements of our organization, we are very proud of our continued effort to build upon our culture of safety. After 2014’s record safety performance, our team surpassed that milestone in 2015 and recorded the safest performance in our 89-year history. With this achievement, we continue to be one of the safest companies in our industry and will continue to pursue our goal of every employee going home safe every day.

Best Compensation Practices & Policies

We believe the following practices and policies promote a sound executive compensation program and are in the best interest of our stockholders and executives:

What We Do		What We Don’t Do
•	Heavy emphasis on at-risk performance-based compensation	•	No “single trigger” change-in-control (CIC) cash payments[2]
•	70% of annual long-term incentives vesting based upon performance	•	No tax gross ups[2]
•	Rigorous stock ownership guidelines	•	No option backdating or repricing
•	Clawback provisions in equity plan	•	No hedging or pledging
•	Independent compensation consultant	•	No employment agreements[3]
•	Risk assessment performed annually	•	No significant perquisites

2 Effective January 1, 2016, pursuant to our amended Executive Severance Pay Plan adopted by our Board in March 2015. In March 2015, our Executive Severance Pay Plan and Equity Incentive Plan were also amended effective January 1, 2016 to eliminate automatic acceleration of outstanding time-based equity upon a change in control, to include provisions regarding treatment of performance-based awards upon a change in control, and remove the tax gross-up provisions. See below under “Executive Severance Pay Plan - Change in Control” for additional information.

3 The Company provided offer letters to Mr. Ruperto and Mr. Benner in 2014 in connection with their commencement of employment which provided for, among other items, enhanced severance benefits, sign-on equity grants, and in Mr. Benner’s case a supplemental bonus of $45,000 paid in December in each of the first three years of his employment and a cash payment payable on the second anniversary of employment (the unvested portion of Mr. Benner’s sign-on grant and unpaid installments of his supplemental bonus were forfeited upon his resignation from the Company). While we do not typically provide such offer letters, the Compensation Committee determined it was appropriate at that time given the uncertainty created by the Separation and the need to attract and retain top talent to lead our newly-formed public company. The enhanced severance benefits were superseded by our amended Executive Non-Change in Control Severance plan effective March 1, 2016. A description of the terms of these offer letters is provided below under Potential Payments Upon Termination or Change in Control - Offer Letters.

2015 Say-On-Pay
We achieved 92.26% stockholder approval for our 2015 Say-on-Pay vote. In addition, since we were newly formed in 2014, we held a vote to determine our stockholders’ preference for the frequency of our Say-on-Pay Vote, with 88.14% of our stockholders voting in favor of holding an annual Say-on-Pay Vote. Accordingly, our Board approved an annual frequency for future Say-on-Pay votes.

2015 Compensation Actions
The 2015 Annual Corporate Bonus plan targets were set based on the initial financial guidance of an EBITDA range of $200 - $220 million provided by the Company to the investment community. To achieve a target payout based on the organization’s financial metrics, leadership needed to achieve the upper end of the range at $220 million of EBITDA and generate $85 million of free cash flow in 2015, in each case as adjusted for certain special or nonrecurring items as discussed below. The organization achieved $238 million of adjusted EBITDA (8% higher than target) and generated $124 million of adjusted free cash flow (46% higher than target). Combined with an outcome of 115% of the organization’s strategic objectives, the calculated potential payout for the NEOs was approximately 158% of their target bonus.
In 2015, our Compensation Committee adopted a new design for our long term incentive program which allows for the issuance of stock based on certain performance metrics. Previously, our long-term incentive program allowed for the issuance of stock based on achievement of specified levels of Total Stockholder Return (“TSR”). In 2015, the performance metric was changed to Return on Invested Capital (“ROIC”) and TSR. The Compensation Committee believes ROIC is appropriate as it measures how effectively capital is allocated to profitable investments. The Committee has established one-year ROIC objectives for the next three years based on our long range plan and is measuring management’s performance relative to these goals. For the first tranche of the 2015 award, maximum performance was achieved. The first tranche’s ROIC outcome of 12.7% exceeded the established maximum metric of 12.1%. The 2015 award also has a Total Stockholder Return (“TSR”) modifier that is determined at the end of the three-year performance period. If cumulative three-year TSR is below the 25th percentile of the peer group, the total award value is reduced by 25%. If cumulative three-year TSR is above the 75th percentile, the total award value is increased by 25%. There is no modification to the award if TSR is between these two percentiles.

CEO Pay At-A-Glance
Mr. Boynton was CEO of Rayonier and became our CEO at the time of the Separation. The majority of his compensation has been pay-at-risk with only 20% of his 2015 targeted total direct compensation4 (“TDC”) being fixed in base salary. The following tables represent Mr. Boynton’s 2015 realizable pay5 as compared to his targeted total direct compensation for 2015 which shows that his pay has declined6, demonstrating the link between pay and performance embedded in our incentive plans and alignment with stockholders:

As it relates to our 2015 short-term compensation plan, Mr. Boynton’s target bonus is the equivalent of his annual salary. Our actual performance relative to our budget targets was very strong in 2015. Based on the strong actual results of the organization and his individual performance, Mr. Boynton’s cash incentive for 2015 results was $1,450,000 or 158.5% of his target bonus.
4 Consisting of annual base salary, annual target bonus opportunity and target long-term incentive awards.
5 Realizable pay consists of: (1) annual base salary for 2015, (2) annual cash bonus award earned for 2015, and (3) performance shares and restricted stock awards granted in 2015 valued using the 2015 fiscal year end closing price and forecasted performance results as of December 31, 2015.
6 Based on year-end figures, Mr. Boynton’s 2015 restricted stock grant and performance share grants are 43% and 74% of the initial grant values, respectively.

What Guides Our Program

Our Compensation Philosophy

The cornerstone of our compensation philosophy is “pay for performance.” This means that a significant portion of an executive’s total compensation should be variable (“at risk”) and dependent upon the attainment of certain specific and measurable annual- and long-term business objectives. Underlying this philosophy are our objectives to attract and retain exceptional leaders who will execute on the short- and long-term business goals that we believe will create long-term stockholder value. To this end, our executive compensation program is grounded in two key principles:

•	Stockholder alignment - Executives should be compensated through pay elements designed to create long-term value for our stockholders, as well as foster a culture of ownership.

•
Competitiveness - Target compensation should be set at a level that is competitive with that being offered to individuals holding comparable positions at the companies with which we compete for business and leadership talent.

The Principal Elements of Pay: Total Direct Compensation (TDC)

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How Its Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Short-Term Incentives (Annual Corporate Bonus Program)	Cash (At Risk)	Focus executives on achieving annual financial and strategic objectives that drives stockholder value
Long-Term Incentive Plan	Equity (At Risk)
Provide incentives for executives to execute on longer-term financial goals that drive stockholder value creation and support the Company’s executive retention strategy; align stockholder and executive’s interests

Pay Mix

The charts below show the target TDC of our CEO and our other NEOs for fiscal 2015. These charts illustrate that a majority of NEO target TDC is variable (80% for our CEO and an average of 69% for our other NEOs).

Our Decision Making Process

The Role of the Compensation Committee

Our Compensation Committee has responsibility for establishing our compensation philosophy and for monitoring adherence to it. The Compensation Committee reviews and approves compensation levels for all of our executive officers, including our NEOs, as well as all other programs applicable to such officers.
The Compensation Committee establishes annual performance objectives for our CEO, evaluates his accomplishments and performance against those objectives, and based on such evaluation, makes recommendations regarding his compensation for approval by the independent members of our Board. All of these functions are set forth in the Compensation Committee’s Charter, which appears on our website (www.rayonieram.com) and is reviewed annually by the Compensation Committee.
The Compensation Committee’s work is accomplished through a series of meetings, following a regular calendar schedule, to ensure all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle.

The Role of Management

Working with the Compensation Committee Chair, our Senior Vice President, Human Resources prepares an agenda and supporting materials for each meeting. The Senior Vice President, Human Resources, along with our CEO, Corporate Secretary and Senior Manager, Global Compensation, generally attend the Compensation Committee meetings by invitation but are excused for executive sessions and as otherwise determined by the Committee in its discretion. The Compensation Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility. The CEO does not participate in the deliberations of the Committee regarding his own compensation.
The Role of the Independent Consultant

The Compensation Committee also seeks advice and assistance from compensation consultants and outside counsel. The Compensation Committee has engaged Exequity, LLP (“Exequity”) to provide advice, relevant market data and best practices to consider when making compensation decisions, including those involving our CEO and the programs applicable to senior executives generally. Exequity also provides the Compensation Committee meaningful input on program design features and the balance of pay among the various components of executive compensation. Exequity provides no additional services to the Compensation Committee. The Compensation Committee has assessed the independence of Exequity against the specific criteria under applicable SEC and NYSE rules and determined no conflict of interest is raised by Exequity’s work for the Compensation Committee.
The Role of Benchmarking and the Compensation Peer Groups

We compete with companies across multiple industries for top executive-level talent. As such, the Compensation Committee studies market norms across the specialty chemicals industry, as well as the standards within the broader community of general industry U.S. manufacturing companies.  However, the Compensation Committee does not establish any individual executive’s compensation level to any specific peer group benchmark.  Instead, consistent with our emphasis on “pay for performance,” we generally expect our base salary and annual bonus opportunities to be between the 25th and 50th percentiles, and expect our long-term incentive award opportunities to be between the 50th and 75th percentiles. However, variations from these general intentions may occur based on incumbent expertise and experience and other relevant facts and circumstances. For 2015, base salary and annual and long-term target award opportunities for our NEOs were consistent with these general parameters.
In setting 2015 compensation levels for senior executives, the Compensation Committee reviewed prevailing salary, annual bonus and long-term incentive compensation levels in two distinct benchmark communities: twelve specialty chemical companies (specialty chemical peers); and 255 comparably-sized manufacturing companies from across general industry (general industry peers).  The specialty chemical peers comprised those members of the group of S&P Specialty Chemical companies with revenues and assets ranging from $500 million to $5,000 million (median revenue of $1,674 million). The general industry peers comprised the list of U.S. publicly traded companies that generated both revenue and market capitalization ranging from $500 million to $2,500 million (median revenue of $908 million and a median market capitalization of $1,165 million).  (See Appendix A to the CD&A for a complete list of our specialty chemical peers and our general industry peers.) The Committee’s reliance on these two benchmark communities when assessing senior officer pay ensures its compensation decisions reflect the standards in effect both within the principal industry in which the Company operates and across the broader labor market in which the Company competes for high level executive talent.
The 2015 Executive Compensation Program

Base Salary

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, his or her future potential, scope of responsibilities and experience, and competitive pay practices. In making adjustments (or, in the case of our CEO, recommendations to the independent directors for adjustment) to base salary levels, the Compensation Committee considers:

•	budgeted levels for annual salary and equity adjustments;

•	the executive’s level of responsibility;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans;

•	the perceived retention risk; and

•	internal pay equity factors (that is, relative pay differences among our NEOs).

The Compensation Committee determined the appropriate annual base salary rate for each NEO as follows:

NEO	2014	2015	% Increase
Paul G. Boynton	$900,000	$927,000	3.0%
Frank A. Ruperto	$380,000	$415,000[7]	9.2%
Thomas H. Benner	$370,000	$385,000	4.0%
Michael R. Herman	$371,000	$380,000	2.4%
James L. Posze, Jr.	$285,000	$294,000	3.2%

7 Mr. Ruperto received a compensation adjustment on July 1, 2015 to a new base salary of $400,000 (5.3% increase) based on performance and a subsequent market pay adjustment on December 16, 2015, to his current base salary of $415,000 (3.75% increase). The total 2015 adjustment was 9.2% as reflected in the table above.

2015 Annual Corporate Bonus Program

How the Bonus Program Works

The 2015 Annual Corporate Bonus Program, which was established under our Non-Equity Incentive Plan, provided our NEOs the opportunity to earn a performance-based annual cash bonus. For purposes of Internal Revenue Code (“IRC”) Section 162(m), we used a funded bonus pool approach, whereby once threshold performance goals are reached, the bonus pool is funded at the maximum 200% of target level, and the Committee uses its negative discretion to reduce that amount to the payout amount, if any, to which the NEO is entitled based on performance against our pre-established performance metrics as described below. In no event, would an NEO’s bonus payout be greater than the maximum amount payable under the funded bonus pool. Actual bonus payouts depend on the achievement of pre-established internal financial and strategic objectives, as well as performance against individual objectives. Actual bonus payouts can range from 0% to 200% of target award opportunities.

Target annual bonus opportunities are expressed as a percentage of base salary, and were established based on the NEO’s level of responsibility and ability to impact overall results. The Committee also considered market data in setting target award amounts as discussed above under “The Role of Benchmarking and the Compensation Peer Groups”. Target and maximum award opportunities for 2015 were as follows:

NEO	Target Awards (as a % of Base Salary)	Maximum Award (as a % of Base Salary)
Paul G. Boynton	100%	200%
Frank A. Ruperto	61%	122%
Thomas H. Benner	54%	108%
Michael R. Herman	61%	122%
James L. Posze, Jr.	51%	102%

Financial Objectives and Results
Eighty percent (80%) of an individual NEO’s award was based on the achievement of pre-established financial metrics. The relationship between the level of performance achieved and overall bonus pool funding is as follows:

Performance Level	Level of Performance	Bonus Pool Funding (% of Payout8)
Below Threshold	<85%	—
Threshold	85%	20%
Target (Budget)	100%	100%
Maximum	≥120%	200%
The table below outlines the 2015 financial metrics, with their respective weightings, as well as the performance targets and actual results for 2015:

Metrics	Weighting	2015 Target ($M)	2015 Actual ($M)	Level of Performance Achieved	Funding (% of Payout)
				(As a % of target)
Pro Forma EBITDA[9]	40%	$220	$238	107.8%	54.5%
Adjusted Free Cash Flow[10]	40%	$85	$124	120.0%	80.0%
Total Payout Percentage					134.5%
8Payouts are interpolated between achievement levels.
9 Pro Forma EBITDA is a non-GAAP measure defined by the Company as EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) before non-cash impairment charges, environmental reserve adjustments, one-time separation and legal costs and insurance recoveries. Pro forma EBITDA is not necessarily indicative of results that may be generated in future periods.

10 Adjusted free cash flow is defined by the Company as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flow is a non-GAAP measure of cash generated during a period which may be available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock. Adjusted free cash flow is not necessarily indicative of the adjusted free cash flow that may be generated in future periods.

Why We Use Pro Forma EBITDA and Adjusted Free Cash Flow

The Compensation Committee selected these financial metrics due to the importance of earnings and cash generation given Rayonier Advanced Materials’ capital structure and the importance investors place on these measures.

Strategic Objectives and Results
Twenty percent of an individual NEO’s award was based on the achievement of pre-established strategic objectives. Payout levels can range from 0% to 40% of target awards, consistent with the Bonus Program’s overall payout range of 0% to 200%. The four measured objectives include revenue growth, cost reductions using continuous improvement tools, innovation, and strategic alignment. After assessing performance against our 2015 strategic objectives, the Compensation Committee determined that the strategic objectives for 2015 had been achieved at 115% of target, resulting in a total payout percentage of 23%. In addition, safety performance is a non-financial, strategic objective that the Committee considers, which can only have a negative impact on the bonus outcome. Based on our strong safety record in 2015, there was no downward adjustment of bonus payouts based on safety performance.
Individual Performance Modifier
The Compensation Committee may also exercise its judgment to increase an individual NEO’s award by up to 30% or decrease the award by up to 100% to further reflect performance against individual objectives. In no event would an NEO’s bonus payout be greater than the maximum amount payable under the funded bonus pool. In 2015, no adjustments were made for individual performance for any of the NEOs.

2015 Final Bonus Program Payouts
Based on the above financial, strategic and individual performance results, the Compensation Committee approved the following final bonus payouts for 2015:

NEO	Financial Objectives (80%)	Strategic Objectives (20%)	Total Bonus Payout ($)[11]
Paul G. Boynton	$1,238,158	$210,105	$1,450,000
Frank A. Ruperto	$322,967	$54,805	$380,000
Thomas H. Benner	$276,298	$46,856	$325,000
Michael R. Herman	$310,461	$52,683	$365,000
James L. Posze, Jr.	$200,118	$33,958	$235,000

11 Rounded to the nearest $5,000 increment.

Annual Long-Term Incentives: Equity Awards

The NEOs are eligible to receive long-term incentive (“LTI”) awards under the Rayonier Advanced Materials Incentive Stock Plan (“Equity Incentive Plan”). For 2015, long-term incentives were granted as follows:

•
Seventy percent (70%) in the form of performance shares. Performance shares are earned and vest based on the achievement of pre-established ROIC financial metrics and also depend on TSR results relative to our peer group over a three-year performance period.

•
Thirty percent (30%) in the form of time-based restricted stock. Restricted stock is subject to three-year cliff vesting - it becomes fully vested on the third anniversary of the grant date subject to continued employment.

Prior to our Separation and in 2014, long-term incentive awards were in the form of performance shares and stock options. For 2015, the Committee determined to award time-based restricted stock in lieu of options, as well as the performance shares detailed above. However, options may be utilized again in the future should the Committee deem them an appropriate vehicle.
2015 Target LTI Award Grants

The table below shows the target award values granted for 2015 for each of the NEOs. The number of shares awarded to each NEO was determined based on the closing price of our common stock on the date of grant on January 2, 2015.
For senior executives, 2015 LTI award levels as established were based on three factors:

1.	The aggregate dollar value of the total long-term incentive award opportunity for the executive approved by the Compensation Committee, or for Mr. Boynton, the independent directors;

2.	The Compensation Committee’s allocation of the total value between restricted stock and performance share awards; and

3.	The value of a restricted stock and performance share award calculated at the grant date of January 2, 2015.

NEO	Performance Shares	Time-Based Restricted Stock	Total Target Value
Paul G. Boynton	$2,310,000	$990,000	$3,300,000
Frank A. Ruperto	$525,000	$225,000	$750,000
Thomas H. Benner	$315,000	$135,000	$450,000
Michael R. Herman	$490,000	$210,000	$700,000
James L. Posze, Jr.	$245,000	$105,000	$350,000
In addition to the above referenced annual grants, the following special restricted stock grants were approved by the Compensation Committee as a retention vehicle subject to four-year cliff vesting. These one-time grants were made effective January 2, 2015:

NEO	Time-Based Restricted Stock (Shares)
Frank A. Ruperto	12,500
Thomas H. Benner[12]	12,500
Michael R. Herman	10,000
James L. Posze, Jr.	10,000

A Closer Look at Performance Shares

Performance is evaluated against pre-established levels of annual Return on Invested Capital (“ROIC”13) over a three-year performance period beginning January 1, 2015 and ending December 31, 2017. ROIC targets have been set for each of the three performance years and are designed to be challenging, stretch goals, especially considering headwinds we face in the current market and the uncertainty they create. The Compensation Committee chose this metric to align with the long-term interest of stockholders and to incentivize management to focus on controllable measures versus solely a TSR model.
Results for each of the three years in the performance period will be measured independently of the results of the other years. Overall ROIC performance for the measurement period will be based on the outcome of each individual year, with each year carrying an equal weight. NEOs can earn between 0% and 200% of the target award, and a payout factor of zero will be used for any year within the performance period where results fall below threshold performance for that period.

For the 2015 measurement period, ROIC performance metrics were as follows, and we achieved an ROIC outcome of 12.7%:

ROIC Level for 2015	Award Payout (as % of Target)
12.1% or greater	200%
Greater than 10.3%	100%, plus 5.56% for each incremental 0.1% ROIC over 10.3%
Equal to 10.3%	100%
Greater than 7.7%, but less than 10.3%	30%, plus 2.7% for each incremental 0.1% ROIC over 7.7%
Equal to 7.7%	30%
The ROIC calculation, which is subject to adjustment for pre-established special or nonrecurring items, is reviewed and approved by the Compensation Committee. Our ROIC outcome for 2015 included one adjustment of a non-cash, pre-tax impairment charge of $28.5 million for the Jesup, GA, strategic asset realignment announced in July of 2015.
Dividend equivalents and interest will be paid in cash on the number of shares of stock actually earned under the Program. Dividend equivalents will be calculated by taking the dividends paid on one share of our stock during the performance period times the number of shares of stock awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually from the date such cash dividends were paid by the Company.
Awards may also be adjusted based on an additional metric used as a “modifier” to the total award. At the end of the three-year performance period, the payout based on ROIC results is adjusted based on the achievement of TSR relative to our peer group14 for the same cumulative three-year performance cycle as follows:

If relative TSR attainment is...	Then the aggregate award is...
At or below the 25th percentile	Adjusted down by 25%
Greater than or equal to the 25th percentile, but less than the 75th percentile	No adjustment
At or above the 75th percentile	Increased by 25%
12 Upon his resignation, Mr. Benner forfeited his 2015 performance share grant and the entire portion of his unvested 2015 time-based restricted stock grants.
13 (Earnings Before Interest and Taxes “EBIT” x (1 - Tax Rate) / (Debt - Cash + Book Equity).
14 For purposes of this peer group, the Compensation Committee approved the use of the standard S&P Materials Index with collars applied for revenue (>$500 million) and market cap (>$500 million and <$5 billion) to ensure better comparability. Throughout the program period, the peer group is subject to adjustment using a “closed” methodology, meaning the peer group is limited to companies included in the index at the start of the relevant performance period and, as companies drop out or are added to the official index, the original peer group remains the same to the extent possible. The companies making up this peer group are disclosed under “2015 Performance Share Peer Group” in Appendix A.
Other Practices, Policies and Guidelines

Stock Ownership Requirements

We believe that stock ownership requirements further focus the senior management team on the long-term success of our business and the interests of our stockholders. All executives at the Vice President level and higher are subject to rigorous stock ownership guidelines which require them to acquire and hold, within five years after taking such position (and, for existing officers, within five years after the date of the Separation), our stock with a value equal to a designated multiple of their base salary as follows:

Title	Multiple of Base Salary
Chairman, President & CEO	6.0x
Executive Vice President	3.0x
Senior Vice President	2.0x
Vice President	1.0x
We also require that each director, within four years of joining our Board of Directors, maintain a minimum ownership interest in our stock at a level equal to four times the director’s annual equity retainer.
Prior to satisfying the ownership requirement, directors and executives are subject to retention requirements which prohibit them from selling any of our stock other than stock withheld or sold to satisfy taxes in connection with the vesting of a stock-based award or stock option exercise. Stock ownership meeting the guidelines includes common stock, restricted stock and vested options but excludes performance shares and unvested options.
Progress toward meeting the guidelines is reviewed by the Committee annually. As of December 31, 2015, each of our directors and executive officers was in compliance with retention requirements. Each of our directors and executive officers is within the initial four and five year period, respectively, and does not yet meet the ownership requirement.

Anti-Hedging Policy

Our executive officers and directors are not permitted to hedge their economic exposure to our stock, to hold their ownership interests in a margin account, or to otherwise pledge their stock as collateral for a loan.
Clawback Policy

In addition to the provisions of the Equity Incentive Plan and the Non-Equity Incentive Plan relative to clawback rights as determined in the discretion of Compensation Committee, each year the NEOs sign a Supplemental Agreement describing the types of detrimental conduct which will trigger a clawback. Specific detrimental conduct includes the following in connection with the performance of duties on behalf of the Company: committing an illegal act, including but not limited to embezzlement or misappropriation of Company funds, or willful failure to comply with the material policies and procedures of the Company as determined by the Compensation Committee.
The SEC has recently proposed new rules relating to clawbacks. Our Compensation Committee intends to modify our clawback policy as appropriate based on the SEC’s final rules.
2015 Risk Assessment

We undertake a thorough risk assessment of our compensation based programs annually. The first phase of the assessment is an analysis by the human resources compensation organization that is reviewed with the Enterprise Risk Management (“ERM”) Committee, which is staffed by senior management. The review includes the individual programs, potential and probable risks, along with mitigation efforts established to reduce or eliminate risk. The results of the ERM assessment are then reviewed with the Compensation Committee for their approval. Based its assessment of our compensation programs for our employees and executives for 2015, the Compensation Committee determined that our compensation programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on the Company.

Severance and Change in Control Benefits

Executive Severance Pay Plan - Change in Control

The Compensation Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of the Company, its business, and its stockholders. The Executive Severance Pay Plan otherwise known as Change in Control Plan (“CIC Plan”) was originally established by the Compensation Committee based on the view that it is critical for executive retention to be encouraged and that the continued attention and dedication of senior executives be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control. The intent is to align executive and stockholder interests by enabling executives to consider corporate transactions that may be in the best interests of stockholders and other constituents without undue concern over whether a transaction would jeopardize the executives’ employment or significantly disrupt or change the culture or environment of their employment.
The CIC Plan achieves these objectives by providing benefits to eligible executives, which includes our NEOs, designated by the Compensation Committee, in the event of a change in control. Under the plan, if the executive is involuntarily terminated (other than for cause or due to death or disability) or terminates his or her employment for good reason within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II .
As noted above, the Company was required pursuant to the Employee Matters Agreement entered into with Rayonier in connection with the Separation, to maintain certain compensation arrangements in place through December 31, 2015. In March 2015, the Compensation Committee determined to amend the CIC Plan, effective January 1, 2016, to implement the features described below. Corresponding amendments were also adopted to the Company’s Equity Incentive Plan, also described below.
Consistent with the predecessor Rayonier plan, certain excise tax gross ups were available prior to amendment of the CIC Plan. However, under the CIC Plan, as amended effective January 1, 2016, participants’ entitlement to any excise tax-gross up have been eliminated for any change in control transaction pursuant to an agreement that is executed and delivered on or after January 1, 2016. The amended plan includes a “net best” provision. Pursuant to this provision, participants will receive the greater after-tax benefit of either (i) their full severance amount for which the individual officer is responsible for the payment of any applicable excise tax or (ii) a severance amount capped at the safe harbor amount for which no excise tax is due.
Prior to its amendment, the CIC Plan provided for automatic vesting upon a change in control of outstanding stock options, performance shares and restricted stock awards, consistent with the predecessor Rayonier plan. Effective January 1, 2016, the Equity Incentive Plan was amended to eliminate automatic acceleration of unvested time-based equity upon a change in control pursuant to an agreement that was executed and delivered on or after January 1, 2016, and to provide that performance shares will vest upon a change in control at target if performance through the effective date of the transaction meets target performance and provides, instead, that in the event of such a change in control, the treatment of outstanding equity will be determined in the Committee’s discretion, including that each award may be assumed, cancelled or substituted with equivalent awards. The CIC Plan was similarly amended, effective January 1, 2016, to provide that outstanding stock options, time-based restricted stock and restricted stock unit awards will not automatically vest upon a change in control, pursuant to an agreement that was executed and delivered on or after January 1, 2016, but will instead vest upon the participant’s involuntary termination of employment by the Company (other than for cause or due to death or disability) or termination for good reason occurring within two years following a change in control transaction. Under the amended CIC Plan, performance shares that remain outstanding upon a qualifying termination will vest at target if the performance period is not more than 50% complete at the time of such termination, and, for outstanding performance shares for which the performance period is more than 50% complete at the time of the qualifying termination, those will vest at the greater of target or actual performance achievement through the time of such termination as determined pursuant to CIC Plan terms.

The Compensation Committee reviews the CIC Plan annually and retains the discretion to terminate or amend the CIC Plan, or to include or exclude any executive, including any NEO, at any time prior to a change in control. Messrs. Boynton, Ruperto, Benner and Herman are included as Tier I executives and Mr. Posze is included as a Tier II executive in the CIC Plan.
Severance Pay Plan and Executive Severance Non-Change in Control Plan

Through February 29, 2016, the Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees, including the NEOs, in the event their employment is terminated (other than “for “cause”, change in control, or other non-qualifying terminations defined in the plan) and they are not otherwise entitled to severance under a separate agreement with the Company as a result of such termination. Upon execution of a satisfactory separation agreement, the severance benefit that would be available to an NEO may range from 17 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.
Effective March 1, 2016, the Compensation Committee approved the establishment of an Executive Severance Non-Change in Control Plan that provides severance benefits to all vice-presidents (or their internal equivalent) and above positions, including the NEOs, in the event their employment is terminated (other than “for cause” or other non-qualifying terminations defined in the plan). This Executive Severance Non-Change in Control Plan replaces the aforementioned Severance Pay Plan for Salaried Employees for the executive level group of employees. Benefits may range from 9 months to 24 months of severance.
The potential payments under the current Severance Pay Plan are calculated in the “Potential Payments Upon Termination or Change In Control” table. Such potential payments do not affect the Compensation Committee’s decisions regarding executive compensation, including base salary, annual bonus and long-term incentive award levels.
Special Severance Arrangements

Pursuant to their employment offer letters negotiated as part of their hiring in 2014, Messrs. Ruperto and Benner were entitled to enhanced severance protection in an amount equal to annual base salary and target bonus in the event that their position was eliminated or substantially changed prior to the second anniversary of the commencement of employment. This enhanced severance protection, however, was superseded by the Executive Severance Non-Change in Control Plan effective March 1, 2016.
Other Benefits and Perquisites
Retirement Benefits

The Employee Matters Agreement required that, following the Separation, we establish tax-qualified pension and 401(k) plans and non-qualified excess pension and excess savings/deferred compensation plans with substantially the same terms as the analogous plans in place at Rayonier, which plans were required to remain in effect through at least December 31, 2015. Accordingly, our Compensation Committee adopted each of the plans described below. In connection with the expiration restricted period, the Compensation Committee undertook a comprehensive review of these plans, with a particular focus on whether any modifications were necessary or appropriate in light of current trends and best practices, the nature of our business and competitive factors. The conclusion of the review was that the plans remained competitive and were not an undue burden on the Company; therefore, no modifications to the plans were made in 2015.

We maintain the following plans and programs to provide retirement benefits to salaried employees including the NEOs:

•	the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees;

•	the Rayonier Advanced Materials Inc. Excess Savings and Deferred Compensation Plan;

•	the Retirement Plan for Salaried Employees of Rayonier Advanced Materials Inc. (the “Retirement Plan”) for those employees hired before January 1, 2006;

•	the Rayonier Advanced Materials Inc. Excess Benefit Plan (“Excess Retirement Plan”) for employees hired before January 1, 2006; and

•	the Rayonier Advanced Materials Inc. Salaried Pre-65 Retiree Medical Plan (the “Pre-65 Retiree Medical Plan”) for those employees hired before January 1, 2006.

The benefits available under these plans are intended to provide income replacement after retirement, either through a defined pension benefit (for employees hired prior to January 1, 2006) or distributions from a 401(k) or deferred compensation plan. We place great value on the long-term commitment that many of our employees and NEOs have made to the Company and Rayonier and wish to incentivize our employees to remain with Rayonier Advanced Materials with a focus on building sustainable value over the long-term. Therefore, we have determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.
Our retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement.
The Excess Savings and Deferred Compensation Plan is designed to provide eligible executives with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. For additional information regarding our Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table.
Consistent with the predecessor plans at Rayonier, which were closed to new employees on January 1, 2006, our Retirement Plan, Excess Retirement Plan and the Pre-65 Retiree Medical Plan are closed to any new participants. Therefore, only two of our NEOs, Messrs. Boynton and Herman, are participants in the Retirement Plan, the Excess Retirement Plan, and the Pre-65 Retiree Medical Plan. For additional information regarding our Retirement Plan and Excess Retirement Plan, see the discussion following the “Pension Benefits” table.
The Pre-65 Retiree Medical Plan provides participants eligible for retirement with access to an employer-sponsored healthcare plan funded entirely by the plan participants. This benefit is extended on an equivalent basis to all eligible retirees.
The Compensation Committee intends to review these programs periodically. However, these programs are generally not considered in setting the level of key elements of compensation for the NEOs.
Personal Benefits

We provide our NEOs with limited perquisites that the Compensation Committee reviews annually. Under our perquisites program, in addition to personal benefits that are available broadly to our employees, our NEOs are eligible to participate in the following two programs:

•	Executive Physical Program - Each executive-level employee is encouraged to have a physical examination every other year until age 50, and every year after 50.

•
Senior Executive Tax and Financial Planning Program - This program provides reimbursement to senior executives, including our NEOs, for expenses incurred for financial and estate planning and for preparation of annual income tax returns. Reimbursements are taxable to the recipient, and are not grossed-up for tax purposes. The annual reimbursement limit for 2015 was $25,000 for Mr. Boynton and $10,000 for all other participants.

The total cost of these programs to us with regard to our NEOs for 2015 was $53,928. We do not pay car allowances (or provide company cars), personal club membership dues, home security expenses or allow personal use of chartered aircraft.
CEO Agreement

On May 27, 2014, the Rayonier Board of Directors approved a retention award agreement between the Company and Mr. Boynton in his capacity as President and Chief Executive Officer (the “CEO Agreement”), which became effective on the closing date of the Separation, June 27, 2014 (the “Effective Date”). The CEO Agreement provides Mr. Boynton with a $4 million retention award payable upon Mr. Boynton’s continued employment with the Company through August 31, 2018 or an earlier date upon the occurrence of certain events (the “Vesting Date”). While the CEO Agreement originally provided that the award would be payable in shares of common stock, plus dividends equivalents and interest thereon, the CEO Agreement was subsequently amended by the Board, upon the recommendation of the Compensation Committee, to provide that the award will be payable solely in cash upon the Vesting Date. Upon vesting, Mr. Boynton would receive a $4 million cash payment credited with interest at a fixed rate of 3.25%, from the date of Separation. Mr. Boynton will forfeit this award if he voluntarily terminates his employment with us for any reason or if his employment is terminated by us for cause, as defined in the CIC Plan, prior to the Vesting Date. Mr. Boynton will become immediately entitled to payment of the award upon the occurrence of a change in control, as defined in the CIC Plan, on or prior to the Vesting Date or upon our termination of Mr. Boynton’s employment other than for cause.
Mr. Boynton’s background and experience, prior to and during his employment with Rayonier, uniquely qualified him to become our Chairman and Chief Executive Officer following the Separation. The Board of Directors of Rayonier, in consultation with Exequity, made this award to ensure necessary continuity with the newly formed Company following the Separation.
2016 Compensation Decisions

In December 2015, the Compensation Committee approved the 2016 Annual Corporate Bonus Program, and in March 2016, it approved the 2016 LTI awards structure.  The 2016 Annual Corporate Bonus Program is generally consistent with our 2015 program.  Consistent with 2015, our 2016 LTI awards will be paid 30% in the form of time-based restricted stock subject to 3-year cliff vesting and 70% in the form of performance shares subject to vesting based on ROIC and TSR performance goals measured over three one-year performance periods summed at the end of the program.
In 2015, our CEO requested that his total LTI award value for 2016 be reduced from the level awarded in 2015, and in December 2015, the Compensation Committee approved a 2016 total LTI award value that was approximately 15% lower than his 2015 total LTI award value.  For 2016, our CEO’s LTI award will be paid approximately 45% in performance shares under our Equity Incentive Plan, approximately 25% in phantom units settled in cash that track the terms and performance goals for our performance shares, and 30% in phantom units settled in cash subject to time-based cliff vesting after three years.
Tax and Accounting Considerations

IRC Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for specified NEOs (other than the person serving as the chief financial officer) unless certain criteria are satisfied. The Compensation Committee will consider the anticipated tax treatment to the Company in its review and establishment of compensation programs and payments. However, deductibility of compensation is only one factor the Compensation Committee will take into account in setting executive compensation terms and levels and, in appropriate cases, are not precluded from granting awards that are not deductible.

Report of the Compensation and Management Development Committee
The Compensation and Management Development Committee of the Rayonier Advanced Materials Board of Directors has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference into the Company’s 2015 Annual Report on Form 10-K filed with the SEC.
The Compensation and Management Development Committee

Thomas I. Morgan, Chair	James F. Kirsch
C. David Brown, II	Ronald Townsend
De Lyle W. Bloomquist

Summary Compensation Table
This table discloses compensation for 2015, 2014 and 2013 for Rayonier Advanced Materials’ Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers (our “NEOs”, or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($) (1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul G. Boynton	2015	913,500	—	2,780,071	—	1,450,000	559,993	69,734	5,773,298
Chairman, President and	2014	881,250	1,650,000	3,825,372	650,179	756,000	791,415	132,257	8,686,473
Chief Executive Officer	2013	793,750	—	2,689,839	600,040	1,200,000	321,028	59,900	5,664,557
Frank A. Ruperto	2015	390,625	—	913,581	—	380,000		22,803	1,707,009
Chief Financial Officer and Senior Vice	2014	265,000	210,000	1,132,767	149,899	—	—	105,289	1,862,955
President, Finance an Strategy
Thomas H. Benner*	2015	377,500	45,000	660,841	—	325,000		28,594	1,436,935
Senior Vice President, Commercial -	2014	88,295	200,000	367,873	—	—	—	116,586	772,754
Performance Fibers
Michael R. Herman	2015	375,500	—	815,116	—	365,000	100,735	29,452	1,685,803
Senior Vice President, General Counsel	2014	371,000	600,000	823,871	140,026	240,000	226,833	74,382	2,476,112
and Corporate Secretary	2013	368,600	—	627,629	140,000	328,693	34,657	25,161	1,524,740
James L. Posze Jr.	2015	289,500	—	520,256	—	235,000		36,657	1,081,413
Senior Vice President, Human Resources	2014	278,750	395,000	411,905	70,013	122,000	—	41,290	1,318,958
* Mr. Benner resigned from the Company effective March 31, 2016.

(1)
Represents the aggregate grant date fair value for performance share and restricted stock awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” sections included in the notes to Rayonier Advanced Materials’ Annual Report on Form 10-K for 2014 and 2015 and in Rayonier’s Annual Report on Form 10-K for 2013.

The grant date value of the 2015 performance share awards is as follows: Mr. Boynton, $1,790,069; Mr. Ruperto, $406,837; Mr. Benner, $244,099; Mr. Herman, $379,711 and Mr. Posze, $189,864.
The grant date value of the restricted stock awards is as follows: Mr. Boynton, $990,002; Mr. Ruperto, $506,744; Mr. Benner, $416,742; Mr. Herman, $435,405 and Mr. Posze, $330,391.

(2)
The grant date fair value of awards subject to performance conditions, as reported in footnote (1), is computed based on probable outcome of the performance condition as of the grant date for the award. The following amounts reflect the grant date award value assuming maximum performance is achieved under the 2015

Performance Share Award Program: for Mr. Boynton, $2,006,637; Mr. Ruperto, $456,057; Mr. Benner, $273,631; Mr. Herman, $425,650 and Mr. Posze, $212,835.

(3)
Amounts under the “Non-Equity Incentive Plan Compensation” column represent awards under our 2015 and 2014 Annual Corporate Bonus Program discussed in the CD&A. For 2013, represents awards under Rayonier’s Annual Corporate Bonus Programs. Amount under the “Bonus” column for 2015 represents the first installment of Mr. Benner’s supplemental payment under his offer letter. Mr. Benner forfeited the remaining unpaid installments of his supplemental bonus payments upon his resignation from the Company.

(4)
Represents the annual change in actuarial present value of the participant’s pension benefit under Rayonier Advanced Materials’ retirement plans. No NEO earned any above market interest on non-qualified deferred compensation in 2015.

(5)    The All Other Compensation column in the Summary Compensation Table above includes the following for 2015:

	Paul G. Boynton	Frank A. Ruperto	Thomas H. Benner	Michael R. Herman	James L. Posze Jr.
	($)	($)	($)	($)	($)
Financial/tax planning services	28,196	—	—	10,000	6,000
Life insurance premiums	1,229	600	580	577	616
401(k) Plan company contributions	9,540	9,540	6,518	9,540	9,540
401(k) Retirement contribution/Enhanced Match	1,325	7,950	7,950	1,325	7,950
Excess Savings Plan company contributions	26,589	4,713	—	4,531	7,895
Executive annual physical	2,156	—	—	3,221	4,355
Wellness	700	—	—	259	302
Payment of accrued dividends	—	—	883	—	—
Relocation			12,663
Total	69,734	22,803	28,594	29,452	36,657

Grants of Plan Based Awards
This table discloses 2015 restricted stock and performance share awards along with potential payouts under the 2015 Annual Corporate Bonus Program for the NEOs.

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul G. Boynton		12/11/2014	185,400	927,000	1,854,000
	2/27/2015	12/11/2014				30,745	102,484	256,210
	1/2/2015	12/11/2014							43,922	990,002
Frank A. Ruperto		12/11/2014	50,630	253,150	506,300
	2/27/2015	12/11/2014				6,988	23,292	58,230
	1/2/2015	12/11/2014							9,982	224,994
	1/2/2015	12/11/2014							12,500	281,750
Thomas H. Benner		12/11/2014	41,580	207,900	415,800
	2/27/2015	12/11/2014				4,193	13,975	34,938
	1/2/2015	12/11/2014							5,989	134,992
	1/2/2015	12/11/2014							12,500	281,750
Michael R. Herman		12/11/2014	46,360	231,800	463,600
	2/27/2015	12/11/2014				6,522	21,739	54,348
	1/2/2015	12/11/2014							9,317	210,005
	1/2/2015	12/11/2014							10,000	225,400
James L. Posze Jr.		12/11/2014	29,988	149,940	299,880
	2/27/2015	12/11/2014				3,261	10,870	27,175
	1/2/2015	12/11/2014							4,658	104,991
	1/2/2015	12/11/2014							10,000	225,400

(1)
2015 annual equity grants were approved in December 2014 and the grant date reflects the date on which the Rayonier Advanced materials Compensation Committee approved the applicable performance measures. The number of shares granted were determined as of the first trading day of January 2015. For the Non-Equity Incentive Plan Awards, the approval date reflects the date on which the Rayonier Advanced Materials Compensation Committee approved the 2015 Annual Corporate Bonus Program.

(2)
Reflects potential awards under the 2014 Annual Corporate Bonus Program. Awards can range from 0% to 200% of the target award. See the “2015 Annual Corporate Bonus Program” section of the CD&A. The actual amount earned by each named executive officer for 2015 is reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(3)
Reflects potential awards, in number of shares, under the 2015 Class Performance Share Award Program. Awards can range from 0% to 200% of the target award based on ROIC performance plus a potential additional 25% based on the cumulative TSR modifier. Please refer to the “A Closer Look at Performance Shares” section of the CD&A.

(4)	Reflects time-based restricted stock grants awards for 2015, granted as part of our 2015 long-term incentive program, which vest and become exercisable on the third anniversary of the grant date.

(5)	Reflects retention awards for Messrs. Ruperto, Benner, Herman and Posze. The awards vest and become exercisable on the fourth anniversary of the grant date.

(6)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.
As discussed in the CD&A, the Summary Compensation Table and Grants of Plan-Based Awards Table reflect that, consistent with the Rayonier Advanced Materials Compensation Committee’s stated philosophy, the majority of total targeted compensation for NEOs for 2015 was allocated to performance-based incentives. Performance-based incentive awards are discussed in further detail in the CD&A.

Outstanding Equity Awards at Fiscal Year End

This table discloses outstanding stock option, performance share and restricted stock awards for the NEOs as of December 31, 2015.

Name	Option Awards (4)					Stock Awards (4)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards
						Stock Award Grant Date			Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Paul G. Boynton	6,697	13,394	36.5528	1/2/2014	1/2/2024
	9,324	4,662	45.2121	1/2/2013	1/2/2023
	13,774	—	38.1593	1/3/2012	1/3/2022
	7,523	—	31.8108	1/3/2011	1/3/2021
	8,957	—	24.2426	1/4/2010	1/4/2020
	14,767	—	17.3358	1/2/2009	1/1/2019
	9,799	—	26.6823	1/2/2008	1/2/2018
						7/15/2014	58,422	$571,951
						1/2/2015	43,922	$429,996
						7/15/2014			18,987	$185,883
						1/2/2015			204,968	$2,006,637
Frank A. Ruperto	1,391	2,782	39.4393	3/31/2014	3/31/2024
						3/31/2014	1,815	$17,769
						1/2/2015	9,982	$97,724
						1/2/2015	12,500	$122,375
						7/15/2014			4,382	$42,900
						1/2/2015			46,584	$456,057
Thomas H. Benner[5]						10/6/2014	9,457	$92,584
						1/2/2015	5,989	$58,632
						1/2/2015	12,500	$122,375
						7/15/2014			2,364	$23,144
						1/2/2015			27,950	$273,631

Name	Option Awards (4)					Stock Awards (4)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards
						Stock Award Grant Date			Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael R. Herman	1,443	2,884	36.5528	1/2/2014	1/2/2024
	2,175	1,088	45.2121	1/2/2013	1/2/2023
	3,850	—	38.1593	1/3/2012	1/3/2022
	4,581	—	31.8108	1/3/2011	1/3/2021
	5,981	—	24.2426	1/4/2010	1/4/2020
	7,347	—	26.6823	1/2/2008	1/2/2018
						7/15/2014	13,631	$303,971
						1/2/2015	9,317	$91,213
						1/2/2015	10,000	$97,900
						7/15/2014			4,089	$40,031
						1/2/2015			43,478	$425,650
James L. Posze Jr.	721	1,442	36.5528	1/2/2014	1/2/2024
	932	467	45.2121	1/2/2013	1/2/2023
	828	—	38.1593	1/3/2012	1/3/2022
	729	—	31.8108	1/3/2011	1/3/2021
						7/15/2014	5,842	$57,193
						1/2/2015	4,658	$45,602
						1/2/2015	10,000	$97,900
						7/15/2014			2,045	$20,021
						1/2/2015			21,740	$212,835
At the time of the Separation, each Rayonier stock option was converted into both an adjusted Rayonier stock option and a Rayonier Advanced Materials Inc. stock option, with adjustments made to the exercise prices and number of underlying shares to preserve the aggregate intrinsic value of the original Rayonier stock option as measured immediately before and immediately after the Separation. In addition, holders of Rayonier restricted stock retained those awards and received restricted stock of Rayonier Advanced Materials Inc. in an amount determined by applying the distribution ratio used in the Separation. Accordingly, our NEOs may also continue to hold Rayonier stock options or restricted stock received at the time of the Separation. See our proxy statement filed in connection with our 2015 annual meeting for additional information. Because we were not affiliated with Rayonier for any portion of 2015 and because our performance does not impact the value of Rayonier awards, Rayonier equity has not been included in this table or the following table related to option exercises and stock vesting.

(1)
Option awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock for Restricted stock awards vest and become exercisable on the third anniversary of the grant date.

(2)
Represents awards under the Performance Share Award Program for 2014, with a 30-month performance period and 2015, with a 36-month performance period. Awards for the relevant performance share program period are immediately vested upon determination of the amount earned. As required, this disclosure reflects the threshold award level for 2014 and maximum award level for the 2015 program. Under the Performance Share Award Program, the actual award value can range from zero to 200% of target. See the “A Closer Look at Performance Shares” section of the CD&A.

(3)	Value based on the December 31, 2015 closing stock price of Rayonier Advanced Materials stock of $9.79.

(4)	Share amounts and option exercise prices shown have been adjusted to reflect the June 2014 valuation adjustment due to the Separation.

(5)	Mr. Benner voluntarily resigned from the Company effective March 31, 2016. Upon his resignation, all unvested equity held by Mr. Benner was forfeited.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Thomas H. Benner	—	—	3,153	23,490

(1)	Messrs. Boynton, Ruperto, Herman and Posze had no exercise or vesting activity in 2015.

(2)	Represents vesting of restricted stock.
Pension Benefits
The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Advanced Materials Inc., a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Advanced Materials Inc. Excess Benefit Plan, a non-qualified retirement plan (the “Excess Retirement Plan”), at the earliest eligible retirement age.

Name (1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Paul G. Boynton	Rayonier Advanced Materials Salaried Plan	16.7	712,985	—
	Rayonier Advanced Materials Excess Benefit Plan	16.7	4,205,055	—
Michael R. Herman	Rayonier Advanced Materials Salaried Plan	12.3	523,451	—
	Rayonier Advanced Materials Excess Benefit Plan	12.3	1,004,712	—

(1)	Messrs. Ruperto, Benner and Posze are not participants in the Retirement Plan.

(2)
Determined using the assumptions that applied for FASB ASC Topic 715-30 disclosure as of December 31, 2015. These assumptions include the 2014 Mercer MILES Mortality Table and Mortality Improvement Scale and an interest rate of 4.03%. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e. age 60 and 15 years of service or age 65). None of our NEOs are currently eligible for an unreduced pension. Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

The Retirement Plan is a tax-qualified retirement plan covering substantially all eligible salaried employees hired prior to January 1, 2006. This Plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by Rayonier Advanced Materials. Consistent with Rayonier Advanced Materials’ desire that salaried employee take a more active role in saving for retirement, this benefit was replaced by an increased retirement contribution under the Rayonier Advanced Materials Investment Savings Plan for Salaried Employees for new salaried employees effective January 1, 2006.
For the period through December 31, 2003, the annual pension amounts to two percent of a member’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of a member’s final average compensation for each year of benefit service to a maximum of 40 years.
A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Messrs. Boynton and Herman are vested in their accrued benefits. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a member eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a member eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).
A member’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the member’s average annual base salary for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average, plus (2) the member’s average approved bonus payments for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average.
The Excess Plan was adopted to meet the retirement needs of a small segment of its salaried employee population affected by limits imposed under federal law. The Excess Plan was frozen to new participants effective January 1, 2006. Applicable federal law limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds the IRC Section 415 limitations or whose benefit is limited on account of the IRC Section 401(a)(17) limitation on compensation are participants in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan are eligible under the Excess Plan to the extent their compensation exceeds the IRC limits noted above.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions in Last FY ($)	Aggregate Balance at Last FYE ($) (2)
Paul G. Boynton	34,185	26,589	10,473	—	390,441
Frank A. Ruperto	5,438	4,713	75	—	10,707
Thomas H. Benner	—	—	—	—	—
Michael R. Herman	1,659	4,531	3,111	—	109,957
James L. Posze Jr.	2,293	7,895	833	—	30,838

(1)	All executive and Company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table.

(2)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Rayonier Advanced Materials Inc. Excess Savings and Deferred Compensation Plan (the “Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Advanced Materials Investment Savings Plan for Salaried Employees (the “Savings Plan”)) and an Excess Base Salary and Bonus Deferral component.

The Savings Plan, a qualified 401(k) plan, is designed to encourage salaried employees to save and invest for retirement. Under this Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. For 2015, Rayonier Advanced Materials matched such contributions at a rate of $.60 for each $1.00 up to 6% of the employee’s base salary. In addition, for 2015, Rayonier Advanced Materials made an annual retirement contribution to each participant’s account equal to 3% of base salary and annual bonus for employees hired after January 1, 2006, or 0.5% of base salary for employees hired before 2006. The retirement contribution was increased, and automatic enrollment of all new salaried employees in the Savings Plan implemented, coincident with the closing of Rayonier Advanced Materials’ defined benefit pension plan to new salaried employees effective January 1, 2006. This change reflects Rayonier Advanced Materials’ desire that salaried employees take a more active role in planning, saving and investing for retirement.
Rayonier Advanced Materials contributions to the Savings Plan, both matching and retirement contributions, vest at a rate of 20% per year over the participant’s first five years of employment, and are made in the form of Rayonier Advanced Materials stock in order to encourage employee stock ownership. However, employees are free to transfer Company contributions to other investment options available under the Savings Plan immediately.
The Excess Savings Plan supplements the Savings Plan by providing employees with Rayonier Advanced Materials contributions that are lost due to the IRC regulations limiting employee contributions to tax qualified 401(k) plans. Participants can contribute up to 6% of total base salary. Rayonier Advanced Materials contributes up to 3.6% of total base salary (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed by participants and the Rayonier Advanced Materials match, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2015 was 3.01%. Excess Savings participants may elect to receive a lump sum or annual installments upon termination of employment.
The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average interest rate in 2015 was 3.61%. Excess Base Salary Deferral and Annual Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date.
All NEOs were eligible and, with the exception of Mr. Benner, participated in the Excess Savings component of this Plan in 2015. While all NEOs were eligible, only Mr. Boynton currently has amounts deferred under the Excess Base Salary and Bonus Deferral component in 2015.

Potential Payments Upon Termination or Change in Control
The following table reflects potential termination or change in control payments to NEOs if a triggering event were to have occurred on December 31, 2015*. All payments are as provided under the various severance plans discussed within the CD&A.

Name	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Pension/401(k) Benefit ($) (3)	Medical/Welfare, Tax and Outplacement Benefits ($) (4)	Acceleration of Equity Awards ($) (5)	Other (6)	Excise Tax Reimbursements ($) (7)
Paul G. Boynton
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	3,244,504	4,065,000	—
Involuntary termination						4,065,000	—
Involuntary or voluntary termination for good reason after change in control	2,781,000	3,600,000	1,427,043	92,697	—	—	—
Frank A. Ruperto
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	872,764	—	—
Involuntary termination without cause or substantial change in position	415,000	253,150	—	—	—	—	—
Involuntary or voluntary termination for good reason after change in control	1,245,000	630,000	101,070	76,020	—	—	1,058,914
Thomas H. Benner
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	624,367	—	—
Involuntary termination without cause or substantial change in position	385,000	207,900	—	—	92,584	400,000	—
Involuntary or voluntary termination for good reason after change in control	1,155,000	600,000	94,230	75,966	—	—	887,225
Michael R. Herman
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	802,281	—	—
Involuntary or voluntary termination for good reason after change in control	1,140,000	1,020,000	1,342,480	75,958	—	—	—
James L. Posze Jr.
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	480,248	—	—
Involuntary or voluntary termination for good reason after change in control	588,000	430,000	51,708	63,892	—	—	—

*
In March 2015, our CIC Plan and Equity Incentive Plan were amended, effective January 1, 2016, to eliminate entitlement to any excise tax gross-up payments and to eliminate automatic acceleration of time-based equity awards upon a change in control. Because the amounts in this table are reported based on the plan terms in effect as of December 31, 2015, as required by SEC rules, the table reflects amounts attributable to equity acceleration and excise tax reimbursement.

In addition, as discussed in the CD&A under “Severance Pay Plan and Executive Severance Non-Change in Control Plan”, effective March 1, 2016, the Compensation Committee approved the establishment of an Executive Severance Non-Change in Control Plan that provides severance benefits to employees at the level of vice-president and above, including the NEOs, in the event their employment is terminated (other than “for cause” or other non-qualifying terminations defined in the plan). This Executive Severance Non-Change in Control Plan replaces the Severance Pay Plan for Salaried Employees for the executive level group of employees. Benefits may range from 9 months to 24 months of severance.

(1)
Represents the executive’s base pay times the applicable tier multiplier under the CIC Plan (3 times for Tier I and 2 times for Tier II). For Messrs. Ruperto and Benner, this column also reflects severance entitlement under their offer letters (which have been superseded by the Executive Severance Non-Change in Control Plan.)

(2)
Represents the applicable tier multiplier times the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination. For Messrs. Ruperto and Benner, this column also reflects severance entitlement under their offer letters (which have been superseded by the Executive Severance Non-Change in Control Plan.)

(3)
Represents the actuarial value of an additional two or three years, based on the applicable tier multiplier, of eligibility service and age under Rayonier Advanced Materials’ retirement plans and additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)
Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; (ii) the value of the executives annual tax and financial planning allowance of $25,000 for Mr. Boynton, and $10,000 for all other NEOs; and (iii) up to $30,000 in outplacement services.

(5)
As indicated above, amounts reported in this column reflect plan terms in place on December 31, 2015. Effective January 1, 2016, our CIC Plan and Equity Incentive Plan were amended to eliminate automatic vesting of time-based equity awards upon a change in control. For stock option awards, the value was calculated as the difference between the closing price of Rayonier Advanced Materials stock on December 31, 2015 and the option exercise price. Performance shares (reflected here at maximum for 2014 and target for 2015) and restricted stock awards were valued using the closing price of Rayonier Advanced Materials stock on December 31, 2015. Under the CIC Plan, outstanding performance shares for which the performance period is not more than 50% complete vest at target upon a change in control. Outstanding performance shares for which the performance period is more than 50% complete at the time of the change in control will vest at the greater of target or actual performance achievement as determined pursuant to CIC Plan terms.

(6)
This amount reflects the $4 million cash payment plus interest to which Mr. Boynton would be entitled upon a change in control or any involuntary termination of employment by the Company pursuant to the terms of the CEO Agreement as amended, as described in our CD&A under “CEO Agreement.”

(7)
Effective January 1, 2016, the CIC Plan was amended to eliminate any entitlement to excise tax reimbursement. This column represents the excise tax reimbursement to which the named executive officer would have been entitled pursuant to the terms of our CIC Plan, as in effect on December 31, 2015. The Employee Matters Agreement required that, following the Separation, Rayonier Advanced Materials adopt a CIC Plan with substantially the same terms as the equivalent plan in place at Rayonier, which included a 280G tax reimbursement provision, and prohibited any change to the CIC Plan that would result in less favorable benefits until December 31, 2015. The amounts in the table are based on a 280G excise tax rate of 20 percent, 39.6 percent federal income tax and 2.35 percent Medicare tax.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Executive Severance Non-Change In Control Plan which may be payable upon a termination other than in the context of a change in control, are not included in the table. Amounts that would be distributed pursuant to Rayonier Advanced Materials’ nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to Rayonier Advanced Materials’ tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table.
A termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the CIC Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the CIC Plan if he or she was terminated for cause. A termination of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by Rayonier Advanced Materials’ board of directors; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to Rayonier Advanced Materials, including an indictment or charge by any prosecuting agency with the commission of a felony.
Rayonier Advanced Materials may condition payment of a portion of an executive’s severance benefits under the CIC Plan upon his or her agreement to adhere to confidentiality covenants, as well as to refrain from disparaging Rayonier Advanced Materials or its products; competing directly with Rayonier Advanced Materials; inducing certain employees to terminate employment or service with Rayonier Advanced Materials. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control, except that the confidentiality covenants would remain in effect for the longer of two years from the executive’s termination or three years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by Rayonier Advanced materials to enforce such covenants.
Unless otherwise indicated, all cash payments would be made by Rayonier Advanced Materials in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with IRC Section 409A, which regulates deferred compensation. Rayonier Advanced Materials has established two rabbi trusts related to the CIC Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the CIC Plan were Rayonier Advanced Materials not to meet its obligations. Rayonier Advanced Materials has funded $250,000 per participant to this trust. Were there to be a change in control of Rayonier Advanced Materials, Rayonier Advanced Materials would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the CIC Plan.
Offer Letters

Mr. Ruperto

In December 2013, Mr. Ruperto commenced employment with Rayonier as Senior Vice President, Corporate Development and Strategic Planning. Following the Separation, Mr. Ruperto joined Rayonier Advanced Materials, and in November 2014 he was promoted to serve as our Chief Financial Officer and Senior Vice President, Finance and Strategy. For 2014, Mr. Ruperto was entitled to a guaranteed minimum bonus payment of $210,000 paid in March 2015. Upon his appointment, Mr. Ruperto was also granted a long-term incentive award with a grant date value of approximately $750,000, paid 80% in the form of performance shares and 20% in the form of stock options, and a restricted stock grant of approximately $250,000 upon commencement of employment, 40% of which is scheduled to vest on the second anniversary of the grant date and the remaining 60% of which is scheduled to vest on the second anniversary of the grant date and the remaining 60% of which is scheduled to vest in equal increments over the following three anniversaries of the grant date. If Mr. Ruperto voluntarily resigns he will forfeit any unvested portion of this restricted stock grant. Mr. Ruperto was also provided a lump sum payment for relocation expenses and a settling-in allowance equal to one month’s salary, each grossed up for taxes, closing costs and moving expenses, which are subject to repayment in the event of Mr. Ruperto’s voluntary resignation prior to the second anniversary of his employment commencement date.

As discussed in the CD&A under “Special Severance Arrangements”, and as reflected in the table above, Mr. Ruperto was also entitled to enhanced severance protection in an amount equal to his annual base salary plus target bonus if his position was eliminated or changed substantially prior to March 31, 2016, and such termination was not covered under the CIC Plan. This enhanced severance protection, however, was superseded by the Executive Severance Non-Change in Control Plan effective March 1, 2016.

Mr. Benner

In October 2014, Mr. Benner commenced employment with us as Senior Vice President, Commercial - Performance Fibers. Mr. Benner voluntarily resigned from the Company effective March 31, 2016. For 2014, Mr. Benner was entitled to a guaranteed minimum bonus payment of $200,000 paid in March 2015. Under his offer letter, Mr. Benner was also entitled to a supplemental payment of $135,000 payable in equal installments in December 2015, 2016 and 2017. Mr. Benner forfeited the remaining $90,000 of his supplemental payment upon his resignation from the Company. Upon his appointment, Mr. Benner was also granted a long-term incentive award with a grant date value of approximately $250,000 paid in the form of performance shares, and a restricted stock award of approximately $400,000, 25% of which vested on the first anniversary of the grant date, 50% of which is scheduled to vest on the second anniversary of the grant date, and the remaining 25% of which is scheduled to vest on the third anniversary of the grant date. Mr. Benner forfeited these performance shares and the unvested portion of his restricted stock award upon his resignation. Mr. Benner was also entitled to a guaranteed cash payment of $400,000 on the second anniversary of his employment commencement date, which he forfeited upon his resignation. Mr. Benner was also provided a lump sum payment for relocation expenses and a settling-in allowance equal to one month’s salary, each grossed up for taxes, closing costs, lease breakage fees, tuition reimbursement and moving expenses.

As discussed in the CD&A under “Special Severance Arrangements” and as reflected in the table above, Mr. Benner was also entitled to enhanced severance protection in an amount equal to his annual base salary plus target bonus, plus vesting of his sign-on restricted stock grant and guaranteed cash payment, if his position was eliminated or changed substantially prior to the second anniversary of his employment commencement date, and such termination was not covered under the CIC Plan. This enhanced severance protection, however, was superseded by the Executive Severance Non-Change in Control Plan effective March 1, 2016.

DIRECTOR COMPENSATION
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties. Our directors are subject to minimum stock ownership and stock retention requirements as discussed in the Compensation Discussion and Analysis.

Cash Compensation Paid to Non-Management Directors
Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. For the 2015-2016 period, each non-management director receives the following cash compensation (which is prorated for partial year service): (i) an annual cash retainer of $55,000, payable in equal quarterly installments; (ii) an additional annual cash retainer of $20,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair, and $10,000 for the Nominating Committee chair, payable in equal quarterly installments; (iii) meeting fees of: (A) $2,000 per Board meeting attended, (B) $2,000 per Audit Committee meeting attended, and (C) $1,500 per Committee meeting attended, other than the Audit Committee; (iv) $2,000 for each trip taken at the request of management to one of the Company’s facilities for a business purpose other than a Board or Committee meeting; and (v) $2,000 for any other business trip taken at the request of management. The fee for a director participating by telephone in a non-telephonic meeting of the Board or any Committee is half of the otherwise applicable fee.
Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 74 or the conclusion of the director’s term, or upon termination as a director, if prior to age 74. Any deferred amounts earn interest at a rate equal to the Prime Rate as reported in The Wall Street Journal and is compounded annually (the “Prime Rate”).

Annual Equity Awards
For the 2015-2016 period, each non-management director received a restricted stock award equivalent to $95,000 based on grant date value (which is prorated for partial year service), vesting on the earlier of the first anniversary of the date of grant or the next annual meeting at which one or more members of the Board are standing for re-election if the director has not voluntarily left the Board prior to such date (May 23, 2016). Dividends on restricted stock awards accrue in a separate account and are paid upon vesting together with interest equal to the Prime Rate. A similar 2016-2017 restricted stock award for non-management directors is expected to be made after the 2016 Annual Meeting.
If approved by the stockholders (see Item 5 below), the Equity Incentive Plan would be amended beginning for the 2016-2017 period to cap annual equity awards to each director at not more than $300,000 per year.

Other Fees
Fees for the Lead Director are established by the Board upon the recommendation of the Nominating Committee. The current annual cash retainer for the Lead Director is $25,000, payable in equal quarterly installments.

Other Compensation and Benefits
The Directors’ Charitable Award Program (the “DCAP”), established by Rayonier in 1995, and discontinued for new directors effective January 1, 2004, allowed directors to nominate up to five organizations to share a total contribution of $1 million from The Rayonier Advanced Materials Foundation (the “Foundation”), a tax-exempt charitable foundation. Mr. Townsend is the only current director who participates in this program. Ten retired directors of Rayonier also participate. The Company assumed responsibility for the DCAP program in connection with the Separation. Rayonier acquired joint life insurance contracts (which were assigned to the Company in connection with the Separation) on the lives of eligible participants, the proceeds of which will be adequate to fund the necessary contributions to the Foundation. The DCAP is administered through a trust established to hold the joint life insurance contracts, receive proceeds therefrom and fund the required contributions to the Foundation, among other responsibilities. Directors receive no direct financial benefit from this program since the charitable deduction and insurance proceeds accrue solely to the trust or the Company.

Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2015 for all individuals serving on our Board of Directors at any time during fiscal 2015. Note that Mr. Miller resigned effective October 16, 2015 and Mr. Adair joined our Board of Directors in October 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Adair, Charles E.	26,078	55,842	—	81,920
Bloomquist, De Lyle W.	118,500	95,014	434	213,948
Boynton, Paul G. (3)	—	—	—	—
Brown, II, C. David	235,000	95,014	3,999	334,013
Gaumond, Mark E.	181,500	95,014	3,999	280,513
Kirsch, James F.	118,500	95,014	434	213,948
Miller, James H.	91,250	(4)	3,999	95,249
Morgan, Thomas I.	116,000	95,014	3,999	215,013
Palumbo, Lisa M.	109,500	95,014	434	204,948
Townsend, Ronald	114,500	95,014	3,999	213,513

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 14 “Incentive Stock Plans” included in the notes to financial statements in our 2015 Annual Report on Form 10-K. All awards reflect the May 2015 awards of 5,710 shares of restricted stock to each director, except Mr. Adair’s award reflects a grant of 6,777 shares of restricted stock granted upon his joining the Board in October 2015.

(2)	Represents accrued dividends and interest on restricted stock awards during 2015.

(3)	Mr. Boynton, as an executive officer of the Company, was not compensated for service as a director. See the Summary Compensation Table for compensation information relating to Mr. Boynton during 2015.

(4)	Mr. Miller’s May 2015 award of 5,710 shares of restricted stock was forfeited upon his retirement as a director effective October 16, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the holdings of persons known to us to beneficially own more than five percent of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc.	4,116,992(1)	9.60%
55 East 52nd Street
New York, NY 10022

The Vanguard Group	3,200,831(2)	7.46%
100 Vanguard Blvd.
Malvern, PA 19355

M. H. Davidson & Co.	2,195,000(3)	5.12%
Davidson Kempner Partners
Davidson Kempner Institutional Partners, L.P.
Davidson Kempner International, Ltd.
Davidson Kempner Distressed Opportunities Fund LP
Davidson Kempner Distressed Opportunities International Ltd.
Davidson Kempner Capital Management LP
520 Madison Avenue, 30th Floor
New York, New York 10022

(1)
Aggregated holdings and percent of class as of December 31, 2015 as reported to the SEC on Schedule 13G/A on January 27, 2016, indicating sole voting power over 3,964,562 shares of Common Stock and sole dispositive power over all shares of Common Stock.

(2)
Aggregated holdings and percent of class as of December 31, 2015 as reported to the SEC on Schedule 13G/A on February 10, 2016, indicating aggregated sole voting power over 53,212 shares of Common Stock,; shared voting power over 7,100 shares of Common Stock; sole dispositive power over 3,144,019 shares of Common Stock; and shared dispositive power over 56,812 shares of Common Stock.

(3)
Aggregated holdings and percent of class as of December 31, 2015 as reported to the SEC on Schedule 13G on January 21, 2016, indicating shared voting power and shared dispositive power over all shares of Common Stock.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the Common Stock beneficially owned as of March 23, 2016 by each of the Company’s directors, each of the NEOs and all directors and executive officers as a group. Unless otherwise indicated, all Common Stock listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Exercisable Stock Options (2)	Percent of Class
Charles E. Adair	7,277	—	*
De Lyle W. Bloomquist	7,751	—	*
Paul G. Boynton	234,294(3)	82,200	*
C. David Brown, II	19,939	—	*
Mark E. Gaumond	8,616	—	*
James F. Kirsch	7,751	—	*
Thomas I. Morgan	8,095	—	*
Lisa M. Palumbo	29,247(3)	—	*
Ronald Townsend	9,526	—	*
Thomas H. Benner	75,750(3)
Michael R. Herman	91,342(3)	15,209	*
James L. Posze, Jr.	44,959(3)	4,398	*
Frank A. Ruperto	92,200	2,782	*
Directors and executive officers as a group (16 persons)	744,117(3)	137,020	2.06%

*	Indicates that the percentage of beneficial ownership of the director or executive officer does not exceed 1 percent of the class.

(1)
Includes outstanding unvested restricted stock awards as follows: Messrs. Bloomquist, Brown, Gaumond, Kirsch, Morgan and Townsend and Ms. Palumbo, 5,710, Mr. Adair, 6,777, Mr. Benner, 72,909, Mr. Boynton, 102,344, Mr. Herman, 63,338, Mr. Posze, 36,780, Mr. Ruperto, 81,200 and all directors and executive officers as a group, 461,096.

(2)
Pursuant to SEC regulations, stock receivable through the exercise of employee stock options that are exercisable within 60 days after March 23, 2016 are deemed to be beneficially owned as of March 23, 2016.

(3)
Includes the following share amounts allocated under the Savings Plan to the accounts of Mr. Benner, 551, Mr. Boynton, 4,644; Mr. Herman, 1,345; Mr. Posze, 1,142 and all directors and executive officers as a group, 12,204.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2015 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of the Company’s outstanding Common Stock have complied with the reporting requirements of Section 16(a), except with respect to a Form 4 that was filed late for Mr. Benner on January 8, 2016 reporting the withholding by the Company of 863 shares of Common Stock for personal tax liability upon the vesting of a restricted stock award, and a Form 4 that was filed late for Mr. Hood on January 8, 2016 reporting the withholding by the Company of 429 shares of Common Stock for personal tax liability upon the vesting of a restricted stock award.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2015 regarding all compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect the Separation.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))

Equity compensation plans approved by security holder	2,083,367 (1)	$29.02	3,513,853 (2)
Equity compensation plans not approved by security holder	N/A	N/A	N/A
Total	2,083,367	$29.02	3,513,853

(1)
Consists of 130,415 outstanding stock options awarded under the 2004 Incentive Stock Plan, 901,554 outstanding stock options awarded under the Rayonier Incentive Stock Plan, 345,096 outstanding stock options awarded under the Rayonier Advanced Materials Incentive Stock Plan and 706,302 performance shares (assuming maximum payout) awarded under the Rayonier Incentive Stock Plan and the Rayonier Advanced Materials Incentive Stock Plan. The weighted-average exercise price in column (B) does not take performance shares into account.

(2)	Consists of shares available for future issuance under the Rayonier Advanced Materials Incentive Stock Plan.

EXECUTIVE OFFICERS
Our executive officers are elected by the Board of Directors and hold office for such terms as determined by the Board. The information set forth below includes the current executive officers of the Company who are not also serving as directors.
Thomas H. Benner, 48, Senior Vice President, Commercial (until March 31, 2016)–Mr. Benner joined the Company in October 2014 as Senior Vice President, Commercial. From 2010 to October 2014, he was based in Lyon, France as President of Solvay’s Silica global business unit (the inventor and leading global provider of highly dispersible silica, with a main application in the production of fuel-saving tires). From 1998 to 2010 he was with Rhodia (manufacturers of polyamide staple fiber, filament, yarns and engineering plastics for non-wovens, textiles and industrial end uses), most recently as Vice President/General Manager - Novecare. Mr. Benner holds a Bachelor of Science degree in chemical engineering from Penn State University and an MBA from Columbia University.
John P. Carr, 45, Chief Accounting Officer and Vice President, Controller–Mr. Carr joined Rayonier (an international forest products company with core businesses in timber and real estate) as Controller, Performance Fibers in July 2006, a position he held until June 2014. Following the Separation, Mr. Carr was elected Vice President, Controller of the Company and was elected to his current position effective January 1, 2016. Prior to joining Rayonier, from March 2002 to July 2006, he served as Vice President and Controller at The Haskell Company. From October 2000 to March 2002, Mr. Carr was Director of Financial Reporting, Mergers and Acquisitions at CommTec Industries, Inc. and from September 1993 to October 2000, he was an Audit Manager at Arthur Andersen, LLP. Mr. Carr holds a Bachelor of Business Administration, Accounting from the University of North Florida. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
Michael R. Herman, 53, Senior Vice President, General Counsel and Corporate Secretary–Mr. Herman joined Rayonier (an international forest products company with core businesses in timber and real estate) as Vice President and General Counsel in September 2003 and was named Senior Vice President and General Counsel in March 2013, a position he held until June 2014. Following the Separation, Mr. Herman was appointed to his current position for the Company. From 1997 to 2003, he was vice president and general counsel of GenTek Inc., and its predecessor company, General Chemical Corporation, which he joined in 1992. Mr. Herman was also counsel to IBM’s Integrated Systems Solutions Corporation for two years and served four years as an associate with the international law firm Shearman & Sterling. Mr. Herman holds a BA in economics and literature and rhetoric from Binghamton University, and a JD from St. John’s University School of Law.
Charles H. Hood, 65, Senior Vice President, Public Affairs and Communications–From July 2007 to February 2013, Mr. Hood was Vice President, Public Affairs at Rayonier (an international forest products company with core businesses in timber and real estate) and was promoted to Senior Vice President, Public Affairs and Communications in March 2013, a position he held until June 2014. Following the Separation, Mr. Hood was appointed to his current position for the Company. Prior to joining Rayonier, Mr. Hood was with Georgia-Pacific for 23 years, most recently as Vice President of Government Affairs. From 1991 to 2003, he was Georgia-Pacific’s Southeast Regional Manager of Government Affairs, and prior to that, their Manager of Government Affairs for Florida. Mr. Hood also served as Clerk of the Courts for Putnam County, Florida, for eight years, and was a legislative assistant for the Florida State Senate from 1972 to 1976. He holds a bachelor’s degree in journalism from the University of Florida.
William R. Manzer, 59, Vice President, Manufacturing Operations–Mr. Manzer joined Rayonier (an international forest products company with core businesses in timber and real estate) as Vice President, Manufacturing Operations in January 2011, a position he held until June 2014.  Following the Separation, Mr. Manzer was appointed to his current position for the Company.  Prior to joining Rayonier, from September 2001 to December, 2010, he was employed in various senior manufacturing roles for Fraser Papers (a manufacturer of specialized printing, publishing and converting papers) and most recently was Senior Vice President, Business Strategy and Projects. Previously, Mr. Manzer worked from January 1991 to August 2001 for Champion International and from June 1980 until December 1991 for Fraser Papers in various pulp and paper manufacturing roles. His responsibilities have included pulp and paper mills in the US and Canada .  Mr. Manzer holds a bachelor’s degree in chemical engineering from the University of Maine, Orono.
James L. Posze, Jr., 51, Senior Vice President, Human Resources–From October 2010 to March 2013, Mr. Posze was Vice President, Human Resources at Rayonier (an international forest products company with core businesses in timber and real estate), and was promoted to Senior Vice President, Human Resources in March 2013, a position he held until June 2014. Following the Separation, Mr. Posze was appointed to his current position for the Company. Prior to joining Rayonier, Mr. Posze was with Albemarle Corporation (a manufacturer of polymers and fine chemicals), where he served as Global Director, Human Resources for more than eight years. Mr. Posze holds a bachelors degree in management from Western Kentucky University.
Frank A. Ruperto, 50, Chief Financial Officer and Senior Vice President, Finance and Strategy–Mr. Ruperto joined Rayonier (an international forest products company with core businesses in timber and real estate) in March 2014 as Senior Vice President, Corporate Development and Strategic Planning, a position he held until June 2014. Following the Separation, he was appointed to the same position at the Company and was appointed to his current position in November 2014. Prior to joining Rayonier, from 2003 to 2012, he served as Managing Director, Mergers and Acquisitions for Banc of America Securities and, subsequent to their merger, Bank of America Merrill Lynch (each a consumer banking and financial services provider).  From 1996 to 2003, Mr. Ruperto held various positions at Merrill Lynch & Co. including Managing Director, Mergers & Acquisitions.  Prior to that, Mr. Ruperto was an Associate with Kidder Peabody & Co./PaineWebber Inc. from 1993 to 1995 and with Smith Barney Inc. from 1995 to 1996.  From 1988 to 1991, he was a Corporate Finance Analyst with Alex. Brown & Sons Inc.  Mr. Ruperto received a Bachelor of Arts with a concentration in economics from Harvard College and holds an MBA, with a major in finance, from The Wharton School of Business at The University of Pennsylvania.

ITEM 2 - ADVISORY VOTE ON “SAY ON PAY”
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules of the SEC, we are providing stockholders with the opportunity to make a non-binding, advisory vote on the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis , and in the tables and related narrative disclosure in this Proxy Statement.

As described in detail in such disclosures, our executive compensation programs are designed to drive Company performance, attract, motivate and retain a high quality leadership team, and focus our senior leaders on the creation of long-term stockholder value. Our compensation programs provide a substantial majority of named executive officer compensation in the form of “at risk” performance-based incentives, consisting primarily of long-term stock-based awards and an annual cash incentive plan. We believe this approach to compensation properly aligns the interest of our executives with those of our stockholders and with the long-term interests of the Company.

Within this framework, we believe that our 2015 compensation program demonstrated our pay-for-performance philosophy. We continued to encounter significant challenges in our cellulose specialties business due to both weakness in our end-markets and oversupply, as well as macroeconomic issues such as the strengthening of the U.S. dollar, which resulted in continued pressure on the pricing of our products because of cost advantages afforded by the relatively weak (versus the U.S. dollar) currencies in the home countries of our competitors. With a $62 million negative pricing impact on EBITDA coming into 2015, we challenged our organization to reduce costs by $40 million. Our employees stepped up to the challenge as we delivered on this significant initiative. In 2015, we realized $35 million of cost reductions and ended the year at our targeted run rate of approximately $40 million in cost improvements. As a result, we mitigated more than half of the cellulose specialties pricing impact and delivered $238 million of pro forma EBITDA, well above beginning year guidance of $200 to $220 million. In addition, with our focus on improving cash flow in 2015, we exceeded our working capital improvement goal and generated $124 million of adjusted free cash flow; an $11 million improvement from 2014.

To better optimize our assets, in July we announced a significant plan to reposition our facility in Jesup, Georgia, to improve costs, better balance our cellulose specialties capacity to market conditions, and provide for additional commodity volumes. Additionally, in June we announced a potential lignin chemicals joint venture with Borregaard ASA at our Fernandina plant and, in December, we entered into definitive agreements with our new partner, subject to final approval in mid-year 2016. The venture, assuming it is approved, would allow us to diversify our earnings into lignin-based products and would improve our overall cost position. In addition, consistent with our objective for innovation, we made great strides in accelerating the identification and production of new products for existing and new markets.

In 2015, we also announced new long-term contracts extending through 2019 with our two largest customers. These agreements underscore the unique value our cellulose specialties products bring to customers, even in this very challenging environment, and reinforces our position as the leading supplier of high purity cellulose fibers.

As evidenced by the Company’s results, we believe that our executive compensation philosophy correctly aligns the interests of our executives with our stockholders and demonstrates the execution of our pay-for-performance philosophy.

Note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the policies and practices described in this proxy statement.

This proposal provides stockholders with the opportunity to endorse or not endorse our compensation arrangements for named executives through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and any related material).”

While this vote is not binding on our Board of Directors, the Board values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL
OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3-PROPOSAL TO APPROVE FOR PURPOSES OF IRC SECTION 162(m) THE AMENDED RAYONIER ADVANCED MATERIALS INC. NON-EQUITY INCENTIVE PLAN

Stockholders are being asked to approve the Rayonier Advanced Materials Inc. Non-Equity Incentive Plan, as amended by our Compensation Committee on February 24, 2016 (the “Non-Equity Incentive Plan”), subject to stockholder approval, in accordance with the requirements of IRC Section 162(m).

The Non-Equity Incentive Plan reflects the adjustment of the maximum award limit in Section 5(e)(iii) of the Non-Equity Incentive Plan to provide the Compensation Committee with increased flexibility to grant awards intended to qualify for tax deductibility under IRC Section 162(m). As amended, a covered executive (as defined below) may not be granted bonus awards under the Non-Equity Incentive Plan in any one calendar year that would permit the covered executive in the aggregate to be paid an amount in excess of $5,000,000.

Approval of the Non-Equity Incentive Plan will constitute approval of the performance criteria set forth in the Non-Equity Incentive Plan pursuant to the stockholder approval requirements of IRC Section 162(m). IRC Section 162(m) limits the deductions a publicly-held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer and the three other most highly-compensated executive officers serving on the last day of the fiscal year other than the chief financial officer (which is referred to in the Non-Equity Incentive Plan as “covered executives”). Performance-based compensation that meets certain requirements is not counted against the $1 million deductibility cap and remains deductible. Stockholder approval of the material terms used in setting performance goals permits qualification of performance-based awards for tax deductibility.

Specifically, the regulations promulgated under IRC Section 162(m) require that the material terms of the performance goals be disclosed to, and approved by, the Company’s stockholders. For purposes of IRC Section 162(m), the material terms include (1) the employees eligible to receive compensation upon attainment of performance goals, (2) the business criteria upon which the performance goals may be based, and (3) the maximum amount payable to a covered employee upon attainment of the performance goals. The following is a brief description of the Non-Equity Incentive Plan, including the material terms of the performance goals as amended, subject to stockholder approval. The full text of the Non-Equity Incentive Plan is attached as Appendix B and the following description is qualified in its entirety by reference to Appendix B.

Purpose

The purpose of the Non-Equity Incentive Plan is to provide a vehicle through which the Compensation Committee makes cash incentive awards to key personnel, referred to as “designated employees,” that have an impact on achievement by the Company or its affiliates of annual or other short-term performance objectives, as determined or established by the Compensation Committee. The Non-Equity Incentive Plan is implemented through one or more bonus programs adopted periodically by the Compensation Committee. Unless the Compensation Committee determines otherwise, a performance period corresponds to a calendar year.
Administration of the Non-Equity Incentive Plan

The Compensation Committee administers the Non-Equity Incentive Plan, with the exception of awards to the Chief Executive Officer which require the approval of the independent directors of the Board of Directors. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 implemented under the Securities and Exchange Act of 1934 and an “outside director” within the meaning of IRC Section 162(m). The Compensation Committee has full power, discretion and authority to interpret, construe and administer the Non-Equity Incentive Plan. The powers of the Compensation Committee include, but are not limited to, the power to: (i) determine the terms and conditions of each bonus program under the Non-Equity Incentive Plan, including the performance goals and performance objectives thereunder; (ii) select those employees of the Company or any affiliate who are designated employees to whom bonus awards are granted pursuant to a bonus program under the Non-Equity Incentive Plan; (iii) determine the amount to be paid pursuant to each bonus award; (iv) determine whether and the extent to which the conditions to the payment of a bonus award have been satisfied; (v) provide rules and regulations from time to time for the management, operation and administration of the Non-Equity Incentive Plan and the bonus programs; (vi) construe the Non-Equity Incentive Plan and the bonus programs, which construction is final and conclusive upon all parties; and (vii) correct any defect, supply any omission or reconcile any inconsistency in the Non-Equity Incentive Plan and any bonus programs in such manner and to such extent as it shall deem expedient.

All decisions, determinations or actions of the Compensation Committee with respect to the Non-Equity Incentive Plan are final and binding on all persons for all purposes. The Compensation Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Non-Equity Incentive Plan or any bonus program, to grant, amend, interpret and administer bonus awards with respect to any designated employee other than a covered executive.

Eligibility

Awards may be granted only to employees of the Company and its affiliates, as determined by the Compensation Committee, and who are identified as designated employees with respect to a bonus program. The Compensation Committee will determine the designated employees, or the class of designated employees, who will participate in the bonus program for a particular performance period. As of March 1, 2016, there were approximately thirty persons who would currently be eligible to receive awards under the Non-Equity Incentive Plan. Non-employee directors are not eligible to receive awards under the Non-Equity Incentive Plan. Because the Compensation Committee has full discretion to determine designated employees who will participate in bonus programs, there is no way to predict how many employees may ultimately receive awards under the Non-Equity Incentive Plan. Further, because the Compensation Committee has discretion to determine the amount and form of awards, subject to Non-Equity Incentive Plan terms, there is no way to determine in advance the benefits or amounts that will be received in the future by or allocated to specific employees under the Non-Equity Incentive Plan.

Bonus Programs

The bonus program for each performance period is determined by the Compensation Committee. The Compensation Committee will identify the designated employees and the specific performance goals and the parameters of the performance objectives to be applied for a performance period. The Compensation Committee will also determine any applicable weightings to be given in respect of the performance goals for each designated employee or class of designated employees.

In determining specific performance goals and performance objectives, the Compensation Committee may: (i) establish the performance objectives as consisting of one or more levels of performance with respect to a given performance goal; (ii) cause the performance objectives to differ for bonus awards among different designated employees; (iii) provide that more than one performance goal is incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other; and (iv) establish a matrix setting forth the relationship between performance on two or more performance goals and allocate the amount of a bonus award among performance goals.

The Compensation Committee will set target awards for designated employees, including covered executives. The Compensation Committee will also determine the percentages by which individual bonus awards may be increased or decreased based upon designated employees’ performance against established and identified individual objectives.

Bonus Awards

Bonus awards are in the form of a conditional right of a designated employee to receive cash, based upon achievement of one or more pre-established performance objectives during a performance period. Bonus awards may also take the form of a percentage of a bonus pool. For covered executives, bonus awards for all performance periods commencing in a calendar year under bonus programs established under the Non-Equity Incentive Plan may not permit the participant to be paid an amount in excess of $5 million.

Performance Objectives

Performance goals may be expressed in terms of one or more of the following business criteria:

•	Net income

•	Earnings per share

•	Operating income

•	Operating cash flow

•	Cash available for distribution

•	Earnings before income taxes and depreciation

•	Earnings before interest, taxes, depreciation and amortization

•	Operating margins

•	Reductions in operating expenses

•	Sales or return on sales

•	Total stockholder return

•	Return on equity

•	Return on total capital

•	Return on invested capital

•	Return on assets

•	Economic value added

•	Cost reductions and savings

•	Increase in surplus

•	Productivity improvements

Performance goals for designated employees other than covered executives may also be based on an employee’s attainment of personal objectives with respect to one or more of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long-term business goals. Performance goals may be measured on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units. A performance goal may be established in absolute terms, relative to performance in prior periods, compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Compensation Committee may determine. Unless otherwise determined by the Compensation Committee, such as by applying adjustments to financial metrics, performance goals will be determined using Generally Accepted Accounting Principles consistently applied during the performance period.

Following the completion of each performance period, in the case of performance awards intended to qualify as performance-based compensation under IRC Section 162(m), the Compensation Committee must certify in writing as to whether the performance goals and other material terms of the performance award have been achieved or met before any award is paid to any covered executive.

Adjustments and Amendments

The Compensation Committee may reduce or eliminate the bonus award of any employee for any reason at any time. To the extent necessary to preserve the intended economic effects of the Non-Equity Incentive Plan, the Compensation Committee also may adjust performance objectives, the bonus awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, (iii) a partial or complete liquidation of the Company or any subsidiary, or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no such adjustment may be made if it would cause awards intended to qualify under IRC Section 162(m) to fail to qualify as such.

Termination of Employment

In general, in the event a designated employee terminates employment for any reason during a performance period or prior to the bonus award payment, he or she (or his or her beneficiary, in the case of death) will not be entitled to receive any bonus award for such performance period, though the Compensation Committee may in its sole discretion pay a pro rata or other portion of the award, subject in the case of covered executives to IRC Section 162(m).

Amendment or Termination of the Non-Equity Incentive Plan

The Compensation Committee may terminate or amend the Non-Equity Incentive Plan or a bonus program at any time.

IRC Section 162(m) and Recommendation of the Board

The Board believes that it is in the best interest of the Company and its stockholders to enable the Compensation Committee, as it deems appropriate, to implement compensation arrangements that qualify as tax-deductible, performance-based compensation under the Non-Equity Incentive Plan. The Board is therefore recommending that stockholders approve, for IRC Section 162(m) purposes, the material terms of performance-based compensation, as set forth above, including the amended individual award limit. Stockholder approval of the material terms, however, is only one of several requirements under IRC Section 162(m) that must be satisfied for awards under the Non-Equity Incentive Plan to qualify for the performance-based compensation exemption. The rules and regulations promulgated under IRC Section 162(m) are complicated and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any award intended to qualify as performance-based compensation within the meaning of IRC Section 162(m) will so qualify. In addition, nothing in this proposal precludes the Company or the Compensation Committee from making any payment or granting awards, under the Non-Equity Incentive Plan or otherwise, that do not qualify for tax deductibility under IRC Section 162(m). Moreover, if stockholders do not approve the material terms of performance-based compensation, the Company or the Compensation Committee may grant awards under the Non-Equity Incentive Plan, subject to the individual award limit in effect prior to the Compensation Committee’s February 24, 2016 amendment of the Non-Equity Incentive Plan, but those awards would not be eligible for deduction under IRC Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO
APPROVE FOR PURPOSES OF IRC SECTION 162(m) THE AMENDMENT OF
THE RAYONIER ADVANCED MATERIALS INC. NON-EQUITY INCENTIVE PLAN

ITEM 4 - PROPOSAL TO APPROVE FOR PURPOSES OF IRC SECTION 162(m) THE AMENDED RAYONIER ADVANCED MATERIALS INC. INCENTIVE STOCK PLAN

Stockholders are being asked to approve the Rayonier Advanced Materials Inc. Incentive Stock Plan, as amended by our Board on February 26, 2016 (the “Equity Incentive Plan”), subject to stockholder approval, in accordance with the requirements of IRC Section 162(m). We are not seeking approval of any additional shares of stock for issuance under the Equity Incentive Plan.

The Equity Incentive Plan reflects the following change: The annual individual award limits in Section 3 of the Equity Incentive Plan have been adjusted to provide the Compensation Committee with increased flexibility to grant awards intended to qualify for tax deductibility under IRC Section 162(m). Under the Equity Incentive Plan, in any one calendar year, no employee may be granted (i) awards of performance shares, restricted stock and/or restricted stock units (excluding restricted stock and restricted stock unit awards not intended to qualify as performance-based compensation for purposes of IRC Section 162(m)) covering more than 500,000 shares of stock or (ii) stock options and/or stock appreciation rights covering more than 300,000 shares of stock. The Board also adopted the annual award limit for non-employee director awards described under Item 5 below.

Approval of the Equity Incentive Plan will constitute approval of the performance criteria set forth in the Equity Incentive Plan pursuant to the stockholder approval requirements of IRC Section 162(m). IRC Section 162(m) limits the deductions a publicly-held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer and the three other most highly-compensated executive officers serving on the last day of the fiscal year other than the chief financial officer. Performance-based compensation that meets certain requirements is not counted against the $1 million deductibility cap and remains deductible. Stockholder approval of the material terms used in setting performance goals permits qualification of performance-based awards for tax deductibility.

Specifically, the regulations promulgated under IRC Section 162(m) require that the material terms of the performance goals be disclosed to, and approved by, the Company’s stockholders. For purposes of IRC Section 162(m), the material terms include (1) the employees eligible to receive compensation upon attainment of performance goals, (2) the business criteria upon which the performance goals may be based, and (3) the maximum amount payable to a covered employee upon attainment of the performance goals. The following is a brief description of the Equity Incentive Plan, including the material terms of the performance goals (as amended, subject to stockholder approval), and reflecting the limit on non-employee director awards under the Equity Incentive Plan proposed under Item 5. The full text of the Equity Incentive Plan is attached as Appendix C and the following description is qualified in its entirety by reference to Appendix C.

Purpose

The purpose of the Equity Incentive Plan is to attract and retain highly qualified employees and directors and to motivate and reward performance that will lead to sustained increases in stockholder value. The Equity Incentive Plan furthers opportunities for share ownership by the Company's employees in order to increase their proprietary interest in the Company and, as a result, their interest in the Company's long-term success and their commitment to creating shareholder value. The Equity Incentive Plan also covers certain awards granted under the equity compensation plans of the Company's former parent company, Rayonier, which awards were assumed by the Company upon completion of its spin-off in June, 2014.
Administration of the Equity Incentive Plan
The selection of key employees who may participate in the Equity Incentive Plan, and the terms and conditions of each award, are determined by the Compensation Committee, with the exception of awards to the Chief Executive Officer, which are approved by the independent members of the Board of Directors. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 implemented under the Securities and Exchange Act of 1934 and an “outside director” within the meaning of IRC Section 162(m). The Compensation Committee has full power, discretion and authority to interpret, construe and administer the Equity Incentive Plan, and all decisions, determinations or actions of the Compensation Committee pursuant to the Equity Incentive Plan will be final and binding on all persons for all purposes. The Compensation Committee may delegate its powers as it deems appropriate, but may not (1) delegate responsibility to make awards to executive officers, (2) make awards intended to qualify as performance-based compensation for purposes of IRC Section 162(m) or (3) certify the achievement of performance goals for purposes of IRC Section 162(m). The Board of Directors itself administers and interprets the Equity Incentive Plan with respect to awards made to non-employee directors.

Eligibility

All salaried employees of the Company and its subsidiaries and non-employee directors of the Company are eligible to receive awards under the Equity Incentive Plan.

Types of Awards

The Equity Incentive Plan permits the grant of:

•	non-qualified and incentive stock options

•	stock appreciation rights granted in tandem with stock options

•	restricted stock

•	restricted stock units

•	performance shares

Non-employee directors are eligible only for awards of stock options, restricted stock and restricted stock units.

Shares of Common Stock Covered by the Equity Incentive Plan

The Equity Incentive Plan permits the granting of awards covering 4,500,000 shares of common stock plus the number of shares of stock reserved for issuance for awards under the equity compensation plans of Rayonier transferred to the Company in connection with the Separation. The common stock issued under the Equity Incentive Plan may be either authorized but unissued shares of common stock or shares of common stock purchased on the open market. As of March 1, 2016, there were approximately 42,870,120 million shares of common stock outstanding, and the closing price per share on March 1, 2016 was $7.09.

If any awards under the Equity Incentive Plan are forfeited, terminated, expire unexercised, are settled in cash, are exchanged for other awards or are released from a reserve for failure to meet the maximum payout under a program, the shares of common stock that were subject to or reserved for such awards once again become available for awards under the Equity Incentive Plan. Shares of stock withheld or tendered for the payment of taxes or the exercise price of a stock option are not available for subsequent issuance under the Equity Incentive Plan.

Limits on Awards

Under the Equity Incentive Plan, as amended in February 2016 and subject to stockholder approval, in any calendar year, no employee may be granted (i) awards of performance shares, restricted stock and/or restricted stock units (excluding restricted stock and restricted stock units not intended to qualify as performance-based compensation for purposes of IRC Section 162(m)) covering more than 500,000 shares of stock or (ii) awards of options and/or stock appreciation rights for more than 300,000 shares of stock. No more than 1,000,000 shares of stock may be cumulatively available under the Equity Incentive Plan for awards of incentive stock options.

Under the Equity Incentive Plan, the maximum aggregate dollar value of awards that may be issued under the Equity Incentive Plan to any one non-employee director in any calendar year is $300,000.

Performance Shares

Performance shares are rights to receive shares of common stock, as determined by the Compensation Committee, based on the achievement of certain performance goals over a specified performance period.

The Compensation Committee determines the performance goals for awards of performance shares. Performance goals may vary for key employees and groups of key employees and are based on the performance goals that the Compensation Committee deems appropriate. The performance period and goals will be determined by the Compensation Committee prior to or reasonably promptly after the commencement of any performance period, but in the case of performance awards intended to qualify as performance-based compensation under IRC Section 162(m), no later than the earlier of (i) 90 days after the commencement of the performance period or (ii) the day prior to the date on which 25% of the performance period has elapsed.

Performance goals may be expressed in terms of one or more of the following business criteria:

•	Net income

•	Earnings per share

•	Operating income

•	Operating cash flow

•	Cash available for distribution

•	Earnings before income taxes and depreciation

•	Earnings before interest, taxes, depreciation and amortization

•	Operating margins

•	Reductions in operating expenses

•	Sales or return on sales

•	Total stockholder return

•	Return on equity

•	Return on total capital

•	Return on invested capital

•	Return on assets

•	Economic value added

•	Cost reductions and savings

•	Increase in surplus

•	Productivity improvements

A performance goal may also be based on an employee’s attainment of personal objectives with respect to the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long-term business goals. Performance goals may be measured on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units. A performance goal may be established in absolute terms, relative to performance in prior periods, compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Compensation Committee may determine. Unless otherwise determined by the Compensation Committee, such as by applying adjustments to financial metrics, performance goals will be determined using Generally Accepted Accounting Principles, or GAAP, consistently applied during the performance period.

Following the completion of each performance period, in the case of performance awards intended to qualify as performance-based compensation under IRC Section 162(m), the Compensation Committee will certify in writing as to whether the performance goals and other material terms of the performance award have been achieved or met. Unless the Compensation Committee determines otherwise, such performance awards will not be settled until the Compensation Committee has made this certification.

The Compensation Committee may reduce or eliminate performance awards for any employee for any reason at any time. To the extent necessary to preserve the intended economic effects of the Equity Incentive Plan, the Compensation Committee may also adjust the performance goals or awards to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, (iii) a partial or complete liquidation of the Company or a subsidiary, or (iv) a change in accounting or other relevant rules or regulations.

The Compensation Committee may structure the performance awards as restricted stock units or any substantially similar instrument evidencing the right to receive a share of stock at some future date upon the lapse of the applicable restrictions established by the Compensation Committee or upon the satisfaction of any applicable performance goals established by the Compensation Committee under the Equity Incentive Plan.

Restricted Stock and Restricted Stock Units

Restricted stock is one or more shares of common stock awarded to grantees subject to restrictions determined by the Compensation Committee. A restricted stock unit is a contractual right that entitles the grantee to receive shares of common stock at a future date subject to terms and conditions determined by the Compensation Committee. The restriction period and vesting restrictions, which may include time-based and/or performance-based vesting criteria, will be determined by the Compensation Committee for each such award. Holders of restricted stock have the right to vote and receive dividends. Holders of restricted stock units have no voting rights, and unless otherwise provided in the award agreement, are not entitled to dividends.

Except as provided otherwise in the award agreement or by the Committee, if a grantee terminates employment for any reason, any unvested restricted stock and restricted stock units that the grantee holds at the time of termination are forfeited. In the event of death, disability or retirement or other special circumstances, the Compensation Committee may determine to waive the restrictions with respect to unvested awards.

Stock Options and Rights

Options granted under the Equity Incentive Plan may be either non-qualified stock options or incentive stock options qualifying for special tax treatment under IRC Section 422. The exercise price of any stock option may not be less than the fair market value of the common stock on the date of grant. The exercise price is payable in cash, shares of stock previously owned by the optionee or a combination of cash and common shares previously owned by the optionee. The term of non-qualified stock options and incentive stock options may not exceed ten years from the date of grant.

Stock appreciation rights may be granted in tandem with stock options to employees of the Company. The exercise of a right will entitle the holder to receive cash or shares of common stock (or a combination of cash and stock) having a value equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price of the option.

Amendment and Termination of the Equity Incentive Plan

The Board may, at any time, amend or terminate the Equity Incentive Plan and, specifically, may make such modifications to the Equity Incentive Plan as it deems necessary to qualify payments under the Equity Incentive Plan as deductible performance-based compensation under IRC Section 162(m). No amendment may, without approval of a majority of the Company’s stockholders:

•	alter the group of persons eligible to participate in the Equity Incentive Plan;

•
increase the number of shares of common stock available for awards (except for adjustments made on a recapitalization, reclassification, split-up or consolidation of the common stock or a stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets); or

•
decrease the exercise price of an outstanding option or stock appreciation right after the date of grant or permit the surrender of any outstanding option or stock appreciation right at a time when its exercise price exceeds the fair market value of the underlying shares of common stock, in exchange for another award, cash or other property or as consideration for the grant of a new option or stock appreciation right with a lower exercise price than the option or stock appreciation right being surrendered (except for adjustments made on a recapitalization, reclassification, split-up or consolidation of the common stock or a stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets).

Change in Control

In the event of a change in control, each outstanding award will be treated as the Compensation Committee determines in its sole discretion, including, without limitation, that each award be assumed or cancelled or that substantially equivalent awards be substituted by the successor corporation. In taking any such action, the Compensation Committee is not be required to treat all awards similarly in the transaction.

Subject to the Compensation Committee’s discretion as described above, if a change in control occurs during the course of a performance period applicable to a performance shares award, then the grantee will be deemed to have satisfied the performance goals at target if actual performance through the effective date of the change in control meets or exceeds target.

Following a change in control, any Options held by a grantee whose employment is terminated without cause or voluntarily terminates employment based on a good faith belief that he or she is unable to effectively discharge his or her duties as a result of the change in control, will continue to be fully exercisable for a period of seven months following the change in control, subject to any earlier expiration date.

Under the Equity Incentive Plan, “change in control” is generally defined as: (i) the filing of a Schedule 13D with the SEC disclosing that any person is the beneficial owner of securities representing 20% of the Company’s outstanding voting securities; (ii) the purchase by any person, other than the Company, of shares of stock pursuant to a tender offer or exchange offer, after the consummation of which, the person in question is the beneficial owner of 20% or more of the Company’s total voting securities; (iii) the approval by Company stockholders and subsequent occurrence of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger where Company stockholders immediately prior to the merger have the same proportionate ownership of the surviving corporation immediately after the merger), or pursuant to which Company common stock would be converted into cash, securities, or other property, or (B) any sale, lease or other transfer of all or substantially all the assets of the Company; or (iv) a change in the composition of the Board over any period of 24 consecutive months, so that the persons who were members of the Board at the beginning of such period or who were elected on the nomination or recommendation of such persons fail to constitute at least 70% of the Board.

Adjustments For Certain Events

In the event of any recapitalization, reclassification, split-up or consolidation of shares of Stock or stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, the Compensation

Committee will make such adjustments to Awards as the Committee deems equitable. In the event of a stock split, stock dividend or consolidation of common stock, the number of shares of common stock subject to an outstanding stock option and its exercise price and the number of shares of common stock subject to a stock award will be proportionately adjusted.

Restrictive Covenants; Clawback

Except after a change in control, the exercise of any option or right and the receipt of any award is subject to the employee refraining from competitive activity for a specified period and refraining from acting in a manner contrary to the best interests of the Company.

Except following a change in control, if the employee terminates employment in breach of any covenants under the Equity Incentive Plan and becomes employed by a competitor within one year after the date of exercise of any option or the receipt of any award, the employee must pay to the Company an amount equal to any gain from the exercise of the option or the value of the award, in each case measured by the amount reported as taxable compensation to the employee by the Company for federal income tax purposes.

Certain U.S. Federal Tax Consequences of Equity Awards

The following summary is intended as a general guide to the U.S. federal income tax consequences relating to the awards granted under the Equity Incentive Plan based on applicable statutory provisions as of the date of this proxy statement, which are subject to change at any time and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences but does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances. State, local, estate and other tax consequences are not addressed below.

Restricted Stock, Restricted Stock Units and Performance Shares. With respect to restricted stock, restricted stock units and performance shares in general, no income is realized by the grantee at the time of grant.

When restrictions on restricted stock lapse, the grantee will be subject to tax at ordinary income rates on the amount by which the fair market value of the restricted stock at such time exceeds the amount (if any) paid for the award by the grantee. However, a grantee may elect under IRC Section 83(b) within 30 days after the date of receipt of the restricted stock to be taxed differently. In such a case (1) income is realized by the grantee at the time of grant in an amount equal to the excess of the fair market value of such shares of restricted stock at such time (determined without regard to any restrictions which apply to the shares of restricted stock) over the purchase price, if any, of the shares of common stock and (2) when the underlying shares of common stock are sold, the grantee will recognize capital gain or loss measured by the difference between the amount realized on the disposition and the basis of the restricted stock, which will equal the sum of the purchase price and the amount included in gross income under IRC Section 83(b).

With respect to restricted stock units and performance shares, the grantee will be subject to tax at ordinary income tax rates when the shares of common stock underlying the units or performance shares are delivered to the grantee. Federal income tax will be calculated on the amount by which the fair market value of the stock at the time of delivery exceeds the amount (if any) paid for the award by the grantee. A grantee may not make an election under IRC Section 83(b) with respect to restricted stock units or performance shares.

With respect to a sale of restricted stock after the forfeiture period has expired, the holding period to determine whether the grantee has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis for such shares of stock will generally be based on the fair market value of such shares of stock on such date (except that an IRC Section 83(b) election will cause the holding period commencement and the tax basis to be determined as of the grant date). With respect to a sale of stock acquired under restricted stock units or performance shares, the holding period to determine whether the grantee has long-term or short-term capital gain or loss generally begins when the shares of stock were delivered to the grantee. For restricted stock, restricted stock units and performance shares, the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee.

Non-Qualified Stock Options.    On the exercise of a non-qualified stock option, the optionee will recognize ordinary income for federal income tax purposes on the amount by which the fair market value of the stock on the date of exercise exceeds the exercise price of the option. The optionee will be taxed on this amount in the year of exercise, and the Company generally will be allowed a deduction in this amount for federal income tax purposes in the same year. When the optionee disposes of shares of common stock acquired on the exercise of a non-qualified stock option, any amount received in excess of the fair market value of such shares on the date of exercise will be treated as either a long- or short-term capital gain to the optionee, depending on the holding period of such shares. If the amount received is less than the market value of the shares of common stock on the date of exercise, the loss will be treated as either a long- or short-term capital loss, depending on the holding period of such shares.

Incentive Stock Options.    On the exercise of an incentive stock option, no ordinary income will be recognized by the optionee, although the spread between the fair market value of the stock on the date of exercise over the exercise price of the option is an item of tax preference for purposes of the calculation of the optionee’s alternative minimum tax. If the optionee holds the shares of stock for over one year after the date of exercise and two years from the date of grant, then on the sale of the shares of stock (i) the excess of the sale proceeds over the aggregate exercise price of the option will be long-term capital gain to the optionee, and (ii) the Company will not be entitled to a tax deduction under such circumstances. Generally if the optionee sells or otherwise disposes of the shares of stock within one year after the date of exercise, the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but generally not more than the amount of gain realized on the disposition) will be ordinary income to the optionee at the time of such disposition. This is sometimes referred to as a “disqualifying disposition.” The Company generally will be entitled to a federal tax deduction equal to the amount of ordinary income recognized by the optionee upon a disqualifying disposition.

Stock Appreciation Rights. With respect to stock appreciation rights, in general, no income is realized by the grantee at the time the stock appreciation right is granted. Generally, at exercise, the grantee will be required to include as ordinary income an amount equal to the fair market value of any shares of stock received on the exercise, and the Company may be entitled to a federal income tax deduction equal to the amount of income taxed to the grantee.

Equity Incentive Plan Benefits

There were approximately 17 officers and 1,200 other employees and eight non-employee directors of the Company and its subsidiaries as of March 1, 2016. Because the Compensation Committee has full discretion to determine who is a key employee, there is no way to predict how many employees may ultimately receive awards or options under the Equity Incentive Plan. Further, because the Compensation Committee (or Board, as applicable) has discretion to determine the amount and form of awards, subject to Equity Incentive Plan terms, there is no way to determine in advance the benefits or amounts that will be received in the future by or allocated to specific officers or employees, or groups thereof, or to non-employee directors under the Equity Incentive Plan.

IRC Section 162(m) and Recommendation of the Board

The Board believes that it is in the best interests of the Company and its stockholders to enable the Compensation Committee, as it deems appropriate, to implement compensation arrangements that qualify as tax-deductible, performance-based compensation under the Equity Incentive Plan. The Board is therefore recommending that stockholders approve, for IRC Section 162(m) purposes, the material terms of performance-based compensation, as set forth above, including the amended individual annual award limits. Stockholder approval of the material terms, however, is only one of several requirements under IRC Section 162(m) that must be satisfied for awards under the Equity Incentive Plan to qualify for the performance-based compensation exemption. The rules and regulations promulgated under IRC Section 162(m) are complicated and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any award intended to qualify as performance-based compensation within the meaning of IRC Section 162(m) will so qualify. In addition, nothing in this proposal precludes the Company or the Compensation Committee from making any payment or granting awards, under the Equity Incentive Plan or otherwise, that do not qualify for tax deductibility under IRC Section 162(m). Moreover, if stockholders do not approve the material terms of performance-based compensation, the Company or the Compensation Committee may grant awards under the Equity Incentive Plan, subject to the individual annual award limits in effect prior to the Board’s February 26, 2016 amendment of the Equity Incentive Plan, but those awards would not be eligible for deduction under IRC Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL
TO APPROVE FOR PURPOSES OF IRC SECTION 162(m) THE AMENDMENT OF THE RAYONIER ADVANCED MATERIALS INC. INCENTIVE STOCK PLAN

ITEM 5-PROPOSAL TO APPROVE AN ANNUAL LIMIT ON AWARDS TO NON-EMPLOYEE DIRECTORS UNDER THE RAYONIER ADVANCED MATERIALS INC. INCENTIVE STOCK PLAN
On February 26, 2016, the Board of Directors approved, subject to stockholder approval, the amended Rayonier Advanced Materials Inc. Incentive Stock Plan, as described in Item 4 above, to, among other items, implement a limit on the number of shares of stock that may be awarded to non-employee directors under the Equity Incentive Plan. Under the Equity Incentive Plan, as amended, the maximum aggregate grant date fair value of awards that may be issued to any one non-employee director in any calendar year is $300,000. If this Item 5 is not approved by stockholders, this annual award limit for non-employee director awards will not be implemented.
A description of the Equity Incentive Plan, reflecting this amendment, appears under Item 4 above. The full text of the Equity Incentive Plan is attached as Appendix C and the description is qualified in its entirety by reference to Appendix C.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL
TO APPROVE AN ANNUAL LIMIT ON AWARDS TO NON-EMPLOYEE DIRECTORS UNDER
THE RAYONIER ADVANCED MATERIALS INC. INCENTIVE STOCK PLAN

ITEM 6 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Change in Independent Registered Public Accounting Firm in 2016

As disclosed in our current report on Form 8-K filed with the SEC on March 14, 2016, management and our Audit Committee undertook and completed a process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2016. The Audit Committee invited several firms to participate in this process, including Ernst & Young LLP (“EY”), the Company’s independent registered accounting firm since June 30, 2014.
As a result of this process and following careful deliberation, on March 9, 2016, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm, effective upon completion of their client acceptance process, and dismissed EY from that role. Grant Thornton advised the Company that it had successfully completed the client acceptance process on March 12, 2016.
EY’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through March 9, 2016, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement(s) in its audit reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
In connection with the filing of our March 14, 2016 Current Report on Form 8-K, the Company furnished a copy of the above disclosures to EY and requested that EY furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not EY agreed with the above statements. A copy of such letter dated March 14, 2016 was attached as Exhibit 16.1 to such Current Report on Form 8-K.
During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through March 9, 2016, neither the Company nor anyone acting on its behalf consulted with Grant Thornton with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Appointment of Grant Thornton as Independent Registered Public Accounting Firm for Fiscal Year 2016

On March 9, 2016, the Audit Committee appointed Grant Thornton as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016. Although submission of the appointment for ratification by the stockholders is not legally required, the Board believes that it is consistent with best practices and is an opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the stockholders do not ratify the selection of Grant Thornton, the Audit Committee will reconsider the selection of the independent registered public accounting firm for the Company for 2016.
Representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and they will have an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF
GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

REPORT OF THE AUDIT COMMITTEE
Management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. Its independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States of America as well as auditing the Company’s internal control over financial reporting.
The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process, including annual audits and quarterly reviews of its financial statement filings and audits of internal control over financial reporting. The Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Committee is currently composed of six directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the NYSE, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter can be found on the Company’s website at www.rayonieram.com.

The Committee has reviewed and discussed the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 with management and with the Company’s independent registered public accounting firm. In addition, the Committee has held discussions with the Company’s independent registered public accounting firm covering the matters required by Statement on Auditing Standards No. 16, as amended, supplemented or superseded (AICPA, Professional Standards, Vol. 1. Au Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Committee has also received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, and has held discussions with the Company’s independent registered public accounting firm regarding their independence.
The Committee discussed with the Company’s chief internal audit executive, and with the Company’s independent registered public accounting firm representatives, the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures, and the overall quality of the Company’s financial reporting. Separate private meetings without management present were also held with the Company’s chief internal audit executive at four meetings of the Committee in 2015 and with representatives of the Company’s independent registered public accounting firm at four meetings of the Committee in 2015. The Committee also held four regularly scheduled private meetings with the Company Ombudsman in 2015. The Ombudsman is responsible for handling concerns and inquiries regarding compliance matters, including any submissions regarding the Company’s accounting, internal controls and auditing, as required by the Sarbanes-Oxley Act of 2002.
In reliance on the Committee’s reviews and discussions with management, and the independent registered public accounting firm as discussed above, the Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company’s 2015 Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
This report is furnished by the members of the Audit Committee.

Mark E. Gaumond, Chair	James F. Kirsch
Charles E. Adair	Lisa M. Palumbo
De Lyle W. Bloomquist	Ronald Townsend
Audit Committee Financial Experts
The Board has evaluated whether at least one Audit Committee member meets the qualifications to serve as an “audit committee financial expert” in accordance with SEC rules. Based on its evaluation, the Board has determined that Messrs. Adair and Gaumond are each independent of management and qualify as audit committee financial experts.
Information Regarding Independent Registered Public Accounting Firm
EY has served as the Company’s independent registered public accounting firm since June 30, 2014. The Audit Committee may change the appointment of the independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interest of the Company and its stockholders.

The following table presents the fees for professional services earned by Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2015 and 2014.

Fees	2015	2014
Audit fees	$1,522,700	$1,821,685
Audit-related fees	—	—
Tax fees	371,792	45,000
All other fees	1,995	1,995
	$1,896,487	$1,868,680
Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, audit of the income tax accrual, accounting research and consents for SEC filings.
Audit-related fees include services such as internal control reviews, employee benefit plan audits and transaction-related fees.
Tax fees include income tax services other than those directly related to audit of the tax accrual.
All other fees includes any other products or services provided other than the services reported in the first three categories. Such services include an accounting research tool subscription.
The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.
All services provided by the independent registered public accountant as set forth above were pre-approved in accordance with the Committee’s pre-approval policies and procedures set forth on the attached Appendix D. Pursuant to such policies and procedures, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and allowable non-audit services and associated fees for any individual engagement for which fees are less than $10,000. Any such pre-approval of services and fees by the Chairman are reported to the full Audit Committee at its next regular meeting.

MISCELLANEOUS
Annual Report

A copy of our Annual Report, which includes the 2015 Annual Report on Form 10-K (with financials but without exhibits), is available on the Internet at www.proxyvote.com as set forth in the Internet Notice. However, we will send a copy of our 2015 Annual Report on Form 10-K to any stockholder without charge upon written request addressed to:
Rayonier Advanced Materials Inc.
Investor Relations
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207, USA

Delivery of Materials to Stockholders Sharing an Address

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Internet Notice or, if paper copies are requested, only one Proxy Statement and Annual Report is delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. If a stockholder sharing an address wishes to receive a separate Internet Notice or copy of the proxy materials, that stockholder may do so by contacting Broadridge Householding Department via telephone at 1-800-542-1061 or via mail addressed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any stockholder currently sharing an address with another stockholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge Householding Department by telephone or mail as indicated above.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/Michael R. Herman
Michael R. Herman Corporate Secretary

APPENDIX A

Compensation Peer Groups

Specialty Chemical Company Peers

Cytec Industries Inc.	Minerals Technologies Inc.	A. Schulman, Inc.
H.B. Fuller Company	OM Group Inc.	Sensient Technologies Corporation
Innophos Holdings, Inc.	PolyOne Corporation	Stepan Company
Kraton Performance Polymers, Inc.	Quaker Chemical Corporation	Zep Inc.

Manufacturing Company Peers

A. Schulman, Inc.	Blount International, Inc.	Crocs, Inc.
AAR Corporation	Blucora Inc.	CSG Systems International, Inc.
ACCO Brands Corporation	Bonanza Creek Energy, Inc.	Cubic Corporation
Actuant Corporation	Boulder Brands, Inc.	Daktronics, Inc.
Acxiom Corporation	Brady Corporation	Delek Logistics Partners L.P.
ADTRAN, Inc.	BreitBurn Energy Partners L.P.	Diamond Foods, Inc.
Advanced Drainage Systems Inc.	Briggs & Stratton Corporation	Drew Industries Inc.
Advanced Energy Industries, Inc.	Builders FirstSource, Inc.	EarthLink Holdings Corp.
Aegion Corporation	Calgon Carbon Corporation	El Paso Electric Company
Aerojet Rocketdyne Holdings, Inc.	California Water Service Group	Elizabeth Arden, Inc.
Alamo Group, Inc.	Callaway Golf Company	Encore Wire Corporation
Albany International Corp.	Carbo Ceramics Inc.	Engility Holdings, Inc.
Altra Industrial Motion	Cardtronics, Inc.	Ennis, Inc.
American Railcar Industries Inc.	Cavco Industries, Inc.	EnPro Industries, Inc.
American Woodmark Corporation	Celadon Group, Inc.	ePlus Inc
Analogic Corporation	Century Aluminum Company	ESCO Technologies Inc.
Apogee Enterprises, Inc.	Chart Industries, Inc.	Everi Holdings Inc.
Arctic Cat Inc.	Checkpoint Systems, Inc.	ExlService Holdings, Inc.
Astec Industries, Inc.	Cincinnati Bell Inc.	Exterran Partners, L.P.
Astronics Corporation	Circor International, Inc.	FairPoint Communications, Inc.
Atlas Resource Partners, L.P.	Coca-Cola Bottling Co. Consolidated	Farmer Brothers Company
Atwood Oceanics, Inc.	Coherent, Inc.	Federal Signal Corporation
Avid Technology, Inc.	Columbus McKinnon Corporation	Ferro Corporation
AZZ Incorporated	Comfort Systems USA, Inc.	Fairmount Santrol Holdings Inc.
B&G Foods, Inc.	ConMed Corporation	Franklin Electric Co., Inc.
Balchem Corporation	Consolidated Communications Holdings, Inc.	G&K Services, Inc.
Bankrate, Inc.	Covenant Transportation Group, Inc.	General Communication, Inc.
Beazer Homes USA, Inc.	Cray Inc.	Gibraltar Industries, Inc.

Globe Specialty Metals, Inc.	Lindsay Corporation	Patrick Industries, Inc.
GrafTech International Ltd.	LSB Industries Inc.	PC Connection, Inc.
Granite Construction Incorporated	Lydall, Inc.	Perry Ellis International, Inc.
Great Lakes Dredge & Dock Corporation	M.D.C. Holdings, Inc.	Pioneer Energy Services Corp.
Greatbatch, Inc.	M/I Homes, Inc.	Plexus Corp.
Griffon Corporation	ManTech International Corporation	Ply Gem Holdings Inc.
Halcon Resources Corporation	Marten Transport, Ltd.	Polycom, Inc.
Handy & Harman International, Ltd.	Martin Midstream Partners L.P.	Powell Industries Inc.
Harsco Corporation	Materion Corporation	Premiere Global Services, Inc.
Hawaiian Holdings, Inc.	Matrix Service Company	Primoris Services Corporation
Headwaters Incorporated	McDermott International, Inc.	QLogic Corporation
Hecla Mining Company	MedAssets, Inc.	Quaker Chemical Corporation
Helix Energy Solutions Group Inc.	Merit Medical Systems, Inc.	Quality Distribution, Inc.
Herman Miller, Inc.	Methode Electronics, Inc.	Quanex Building Products Corporation
Hornbeck Offshore Services, Inc.	MGE Energy, Inc.	Quantum Corporation
Hovnanian Enterprises, Inc.	Microsemi Corporation	Renewable Energy Group, Inc.
IDT Corporation	MicroStrategy, Inc.	Republic Airways Holdings Inc.
II-VI Incorporated	Modine Manufacturing Company	Rex American Resources Corporation
InnerWorkings, Inc.	MoneyGram International, Inc.	Roadrunner Transportation Systems, Inc.
Innophos Holdings, Inc.	Monster Worldwide, Inc.	ROFIN-SINAR Technologies Inc.
Innospec Inc.	Movado Group, Inc.	Rogers Corporation
Installed Building Products, Inc.	MTS Systems Corporation	RTI International Metals, Inc.
Interface, Inc.	Mueller Water Products, Inc.	Saia, Inc.
Intersil Corporation	Multi-Color Corporation	Sanchez Energy Corporation
Invacare Corporation	Multi-Fineline Electronix, Inc.	SandRidge Energy, Inc.
iRobot Corporation	Myers Industries, Inc.	Schweitzer-Mauduit International, Inc.
Itron, Inc.	MYR Group Inc.	SEACOR Holdings Inc.
John B. Sanfilippo & Son, Inc.	NCI Building Systems, Inc.	Semtech Corporation
JBT Corporation	Neenah Paper Inc.	Simpson Manufacturing Co., Inc.
Kaiser Aluminum Corporation	Netgear, Inc.	Smith & Wesson Holding Corporation
KB Home	Neustar, Inc.	South Jersey Industries, Inc.
Kimball International Inc.	Newpark Resources, Inc.	SP Plus Corporation
Knoll, Inc.	Newport Corporation	Standard Motor Products, Inc.
Knowles Corporation	Northern Oil and Gas Inc.	Standex International Corporation
Koppers Holdings Inc.	NW Natural	Star Gas Partners, L.P.
Kraton Performance Polymers, Inc.	OM Group Inc.	Stepan Company
Kratos Defense & Security Solutions, Inc	OmniVision Technologies Inc.	Stillwater Mining Company
Kronos Worldwide, Inc.	OSI Systems, Inc.	Sturm, Ruger & Company
L.B. Foster Company	Otter Tail Corporation	SunCoke Energy, Inc.
La-Z-Boy, Incorporated	Oxford Industries, Inc.	SunEdison Semiconductor Limited
Legacy Reserves L.P.	P.H. Glatfelter Company	Super Micro Computer, Inc.
Libbey, Inc.	Parker Drilling Company	Superior Industries International Inc.

Sykes Enterprises, Incorporated	Tredegar Corporation	Vera Bradley, Inc.
Team Inc.	Triangle Petroleum Corporation	Viad Corp
TeleTech Holdings, Inc.	TriMas Corporation	Virgin America Inc.
Tennant Company	Tronox Limited	Vishay Intertechnology, Inc.
Tesco Corporation	TTM Technologies, Inc.	Vonage Holdings Corp.
Tetra Tech, Inc.	Tumi Holdings, Inc.	W&T Offshore, Inc.
Tetra Technologies, Inc.	U.S. Silica Holdings, Inc.	Wabash National Corporation
The Empire District Electric Company	Unifi, Inc.	Watts Water Technologies, Inc.
The Greenbrier Companies, Inc.	UniFirst Corporation	Web.com Group, Inc.
The Stone Energy Corporation	Unit Corporation	WebMD Health Corp.
Tidewater, Inc.	Universal Corporation	Wesco Aircraft Holdings, Inc.
TimkenSteel Corporation	Universal Electronics Inc.	Westmoreland Coal Company
Titan International, Inc.	USANA Health Sciences Inc.	William Lyon Homes
Tower International	Vanguard Natural Resources, LLC	Winnebago Industries Inc.

2015 Performance Share Peer Group

AK Steel Holding Corporation	Greif, Inc.	PolyOne Corporation
Albemarle Corporation	H.B. Fuller Company	Quaker Chemical Corporation
Allegheny Technologies Inc.	Headwaters Inc.	Reliance Steel and Aluminum Company
AptarGroup, Inc.	Innophos Holdings, Inc.	RTI International Metals, Inc.
Avery Dennison Corporation	Kaiser Aluminum Corporation	A. Schulman, Inc.
Bemis Company, Inc.	KapStone Paper & Packaging	Schweitzer-Mauduit International, Inc.
Boise Cascade Company	Koppers Holdings Inc.	Scotts Miracle-Gro Company
Cabot Corporation	Kraton Performance Polymers, Inc.	Sensient Technologies Corporation
Calgon Carbon Corporation	Louisiana-Pacific Corporation	Silgan Holdings Inc.
Carpenter Technology Corporation	LSB Industries Inc.	Sonoco Products Company
Century Aluminum Company	Materion Corporation	Steel Dynamics, Inc.
Clearwater Paper Corporation	Minerals Technologies Inc.	Stepan Company
Cliffs Natural Resources Inc.	Myers Industries, Inc.	Stillwater Mining Company
Commercial Metals Company	Neenah Paper Inc.	SunCoke Energy Inc.
Compass Minerals International Inc.	Olin Corporation	TimkenSteel Corporation
Cytec Industries Inc.	OM Group Inc.	Tredegar Corporation
Domtar Corporation	Owens-Illinois Inc.	United States Steel Corporation
Eagle Materials Inc.	P.H. Glatfelter Company	Worthington Industries
Globe Specialty Metals, Inc

APPENDIX B

RAYONIER ADVANCED MATERIALS INC.
NON-EQUITY INCENTIVE PLAN

1.	Purpose
The Rayonier Advanced Materials Inc. Non-Equity Incentive Plan, as amended, is the vehicle through which the Compensation and Management Development Committee of the Rayonier Advanced Materials Board of Directors will make cash incentive awards to key personnel, referred to as Designated Employees, that have an impact on the Company’s, or its Affiliates’, achievement of annual or other short-term Performance Objectives, as determined by the Committee or established at its direction, from time to time. The Plan is effected through one or more Bonus Programs adopted periodically by the Committee and made effective for designated Performance Periods or until such time as the particular Bonus Program is modified or terminated.

2.	Definitions
For purposes of the Plan, the following terms have the indicated definitions. Terms not defined in the Plan have the same meaning as under the Rayonier Advanced Materials Inc. Incentive Stock Plan.
(a)“Affiliate” means, with respect to the Company, any person that, directly or indirectly, is controlled by the Company. For purposes of this definition, the term “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.
(b)“Beneficiary” means the estate of a Designated Employee or such other beneficiary or beneficiaries lawfully designated pursuant to Section 6(h) to receive the amount, if any, payable under the Plan upon the death of a Designated Employee.
(c)“Board” means the Board of Directors of the Company.
(d)“Bonus Award” means the right of a Designated Employee to receive a cash payment pursuant to a Bonus Program under the Plan following the completion of a Performance Period based upon achievement of individual, group or Company Performance Objectives in respect of one or more Performance Goals during the Performance Period and, with respect to Designated Employees who are not Covered Executive, based on such other measures as the Committee determines appropriate in respect of the Performance Period. The Bonus Award shall become payable to the extent the Performance Objectives established by, or pursuant to the instructions of, the Committee are satisfied as determined by the Committee in accordance with the rules applicable to the Bonus Program.
(e)“Bonus Program” means the particular terms applicable to Bonus Awards for a Performance Period as determined by the Committee not later than the Outside Rules Date.
(f)“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended and the applicable regulations thereunder. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)
(g)“Committee” means the Compensation and Management Development Committee of the Board or such other committee of the Board assigned by the Board to administer the Plan.
(h)“Company” means Rayonier Advanced Materials Inc., a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.
(i)“Covered Executive” means a Designated Employee whose compensation is required to be reported to stockholders in the Company’s proxy statement in respect of any year to the extent that the deduction for amounts payable to such Designated Employee in respect of such year are subject to the Section 162(m) Rules or who is otherwise so designated by the Committee or under rules established by the Committee.
(j)“Designated Employees” means with respect to any applicable Performance Period, the Covered Executives and other employees of the Company or any Affiliate designated by the Committee as eligible to receive Bonus Awards for a particular Bonus Program, which designation may be made by reference to salary grade or otherwise, and which designation in the case of a Covered Executive shall be made prior to the Outside Rules Date.
(k) “Outside Rules Date” means the date that is not later than the earlier of (i) the date that is 90 days after the commencement of the Performance Period and (ii) the day prior to the date on which 25% of the Performance

Period has elapsed, or such other date by which the related action must be taken in accordance with the Section 162(m) Rules in respect of a Covered Executive.
(l) “Performance Goals” means the performance goals established by the Committee in connection with a Bonus Program. In the case of Bonus Awards for Covered Executives and other Designated Employees, such goals shall be based on or expressed in terms of one or more of the following business criteria: (i) net income, (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) earnings before income taxes and depreciation, (vi) earnings before interest, taxes, depreciation and amortization, (vii) operating margins (viii) reductions in operating expenses, (ix) sales or return on sales, (x) total stockholder return, (xi) return on equity, (xii) return on total capital, (xiii) return on invested capital, (xiv) return on assets, (xv) economic value added, (xvi) cost reductions and savings, (xvii) increase in surplus, (xviii) productivity improvements, and (xix) cash available for distribution, and, in the case of Designated Employees other than Covered Executives, may include (xx) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee, the Performance Goals will be determined using GAAP consistently applied during a Performance Period by no later than the Outside Rules Date.
(m)“Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Designated Employee shall become entitled to specified rights in connection with a Bonus Award. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Committee may determine.
(n)“Performance Period” means a Plan Year or any other period designated by the Committee with respect to which Bonus Awards are granted under the applicable Bonus Program.
(o)“Plan” means this Rayonier Advanced Materials Inc. Non-Equity Incentive Plan, as it may be amended from time to time, and any successor hereto.
(p)“Plan Year” shall mean the calendar year or, if different and so designated by the Committee, the fiscal year of the Company.
(q) “Section 162(m) Rules” means the provisions of Section 162(m) of the Code, or any successor thereto, the Treasury regulations promulgated thereunder and any applicable guidance issued in respect thereof.
(r)“Section 409A Rules” means the provisions of Section 409A of the Code, or any successor thereto, the Treasury regulations promulgated thereunder and any applicable guidance issued in respect thereof.
(s)“Stock Plan” means the Rayonier Advanced Materials Inc. Incentive Stock Plan, as amended from time to time.
(t)“Target Award” means with respect to a Designated Employee, the amount, which may be expressed as the percentage of the Designated Employee’s base salary as in effect on the last day of a Plan Year (or if the Performance Period shall include more than one Plan Year, then unless the Committee shall have established otherwise, as in effect on the last day of each Plan Year within such Performance Period applied separately to each such year) or such other amount as may be designated by the Committee for the Designated Employee pursuant to the Bonus Program applicable to the Performance Period, provided that for a Covered Executive, Target Awards expressed as a percentage of base salary shall mean base salary as in effect on the date on which the Performance Objectives for such Covered Executive are established by the Committee under a Bonus Program consistent with Section 162(m) Rules.

3.Administration of the Plan
(a)Administration. The Plan shall be administered by the Committee. The Committee shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan consistent with the provisions hereof, including without limitation, the power to:
(i)determine the terms and conditions of each Bonus Program under the Plan, including the Performance Goals and Performance Objectives thereunder;

(ii)select those employees of the Company or any Affiliate who shall be Designated Employees to whom Bonus Awards shall be granted pursuant to a Bonus Program under the Plan;
(iii)determine the amount to be paid pursuant to each Bonus Award;
(iv)determine whether and the extent to which the conditions to the payment of a Bonus Award have been satisfied;
(v)provide rules and regulations from time to time for the management, operation and administration of the Plan and the Bonus Programs;
(vi)construe the Plan and the Bonus Programs, which construction shall be final and conclusive upon all parties; and
(vii)correct any defect, supply any omission or reconcile any inconsistency in the Plan and any Bonus Programs in such manner and to such extent as it shall deem expedient.
The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan and any Bonus Programs shall be determined by the Committee in its discretion, and all such determinations shall be final and binding.
(b)Delegation of Authority. The Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan or any Bonus Program, to grant, amend, interpret and administer Bonus Awards with respect to any Designated Employee other than a Covered Executive.

4.Eligibility
Awards may be granted only to employees of the Company and its Affiliates, as determined by the Committee and who are identified as Designated Employees with respect to a Bonus Program. No Awards shall be granted to an individual who is not an employee of the Company or any of its Affiliates. No employee shall, at any time, have a right to become a Designated Employee in the Bonus Program for any Performance Period, for any reason, including notwithstanding the individual’s having previously participated in the Bonus Program.

5.	Procedures Applicable to Bonus Programs and Bonus Awards
(a)Bonus Programs. The Committee shall determine the scope of the Bonus Program for a particular Performance Period and, pursuant thereto, the Committee is authorized to grant Bonus Awards. For each Bonus Program, the Committee shall, in accordance with the terms of the Plan and prior to the Outside Rules Date, set or determine the following:
(i)Identify Designated Employees. The Committee shall determine the Designated Employees, or the class of Designated Employees, who will participate in the Bonus Program for the particular Performance Period.
(ii)Identify Performance Goals and Establish Performance Objectives. The Committee shall identify the Performance Goals and the parameters of the Performance Objectives to be applied for the Performance Period, including any applicable weightings to be given in respect of the Performance Goals for each Designated Employee or class of Designated Employees, and in this connection the Committee may:
(1)establish the Performance Objectives as consisting of one or more levels of performance with respect to a given Performance Goal;
(2)cause the Performance Objectives to differ for Bonus Awards among different Designated Employees;
(3)provide that more than one Performance Goal is incorporated in a Performance Objective, in which case achievement with respect to each Performance Goal may be assessed individually or in combination with each other; and
(4)establish a matrix setting forth the relationship between performance on two or more Performance Goals and allocate the amount of a Bonus Award among Performance Goals.
(iii)Set Target Awards. The Committee shall establish a Target Award for the Performance Period for each Designated Employee or class of Designated Employees in the Bonus Program, including for each Covered Executive.
(iv)Set Discretionary Variation Percentages. In the case of Designated Employees who are not Covered Executives, the Committee shall establish the percentage by which individual Bonus Awards may be increased or decreased based upon the Designated Employee’s performance against identified individual objectives established for such Designated Employee or class of Designated Employees.
(b)Duration of the Performance Periods. The Committee shall establish the duration of each Performance Period at the time that it sets the Performance Objectives for the Bonus Program applicable to that Performance Period. The Committee shall be authorized to permit overlapping or consecutive Performance Periods.
(c)Bonus Awards. The following terms shall apply to Bonus Awards generally under any Bonus Program:
(i)Conditional Right. Bonus Awards shall represent the conditional right of a Designated Employee to receive cash, based upon achievement of one or more pre-established Performance Objectives during a Performance Period. Bonus Awards shall be subject to such conditions, including deferral of settlement, risks of forfeiture and other terms and conditions as shall be specified by the Committee.
(ii)Non-Uniformity of Awards. The provisions of Bonus Awards need not be the same with respect to each Designated Employee.
(iii)Bonus Pools. In the Committee’s discretion, Bonus Awards may take the form of a percentage of a bonus pool the magnitude of which shall be determined in a manner consistent with the determination of individual Bonus Awards based on individual Performance Objectives for all of the members in the pool, with the time period for establishing the magnitude of the pool and the fixing of the applicable percentage available to any individual, which shall be determined in accordance with the requirements of the Section 162(m) Rules with respect to the individuals eligible to receive Bonus Awards from the pool to the extent applicable to such individuals.
(iv)Time of Payment. Except as otherwise determined by the Committee, any amounts payable in respect of Bonus Awards for a Performance Period will generally be paid as soon as practicable at the end of the Performance Period and not later than March 15th of the year following the Performance Period or at such other time as to allow the payment to be a “short term deferral” or otherwise not subject to Section 409A of the Code, as determined under the Section 409A Rules; provided that, the payment of a Bonus Award to a Covered Executive shall not be made prior to the certification required by Section 5(e)(ii), below.
(v)Deferral of Payment. Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Designated Employee shall have the right to elect to defer receipt of part or all of any payment due with respect to a Bonus Award.
(d)Adjustments to Bonus Awards and Performance Objectives.
(i)The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Bonus Award of any Designated Employee for any reason, including, without limitation, changes in the position or duties of any Designated Employee with the Company or an Affiliate during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise.
(ii)To the extent necessary to preserve the intended economic effects of the Plan to the Company and the Designated Employees, the Committee shall adjust Performance Objectives, the Bonus Awards or both to take into account: (A) a change in corporate capitalization, (B) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (C) any partial or complete liquidation of the Company or any subsidiary or (D) a change in accounting or other relevant rules or regulations; provided, however, that (x) no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authorization or the making of such adjustment would cause the Bonus Awards for any Covered Executive that are intended to qualify as “qualified performance-based compensation” under the Section 162(m) Rules to fail to so qualify, and (y) any adjustment pursuant to clause (D) shall be subject to the timing requirements of the last sentence of the definition of Performance Goal.
(e)Additional Rules Applicable to Covered Executives.
(i)Section 162(m) Rules. Performance Objectives for any Covered Executive shall be objective and shall otherwise meet the requirements of the Section 162(m) Rules. If any provision of this Bonus Program would cause a Performance Bonus Award not to constitute “qualified performance-based compensation” under Section 162(m) with respect to a Covered Executive, that provision shall be severed from, and shall be deemed not to be a part of, the Bonus Program, in respect of such Covered Executive but the other provisions hereof shall remain in full force and effect. In the event that changes are made to the Section 162(m) Rules to permit greater flexibility under a Bonus Program as applied to Covered Executives, the Committee may make any adjustments it deems appropriate.
(ii)Certification. Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of the Section 162(m) Rules, whether the Performance Objective and other material terms for paying amounts in respect of each Bonus Award for any Covered Executive related to that Performance Period have been achieved or met. Bonus Awards for a Covered Executive shall not be settled until the Committee has made the certification required hereby.
(iii)Maximum Amount Payable per Covered Executive. A Covered Executive shall not be granted Bonus Awards for all of the Performance Periods commencing in any one calendar year under Bonus Programs established under this Plan that permit the Covered Executive in the aggregate to be paid an amount in excess of 5,000,000.
(iv)Reduction in Bonus Award for Covered Executives. Notwithstanding the determination of the amount of a Covered Executive’s Bonus Award payable with respect to any Bonus Program, the Committee shall have the discretion to reduce or eliminate the Bonus Award otherwise payable to a Covered Executive if it determines that such a reduction or elimination of the bonus is in the best interests of the Company.
(f)Termination of Employment. In the event a Designated Employee terminates employment for any reason during a Performance Period or prior to the Bonus Award payment, he or she (or his or her Beneficiary, in the case of death) shall not be entitled to receive any Bonus Award for such Performance Period unless the Committee, in its sole and absolute discretion, elects to pay all or any part of a Bonus Award to such Designated Employee (or his or her Beneficiary, if applicable), and, in the case of a Covered Executive, only if consistent with the requirements of the Section 162(m) Rules.

6.Miscellaneous Provisions
(a)No Right Prior to Making of Bonus Award. No Designated Employee shall have any claim or right to be granted or be paid a Bonus Award under the Bonus Program until such Bonus Award is actually determined by the Committee and any conditions applicable to payment of such Bonus Award are satisfied.
(b)Unsecured Creditor Status. No Designated Employee or any other party claiming an interest in amounts earned under the Bonus Program shall have any interest whatsoever in any specific asset of the Company. To the extent that any person or entity acquires a right to receive payments under the Bonus Program, such rights shall be that of an unsecured general creditor of the Company.
(c)Non-Assignment of Awards. With the exception of payments made following the death of a Designated Employee, the rights and benefits of a Designated Employee hereunder are personal to the Designated Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.
(d)Other Company Plans. Nothing contained in this Bonus Program shall limit the ability of the Company to make payments or awards to Designated Employees under any other plan, agreement or arrangement in effect at time the Bonus Program is established or upon a subsequent date. Bonus Awards under this Bonus Program shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.
(e)No Employment Right. Neither the existence of this Plan, nor any action taken hereunder, shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or in any way interfere with or limit the right of the Company to terminate any Designated Employee’s employment at any time.
(f)Withholding. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any Bonus Award or lapse of restrictions under any Bonus Award as it may deem necessary or appropriate, in its sole discretion. The Company shall have the right to deduct from a Bonus Award or from any other amounts due the Designated Employee from the Company, any other amounts required or permitted to be withheld by law.
(g)Committee Discretion and Authority. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Bonus Program shall be determined in the sole discretion of the Committee pursuant to the Plan.
(h)Beneficiary. The Beneficiary of a Designated Employee shall be the Designated Employee’s estate, which shall be entitled to receive the Bonus Award, if any, payable under the Plan upon his or her death. A Designated Employee may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Bonus Award, if any, payable under the Plan upon his or her death, subject to the enforceability of the designation under applicable law at that time. A Designated Employee may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary as required by applicable law, by filing a new designation with the Company. Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Designated Employee’s death, and in no event shall it be effective as of a date prior to such receipt. If the Committee is in doubt as to the right of any person to receive such Bonus Award, the Company may retain such Bonus Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Bonus Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

7.Amendment and Termination
The Committee may amend, suspend, modify or terminate this Plan or a Bonus Program at any time.

8.	Effective Date
The effective date of the Plan, as amended, is the date of stockholder approval at the Company’s 2016 annual meeting.

APPENDIX C

RAYONIER ADVANCED MATERIALS INC.
INCENTIVE STOCK PLAN

1.	Purpose
The purpose of the Rayonier Advanced Materials Inc. Incentive Stock Plan, as amended, is to attract and retain highly qualified employees and directors, to motivate and reward performance that will lead to sustained increases in stockholder value, and to assume certain awards granted under equity compensation plans of Rayonier The Plan furthers opportunities for share ownership by our employees in order to increase their proprietary interest in Rayonier Advanced Materials and, as a result, their interest in our long-term success and their commitment to creating stockholder value.

2.	Definitions
When used herein, the following terms shall have the indicated meaning:
“Act” means the Securities Exchange Act of 1934.
“Award” means an award granted to any Key Employee in accordance with the provisions of the Plan in the form of Options, Rights, Performance Shares, Restricted Stock, Restricted Stock Units or any combination of the foregoing.
“Award Agreement” means the written agreement or document, including electronic communication, evidencing each Award granted to a Key Employee under the Plan.
“Beneficiary” means the estate of a Key Employee or such other beneficiary or beneficiaries lawfully designated pursuant to Section 10 to receive the amount, if any, payable under the Plan upon the death of a Key Employee.
“Board” means the Board of Directors of the Company.
“Change in Control” has the meaning set forth in Sections 9(e) and 9A(c).
“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)
“Committee” means the Compensation and Management Development Committee of the Board or such other committee as may be designated by the Board to administer the Plan.
“Company” means Rayonier Advanced Materials Inc. and its successors and assigns.
“Effective Date” has the meaning set forth in Section 17.
“Fair Market Value”, unless otherwise indicated in the provisions of this Plan, means, as of any date, the closing price for one share of Stock on the New York Stock Exchange for the most recently completed trading day or, if no sales of Stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee.
“GAAP” means U.S. Generally Accepted Accounting Principles.
“Incentive Stock Option” means a stock option qualified under Section 422 of the Code.
“Key Employee” means an employee (including any officer or director who is also an employee) of any Participating Company whose responsibilities and decisions, in the judgment of the Committee, directly affect the performance of the Company and its subsidiaries. References to the term “Key Employees” shall be read to include “Non-employee Directors” in the application of Sections 3, 5, 7, 8, and 9 through 16 of the Plan as the context may require in relationship to Awards to Non-employee Directors hereunder. Except as otherwise may be determined by the Board, a Non-employee Director’s ceasing to be a director of the Company shall be treated in the same manner as a voluntary termination of employment by a Key Employee on such date.
“Non-employee Director” means a member of the Board who is not otherwise an employee of the Company.
“Option” means an Incentive Stock Option or a non-qualified stock option awarded under Section 5 of the Plan.

“Participating Company” means the Company or any subsidiary or other affiliate of the Company; provided, however, for Incentive Stock Options only, “Participating Company” means the Company or any corporation that at the time such Option is granted qualifies as a “subsidiary” of the Company under Section 424(f) of the Code.
“Performance Goals” means or may be expressed in terms of any, but not limited to, of the following business criteria: (i) net income, (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) cash available for distribution, (vi) earnings before income taxes and depreciation, (vii) earnings before interest, taxes, depreciation and amortization, (viii) operating margins, (ix) reductions in operating expenses, (x) sales or return on sales, (xi) total stockholder return, (xii) return on equity, (xiii) return on total capital, (xiv) return on invested capital, (xv) return on assets, (xvi) economic value added, (xvii) cost reductions and savings, (xviii) increase in surplus, (xix) productivity improvements, and (xx) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee, the Performance Goals will be determined using GAAP consistently applied during a Performance Period by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.
“Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Key Employee shall become entitled to specified rights in connection with a Performance Share. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Committee may determine.
“Performance Period” means the calendar year, or such other shorter or longer period designated by the Committee, during which performance will be measured in order to determine a Key Employee’s entitlement to receive payment of a Performance Share.
“Performance Share” means a performance share awarded under Section 6 of the Plan.
“Plan” means this Rayonier Advanced Materials Inc. Incentive Stock Plan, as it may be amended, administered or interpreted from time to time.
“Plan Year” means the calendar year.
“Retirement” means an employee’s separation from service having met the age and service requirements that would have resulted in the employee’s being eligible to receive immediate retirement benefits under a Participating Company qualified defined benefit pension plan, but without regard to whether or not such employee participates in such pension plan.
“Restricted Stock” means Stock awarded under Section 7 of the Plan subject to such restrictions as the Committee deems appropriate or desirable.
“Restricted Stock Unit” means a contractual right pursuant to an Award Agreement that entitles a Key Employee or Non-Employee Director to receive shares of Stock at a future date subject to such terms and conditions as are set by the Committee, including the attainment of time vesting criteria and/or Performance Objectives, as provided in Section 6 and 7 of the Plan.
“Restriction Period” has the meaning set forth in Section 7 of the Plan.
“Right” means a stock appreciation right awarded in connection with an option under Section 5 of the Plan.
“Share Limit” has the meaning set forth in Section 3 of the Plan.
“Stock” means the common stock of the Company.

“Stockholder Approval” shall mean approval of holders of a majority of the shares of Stock represented and voting in person or by proxy at an annual or special meeting of stockholders of the Company where a quorum is present.
“Total Disability” means the complete and permanent inability of a Key Employee to perform all of his or her duties under the terms of his or her employment with any Participating Company, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
“Transfer Agreement Terms” means the provisions of the Employee Matters Agreement by and between Rayonier Inc. and Rayonier Advanced Materials Inc. addressing certain rights and obligations of the parties related to the transfer of employees from Rayonier Inc. to the Company.
“Voting Securities” means any securities of the Company that vote generally in the election of directors.

3.	Shares Subject to the Plan
(a) From and after the Effective Date, the total number of shares of Stock that may be issued pursuant to Awards under the Plan shall not exceed 4,500,000 plus the number of shares reserved for issuance for Awards under the equity compensation plans of Rayonier Inc. transferred to the Company pursuant to the Transfer Agreement Terms. The shares of Stock may be authorized, but unissued, or reacquired shares of Stock. Shares may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08, and such issuance shall not reduce the number of shares available for issuance under the Plan. No more than 1,000,000 shares of Stock may be cumulatively available for Awards of Incentive Stock Options under the Plan. For any Plan Year, no individual employee may receive (X) Awards of Options and/or Rights for more than 300,000 shares and (Y) Awards of Performance Shares, Restricted Stock and/or Restricted Stock Units (excluding Restricted Stock and Restricted Stock Units not intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code) for more than 500,000 shares (with respect to any employee, the applicable limitation is referred to as his or her “Share Limit”). The number of shares available in each category hereunder shall be subject to adjustment as provided in Section 13 in connection with a Stock split, Stock dividend, or other extraordinary transaction affecting the Stock.
(b) The maximum aggregate grant date fair value, determined in accordance with the Company’s standard accounting principles, of Awards (which pursuant to Section 4(b) are limited to Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards) made to any individual Non-employee Director with respect to any Plan Year may not exceed $300,000. Any Awards granted to an individual while he or she is an employee but not a Non-employee Director, shall not count against the foregoing limitation.
(c) Subject to the above limitations, shares of Stock to be issued under the Plan may be made available from the authorized but unissued shares, or from shares purchased in the open market. For the purpose of computing the total number of shares of Stock available for future Awards under the Plan, shares of Stock shall be reserved for issuance under outstanding Performance Shares programs at the maximum award level and counted against the foregoing limitations. If any Awards under the Plan are forfeited, terminated, expire unexercised, are settled in cash in lieu of Stock, are exchanged for other Awards or are released from a reserve for failure to meet the maximum payout under a program, the shares of Stock that were theretofore subject to or reserved for such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, expiration of such Awards or so released from a reserve. Any shares that are exchanged (either actually or constructively) by optionees as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of a stock option granted under the Plan will not be available for subsequent Awards. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for issuance under the Plan.

4.	Grant of Awards and Award Agreements
(a) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards are to be granted; (ii) determine the form or forms of Award to be granted to any Key Employee; (iii) determine the amount or number of shares of Stock subject to each Award, and (iv) determine the terms and conditions of each Award, including any Awards reflecting the awards previously granted under equity compensation plans of Rayonier Inc. assumed by the Company pursuant to the Transfer Agreement Terms.
(b) The Board shall serve to administer and interpret the Plan with respect to any grants of Awards made to Non-employee Directors. Non-employee Directors shall only be eligible for Stock Options pursuant to Section 5, Restricted Stock under Section 7 and/or Restricted Stock Units pursuant to Section 7. Non-employee Directors shall not be entitled to receive any Rights. Any such Awards, and all duties, powers and authority given to the Committee in this Plan, including those provided for in this Section 4, in Section 11 and elsewhere in the Plan, in connection with Awards to Participants shall be deemed to be given to the Board in its sole discretion in connection with Awards to Non-employee Directors. The Board may request of the Committee, its Nominating and Corporate Governance Committee or of any other Board committee comprised of independent directors, its recommendation on the level of Awards for this purpose. Except as may be specifically provided by the Board at the time of grant or in the applicable Award Agreement, the provisions of Sections 9, 14 and 15 shall not apply in respect of Awards made to Non-employee Directors.
(c) Each Award granted under the Plan shall be evidenced by a written Award Agreement. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or required by the Committee, including such covenants and agreements with respect to the subject matter of Sections 14 and 15 as the Committee may determine in its sole discretion.

5.	Stock Options and Rights
(a) With respect to Options and Rights, the Committee shall (i) authorize the granting of Incentive Stock Options, nonqualified stock options, or any combination thereof; (ii) authorize the granting of Rights that may be granted in connection with all or part of any Option granted under this Plan, either concurrently with the grant of the Option or at any time thereafter during the term of the Option; (iii) determine the number of shares of Stock subject to each Option or the number of shares of Stock that shall be used to determine the value of a Right; and (iv) determine the time or times when and the manner in which each Option or Right shall be exercisable and the duration of the exercise period.
(b) Any Option issued hereunder that is intended to qualify as an Incentive Stock Option shall be subject to such limitations or requirements as may be necessary for the purposes of Section 422 of the Code or any regulations and rulings thereunder to the extent and in such form as determined by the Committee in its discretion.
(c) Rights may be granted to any Key Employee, in the discretion of the Committee.
(d) The exercise period for Options and any related Rights shall not exceed ten years from the date of grant.
(e) The Option price per share shall be determined by the Committee at the time any Option is granted and shall be not less than the Fair Market Value of one share of Stock on the date the Option is granted.
(f) No part of any Option or Right may be exercised until the Key Employee who has been granted the Award shall have remained in the employ of a Participating Company for such period after the date of grant as the Committee may specify, if any, and the Committee may further require exercisability in installments; provided, however, the period during which a Right is exercisable shall commence no earlier than six months following the date the Option or Right is granted.
(g) The Option purchase price shall be paid to the Company at the time of exercise either in cash or Stock already owned by the optionee, or any combination thereof, having a total Fair Market Value equal to the purchase price. The Committee shall determine acceptable methods for tendering Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Stock to exercise an Option as it deems appropriate.

(h) Unless Section 9 or 9A shall provide otherwise, Rights granted to a director or officer shall terminate when such person ceases to be considered a director or officer of the Company subject to Section 16 of the Act.
(i) In case of termination of employment, the following provisions shall apply:
(A) If a Key Employee who has been granted an Option shall die before such Option has expired, his or her vested Options may be exercised in full by the person or persons to whom the Key Employee’s rights under the Option pass by will, or if no such person has such right, by his or her executors or administrators, at any time, or from time to time, in each such case, such heir, executor or administrator may exercise the Option within five years after the date of the Key Employee’s death or within such other period, and subject to such terms and conditions as the Committee may specify, but in all events not later than the expiration date specified in Section 5(d) above. Unless the Committee or the Award Agreement shall specify otherwise, unvested Options shall be forfeited as of the date of the Key Employee’s death.
(B) If the Key Employee’s employment by any Participating Company terminates because of his or her Retirement or Total Disability, he or she may exercise his or her Options in full at any time, or from time to time, within five years after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(d) above. Any such Options not fully exercisable immediately prior to such optionee’s Retirement shall become fully exercisable upon such Retirement unless the Committee, in its sole discretion, shall otherwise determine.
(C) Except as provided in Section 9 or 9A, if the Key Employee is terminated for cause as determined by the Committee, the Options shall be cancelled coincident with the effective date of the termination of employment.
(D) If the Key Employee’s employment terminates for any other reason, he or she may exercise his or her Options, to the extent that he or she shall have been entitled to do so at the date of the termination of his or her employment, at any time, or from time to time, within six months after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(d) above.
(j) No Option or Right granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an Option or Right shall be exercisable only by the Key Employee to whom the Option or Right is granted.
(k) With respect to an Incentive Stock Option, the Committee shall specify such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify such Option as an “incentive stock option” within the meaning of Section 422 of the Code.
(l) With respect to the exercisability and settlement of Rights:
(A) Upon exercise of a Right, the Key Employee shall be entitled, subject to such terms and conditions as the Committee may specify, to receive upon exercise thereof all or a portion of the excess of (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise, as determined by the Committee, over (ii) a specified amount that shall not, subject to Section 5(e), be less than the Fair Market Value of such specified number of shares of Stock at the time the Right is granted. Upon exercise of a Right, payment of such excess shall be made by the issuance or transfer to the Key Employee of whole shares of Stock with a Fair Market Value at such time equal to any excess, all as determined by the Committee. The Company will not issue a fractional share of Stock and, if a fractional share would otherwise be issuable, the Company shall pay cash equal to the Fair Market Value of the fractional share of Stock at such time.
(B) In the event of the exercise of such Right, the Company’s obligation in respect of any related Option or such portion thereof will be discharged by payment of the Right so exercised.

6.	Performance Shares
(a) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards of Performance Shares are to be made,

(ii) determine the Performance Period and Performance Objectives applicable to such Awards, (iii) determine the form of settlement of a Performance Share and (iv) generally determine the terms and conditions of each such Award. At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Stock at such date; provided that the Committee may limit the aggregate amount payable upon the settlement of any Award.
(b) The Committee shall determine a Performance Period of not less than two nor more than five years with respect to the award of Performance Shares. Performance Periods may overlap and Key Employees may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.
(c) The Committee shall determine the Performance Objectives of Awards of Performance Shares. Performance Objectives may vary from Key Employee to Key Employee and between groups of Key Employees and shall be based upon such Performance Goals as the Committee may deem appropriate. The Performance Objective shall be established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.
(d) Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code to the extent applicable, whether the Performance Objective and other material terms for paying amounts in respect of each Performance Share Award related to that Performance Period have been achieved or met. Unless the Committee determines otherwise, Performance Share Awards shall not be settled until the Committee has made the certification specified under this Section 6(d).
(e) The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Performance Share Award of any Key Employee for any reason, including, without limitation, changes in the position or duties of any Key Employee with the Participating Company during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to the Participating Company and the Key Employee, the Committee shall adjust Performance Objectives, the Performance Share Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of the definition of Performance Goal set forth in Section 2 of the Plan); provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Performance Bonus Awards to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code with respect to a particular Key Employee.
(f) At the beginning of a Performance Period, the Committee shall determine for each Key Employee or group of Key Employees the number of Performance Shares or the percentage of Performance Shares that shall be paid to the Key Employee or member of the group of Key Employees if Performance Objectives are met in whole or in part.
(g) If a Key Employee terminates service with all Participating Companies during a Performance Period because of death, Total Disability, Retirement, or under other circumstances where the Committee in its sole discretion finds that a waiver would be in the best interests of the Company, that Key Employee may, as determined by the Committee, be entitled to an Award of Performance Shares at the end of the Performance Period based upon the extent to which the Performance Objectives were satisfied at the end of such period, which Award, in the discretion of the Committee, may be maintained without change or reduced and prorated for the portion of the Performance Period during which the Key Employee was employed by any Participating Company; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Committee deems appropriate or desirable, but only to the extent consistent with the requirements of

Section 162(m) of the Code to the extent applicable in respect of such Key Employee. If a Key Employee terminates service with all Participating Companies during a Performance Period for any other reason, then such Key Employee shall not be entitled to any Award with respect to that Performance Period unless the Committee shall otherwise determine.
(h) Each Award of a Performance Share shall be paid in whole shares of Stock, with payment to commence as soon as practicable after the end of the relevant Performance Period but no earlier than following the determination made in Section 6(d) hereof. To the extent provided at the beginning of a Performance Period and in the applicable Award Agreement, dividends with respect to such Award (if any) shall be deemed invested in additional shares of Stock. Subject to the terms of the applicable program, the Award may also be paid in shares of Stock or Restricted Stock.
(i) A Key Employee shall not be granted Performance Shares for all of the Performance Periods commencing in the same calendar year that permit the Key Employee to earn Stock covering more than the Share Limit in respect of such Key Employee. In addition, separate and apart from the limit in the previous sentence, with respect to Performance Share Awards to be settled in cash, a Key Employee shall not be granted Performance Share Awards for all of the Performance Periods commencing in a calendar year that permit the Key Employee in the aggregate to earn a cash payment in excess of the Fair Market Value of the Share Limit as of the first day of the first Performance Period commencing in such calendar year.
(j) Performance Share Awards may be structured in the form of Restricted Stock Units or any substantially similar instrument evidencing the right to receive a share of Stock at some future date upon the lapse of the applicable restrictions established by the Committee or upon the satisfaction of any applicable Performance Goals established by the Committee hereunder. To the extent provided for by the Committee, the rules of Section 7 shall apply to Restricted Stock Units.

7.	Restricted Stock and Restricted Stock Units
(a) Subject to the provisions of the Plan, the Committee shall: (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards of Restricted Stock or Restricted Stock Units are to be made, (ii) determine the restrictions applicable to such Awards, including the attainment of time vesting criteria and/or Performance Objectives, (iii) determine a restriction period (after which restrictions will lapse), which shall mean a period commencing on the date the Award is granted and ending on such date as the Committee shall determine (the “Restriction Period”), (iv) determine the form of settlement of a Restricted Stock Unit, and (v) generally determine the terms and conditions of each Award of Restricted Stock and Restricted Stock Units. The Committee may provide for the lapse of restrictions in installments where deemed appropriate.
(b) Except as may be provided in the applicable Award agreement or when the Committee determines otherwise pursuant to Section 7(d), if a Key Employee terminates employment with all Participating Companies for any reason before the expiration of the Restriction Period, all shares of Restricted Stock or Restricted Stock Units still subject to restriction shall be forfeited by the Key Employee and shall be reacquired by the Company.
(c) Except as otherwise provided in this Section 7, no shares of Restricted Stock received by a Key Employee shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.
(d) In cases of death, Total Disability or Retirement or in cases of special circumstances, the Committee may, in its sole discretion when it finds that a waiver would be in the best interests of the Company, elect to waive any or all remaining restrictions with respect to such Key Employee’s Restricted Stock.
(e) The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any Award of Restricted Stock that the Key Employee shall have delivered a stock power endorsed in blank relating to the Restricted Stock.

(f) Nothing in this Section 7 shall preclude a Key Employee from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of Stock that are similarly restricted.
(g) Subject to Section 7(e) and Section 8, each Key Employee entitled to receive Restricted Stock under the Plan shall be issued a certificate for the shares of Stock. Such certificate shall be registered in the name of the Key Employee, and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Award and shall be subject to appropriate stop-transfer orders.
(h) Restricted Stock Units are contractual rights only, and no Stock will be issued unless and until the terms and conditions set by Committee are obtained.  Restricted Stock Units do not carry any rights of a stockholder, including voting rights, and unless otherwise provided in the Award Agreement, do not carry a right to receive an amount in respect of dividends.

8.	Certificates for Awards of Stock
(a) The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body that the Company shall, in its sole discretion, determine to be necessary or advisable.
(b) All certificates for shares of Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 8(b) shall not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The rules applicable to certificates hereunder shall apply equally to non-certificated shares of Stock held pursuant to any electronic, book entry or other means or record of ownership and transfer.
(c) Except for the restrictions on Restricted Stock under Section 7, each Key Employee who receives Stock in settlement of an Award of Stock, shall have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Key Employee awarded an Option, a Right, a Restricted Stock Unit or Performance Share shall have any right as a stockholder with respect to any shares covered by his or her Option, Right, Restricted Stock Unit or Performance Share prior to the date of issuance to him or her of a certificate or certificates for such shares.

9.	Change in Control Events Occurring on or before December 31, 2015
This Section 9 applies only with respect to a Change in Control occurring pursuant to a definitive agreement that is executed and delivered on or after January 1, 2016; provided, however, that for any Change in Control occurring pursuant to a definitive agreement that is executed and delivered prior to January 1, 2016, the terms of this Plan as were in effect on the date of execution and delivery of such definitive agreement shall in all events control.
Notwithstanding any provisions in this Plan to the contrary:
(a) Each outstanding Option granted under the Plan shall become immediately exercisable in full for the aggregate number of shares covered thereby and all related Rights shall also become exercisable upon the occurrence of a Change in Control and shall continue to be exercisable in full for a period of 60 calendar days beginning on the date that such Change in Control occurs and ending on the 60th calendar day following that date; provided, however, that no Option or Right shall be exercisable beyond the expiration date of its original term.
(b) Options and Rights shall not terminate and shall continue to be fully exercisable for a period of seven months following the occurrence of a Change in Control in the case of an employee who is terminated other than for just cause or who voluntarily terminates his or her employment because he or she in good faith believes that as a result of such Change in Control he or she is unable effectively to discharge the duties of the position he or she occupied just prior to the occurrence of such Change in Control. For purposes of Section 9 only, termination shall be for “just cause” only if such termination is based on fraud, misappropriation or embezzlement on the part of the employee that results in a final conviction of a felony. Under no circumstances, however, shall any Option or Right be exercised beyond the expiration date of its original term.
(c) The restrictions applicable to Awards of Restricted Stock and time vested Restricted Stock Units issued pursuant to Section 7 shall lapse upon the occurrence of a Change in Control and the Company shall issue stock certificates without a restrictive legend.
(d) Subject to any change or interpretation of the Committee under Section 16(f), if a Change in Control occurs during the course of a Performance Period applicable to an Award of Performance Shares pursuant to Section 6, then the Key Employee shall be deemed to have satisfied the Performance Objectives.
(e) For purposes of this Section 9, “Change in Control” means any one or more of the following events occurring on or before December 31, 2015:

(i)
subject to the conditions contained in the final paragraph of this definition, the filing of a report on Schedule 13D with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any person, other than the Company or any employee benefit plan sponsored by the Company, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of securities representing 20 percent or more of the total voting power represented by the Company’s then outstanding Voting Securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Voting Securities); or

(ii)
the purchase by any person, other than the Company or any employee benefit plan sponsored by the Company, of shares pursuant to a tender offer or exchange offer to acquire any Voting Securities of the Company (or securities convertible into such Voting Securities) for cash, securities, or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of securities representing 20 percent or more of the total voting power represented by the Company’s then outstanding Voting Securities (all as calculated under clause (i)); or

(iii)
the approval by the stockholders of the Company, and the subsequent occurrence, of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger of the Company in which holders of shares of Stock immediately prior to the merger have the same proportionate ownership of shares of common stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which shares of Stock would be converted into cash, securities, or other property, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv)
a change in the composition of the Board of the Company at any time during any consecutive 24-month period such that “continuing directors” cease for any reason to constitute at least a 70 percent majority of the Board.

For purposes of this definition of “Change in Control,” the term “Voting Securities” means any securities of the Company that vote generally in the election of members of the Board and the term “continuing directors” means those members of the Board who either were directors at the beginning of a consecutive 24-month period or were elected during such period by or on the nomination or recommendation of at least a 70 percent majority of the then-existing Board. So long as there has not been a Change in Control within the meaning of clause (iv) above, the Board may adopt by a 70 percent majority vote of the “continuing directors” a resolution to the effect that the occurrence of an event described in clause (i) (a “Clause (i) Event”) does not constitute a “Change in Control” (an “Excluding Resolution”) or a resolution to the effect that the occurrence of a Clause (i) Event does constitute a “Change in Control” (an” Including Resolution”). The adoption of an Excluding Resolution with respect to any Clause (i) Event shall not deprive the Board of the right to adopt an Including Resolution with respect to such Clause (i) Event at a later date. A Clause (i) Event shall not in and of itself constitute a “Change in Control” until the earlier of (x) the effective date of an Including Resolution with respect thereto or (y) the passage of a period of 30 calendar days after the occurrence thereof without an Excluding Resolution having been adopted with respect thereto; notwithstanding the adoption of an Excluding Resolution within the 30-day period referred to in (y), an Including Resolution may subsequently be adopted with respect to the relevant Clause (i) Event while it continues to exist, in which event a “Change in Control” shall be deemed to have occurred for purposes of this definition upon the effective date of such Including Resolution. The provisions of this paragraph of the definition of “Change in Control” relate only to situations where a Clause (i) Event has occurred and no Change in Control within the meaning of clause (ii), (iii), or (iv) of the preceding paragraph has occurred, and nothing in this paragraph shall derogate from the principle that the occurrence of an event described in clause (ii), (iii), or (iv) of the preceding paragraph shall be deemed an immediate Change in Control regardless of whether or not a Clause (i) Event has occurred and an Excluding Resolution or Including Resolution become effective.

9A.	Change in Control Events Occurring on or After January 1, 2016
This Section 9A applies only with respect to a Change in Control occurring on or after January 1, 2016 (other than those Change in Control events otherwise covered by Section 9). Notwithstanding any provisions in this Plan to the contrary:
(a) Options and Rights shall not terminate and shall continue to be fully exercisable for a period of seven months following the occurrence of a Change in Control in the case of an employee who is terminated other than for just cause or who voluntarily terminates his or her employment because he or she in good faith believes that as a result of such Change in Control he or she is unable effectively to discharge the duties of the position he or she occupied just prior to the occurrence of such Change in Control. For purposes of Section 9A only, termination shall be for “just cause” only if such termination is based on fraud, misappropriation or embezzlement on the part of the employee that results in a final conviction of a felony. Under no circumstances, however, shall any Option or Right be exercised beyond the expiration date of its original term.
(b) Subject to any change or interpretation of the Committee under Section 16(f), if a Change in Control occurs during the course of a Performance Period applicable to an Award of Performance Shares pursuant to Section 6, then the Key Employee shall be deemed to have satisfied the Performance Objectives at target, if and only if actual performance through the effective date of the Change in Control meets or exceeds the targets (as modified based upon the portion of the Performance Period that has elapsed).

(c) For purposes of this Section 9A, “Change in Control” means any one or more of the following events occurring on or after January 1, 2016:

(i)
subject to the conditions contained in the final paragraph of this definition, the filing of a report on Schedule 13D with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any person, other than the Company or any employee benefit plan sponsored by the Company, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of securities representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding Voting Securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Voting Securities); or

(ii)
the purchase by any person, other than the Company or any employee benefit plan sponsored by the Company, of shares pursuant to a tender offer or exchange offer to acquire any Voting Securities of the Company (or securities convertible into such Voting Securities) for cash, securities, or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of securities representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding Voting Securities (all as calculated under clause (i)); or

(iii)
the approval by the stockholders of the Company, and the subsequent occurrence, of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger of the Company in which holders of shares of Stock immediately prior to the merger have the same proportionate ownership of shares of common stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which shares of Stock would be converted into cash, securities, or other property, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv)
a change in the composition of the Board of the Company at any time during any consecutive 24-month period such that “continuing directors” cease for any reason to constitute at least a 70 percent majority of the Board.

For purposes of this definition of “Change in Control,” the term “Voting Securities” means any securities of the Company that vote generally in the election of members of the Board and the term “continuing directors” means those members of the Board who either were directors at the beginning of a consecutive 24-month period or were elected during such period by or on the nomination or recommendation of at least a 70 percent majority of the then-existing Board. So long as there has not been a Change in Control within the meaning of clause (iv) above, the Board may adopt by a 70 percent majority vote of the “continuing directors” a resolution to the effect that the occurrence of an event described in clause (i) (a “Clause (i) Event”) does not constitute a “Change in Control” (an “Excluding Resolution”) or a resolution to the effect that the occurrence of a Clause (i) Event does constitute a “Change in Control” (an” Including Resolution”). The adoption of an Excluding Resolution with respect to any Clause (i) Event shall not deprive the Board of the right to adopt an Including Resolution with respect to such Clause (i) Event at a later date. A Clause (i) Event shall not in and of itself constitute a “Change in Control” until the earlier of (x) the effective date of an Including Resolution with respect thereto or (y) the passage of a period of 30 calendar days after the occurrence thereof without an Excluding Resolution having been adopted with respect thereto; notwithstanding the adoption of an Excluding Resolution within the 30-day period referred to in (y), an Including Resolution may subsequently be adopted with respect to the relevant Clause (i) Event while it continues to exist, in which event a “Change in Control” shall be deemed to have occurred for purposes of this definition upon the effective date of such Including Resolution. The provisions of this paragraph of the definition of “Change in Control” relate only to situations where a Clause (i) Event has occurred and no Change in Control within the meaning of clause (ii), (iii), or (iv) of the preceding paragraph has occurred, and nothing in this paragraph shall derogate from the principle that the occurrence of an event described in clause (ii), (iii), or (iv) of the preceding paragraph shall be deemed an immediate Change in Control regardless of whether or not a Clause (i) Event has occurred and an Excluding Resolution or Including Resolution become effective.

10.	Beneficiary
The Beneficiary of a Key Employee shall be the Key Employee’s estate, which shall be entitled to receive the Award, if any, payable under the Plan upon his or her death. A Key Employee may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Award, if any, payable under the Plan upon his or her death, subject to the enforceability of the designation under applicable law at that time. A Key Employee may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary as required by applicable law, by filing a new designation with the Company. Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Key Employee’s death, and in no event shall it be effective as of a date prior to such receipt. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

11.	Administration of the Plan
(a) Each member of the Committee shall be both a member of the Board, a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) under the Act or successor rule or regulation and an “outside director” within the meaning of Section 162(m) of the Code.
(b) All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.
(c) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder shall be, except as otherwise determined by the Board, final, conclusive and binding on all persons for all purposes.
(d) The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Key Employees, whether or not such Key Employees are similarly situated.

(e) The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate; provided, however, that the Committee may not delegate its responsibility (i) to make Awards to executive officers of the Company; (ii) to make Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code; or (iii) to certify the satisfaction of Performance Objectives pursuant to Section 6(d) or in accordance with Section 162(m) of the Code. The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of the Company.
(f) If a Change in Control has not occurred and if the Committee determines that a Key Employee has taken action inimical to the best interests of any Participating Company, the Committee may, in its sole discretion, terminate in whole or in part such portion of any Option (including any related Right) as has not yet become exercisable at the time of termination, terminate any Performance Share Award for which the Performance Period has not been completed or terminate any Award of Restricted Stock or Restricted Stock Unit for which the Restriction Period has not lapsed.

12.	Amendment, Extension or Termination
The Board may, at any time, amend or terminate the Plan and, specifically, may make such modifications to the Plan as it deems necessary to avoid the application of Section 162(m) of the Code and the Treasury regulations issued thereunder. However, no amendment shall, without approval by a majority of the Company’s stockholders, (a) alter the group of persons eligible to participate in the Plan, (b) except as provided in Section 13 increase the maximum number of shares of Stock that are available for Awards under the Plan, or (c) except for adjustments pursuant to Section 13 or as otherwise provided for in the Plan, decrease the Option price for any outstanding Option or Right after the date the Option or Right is granted, or cancel or accept the surrender of any outstanding Option or Right at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Award, cash or other property or the grant of a new Option or Right with a lower price than the Option or Right being surrendered. If a Change in Control has occurred, no amendment or termination shall impair the rights of any person with respect to a prior Award.

13.	Adjustments in Event of Change in Common Stock and Change in Control
(a) Adjustments. In the event of any recapitalization, reclassification, split-up or consolidation of shares of Stock or stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, the Committee shall make such adjustments in the Stock subject to Awards, including Stock subject to purchase by an Option, or the terms, conditions or restrictions on Stock or Awards, including the price payable upon the exercise of such Option, as the Committee deems equitable; provided however, that in the event of a stock split, stock dividend or consolidation of shares, the number of shares subject to an outstanding Option and the exercise price thereof, and the number of outstanding Performance Shares, shall be proportionately adjusted to reflect such action. With respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without a loss of deductibility for such Awards under Section 162(m) of the Code.

(b) Change in Control. In the event of a Change in Control to which Section 9A applies, each outstanding Award will be treated as the Committee determines in its sole discretion, including, without limitation, that each Award be assumed or cancelled or that substantially equivalent Awards be substituted by the successor corporation. In taking any action permitted under this Section 13(b), the Committee will not be required to treat all Awards similarly in the transaction.

14.    Forfeiture of Gains on Exercise
Except following a Change in Control, if the Key Employee terminates employment in breach of any covenants and conditions subsequent set forth in Section 15 and becomes employed by a competitor of the Company within one year after the date of exercise of any Option or the receipt of any Award, the Key Employee shall pay to the Company an amount equal to any gain from the exercise of the Option or the value of the Award other than Options, in each case measured by the amount reported as taxable compensation to the Key Employee by the Company for federal income tax purposes and in the case of Options that are incentive stock options, in an amount equal to the amount that would have been reported as taxable income were such Options not incentive stock options, and in each case without regard to any subsequent fluctuation in the market price of the shares of Stock. Any such amount due hereunder shall be paid by the Key Employee within thirty days of becoming employed by a competitor. By accepting an Option or other Award hereunder, the Key Employee is authorizing the Company to withhold, to the extent permitted by law, the amount owed to the Company hereunder from any amounts that the Company may owe to the Key Employee in any capacity whatsoever.

15.	Conditions Subsequent
Except after a Change in Control, the exercise of any Option or Right and the receipt of any Award shall be subject to the satisfaction of the following conditions subsequent: (i) that Key Employee refrain from engaging in any activity that in the opinion of the Committee is competitive with any activity of the Company or any Subsidiary, excluding any activity undertaken upon the written approval or request of the Company, (ii) that Key Employee refrain from otherwise acting in a manner inimical or in any way contrary to the best interests of the Company, and (iii) that the Key Employee furnish the Company such information with respect to the satisfaction of the foregoing conditions subsequent as the Committee shall reasonably request. In addition, except as may otherwise be excused by action of the Committee, the Key Employee by the exercise of the Option or the receipt of the Award agrees to remain in the employ of the Company, unless earlier terminated by the Company or by the Key Employee by reason of his or her death, disability or retirement.

16.	Miscellaneous
(a) Nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of any Participating Company or interfere in any way with the right of any Participating Company to terminate his or her employment at any time. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of any Participating Company for the benefit of its employees unless the Company shall determine otherwise. No Key Employee shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as provided in Section 7(e) with respect to Restricted Stock.
(b) The Committee may cause to be made, as a condition precedent to the payment of any Award, or otherwise, appropriate arrangements with the Key Employee or his or her Beneficiary, for the withholding of any federal, state, local or foreign taxes.
(c) The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.
(d) The terms of the Plan shall be binding upon the Company and its successors and assigns.
(e) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(f) To the extent Awards issued under the Plan are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year, the Committee may, without stockholder approval, amend the Plan retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to the Plan.
(g) To the extent applicable, the Plan is intended to be compliant with the requirements of Section 409A of the Code, and the Plan and Award Agreements shall be interpreted and administered accordingly, though no guarantee or warranty of such compliance is made to any individual.

17.	Effective Date, Term of Plan and Stockholder Approval
This Plan was originally effective as of June 28, 2014 (the “Effective Date”). The effective date of the Plan, as amended, is the date of Stockholder Approval at the Company’s 2016 annual meeting. Unless the Company determines otherwise, the Plan shall be submitted to the Company’s stockholders for Stockholder Approval at such time as may be required by Section 162(m) of the Code and in accordance with the requirements thereof.

APPENDIX D
Rayonier Advanced Materials Inc. Audit Committee
Policies and Procedures

Pre-approval of Services Provided by the Independent Auditor

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.
The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.

3.
When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Annual audits of the Company’s defined benefit and savings plans,

e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws, and

f.	Subscription services for technical accounting resources and updates.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

D--1

RAYONIER Advanced Materials™

RAYONIER ADVANCED MATERIALS INC
1301 RIVERPLACE BLVD
Suite 2300
JACKSONVILLE, FL 32207

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees		For	Against	Abstain
1A	C. David Brown, II	☐	☐	☐
1B	Thomas I. Morgan	☐	☐	☐
1C	Lisa M. Palumbo	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 6.

NOTE: Properly executed proxies will be voted on such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name where indicated below, including any joint owners. If signing as an attorney, executor, administrator or other fiduciary, please give your full title. If signing as an entity, please have an authorized signatory sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000284304_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

RAYONIER ADVANCED MATERIALS INC
Annual Meeting of Stockholders
May 23, 2016 4:00 PM
This proxy is solicited by the Board of Directors

By signing this card, I (we) hereby (i) authorize PAUL G. BOYNTON, MICHAEL R. HERMAN and FRANK A. RUPERTO, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct Reliance Trust Company, Trustee under the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees, the Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees and the Rayonier Investment and Savings Plan for Salaried Employees, to vote in person or by proxy all shares of Common Stock of Rayonier Advanced Materials Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which properly come before the Annual Meeting of Stockholders of Rayonier Advanced Materials to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Monday, May 23, 2016 at 4:00 p.m., Eastern Daylight Time, or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

The stock represented by this proxy when properly executed by the Stockholder(s) will be voted in the manner directed herein. **If no direction is made, this proxy will be voted "FOR" all nominees and "FOR" all proposals.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

0000284304_2 R1.0.1.25

(Continued, and to be signed and dated, on reverse side.)